Exhibit 10.24.1

CREDIT AGREEMENT

dated as of

November 21, 2011

between

LIGHTNING DOCK GEOTHERMAL HI-01, LLC,

and

ORMAT NEVADA INC.,

LIGHTNING DOCK CREDIT AGREEMENT

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APPENDIX A	-	Insurance
APPENDIX B	-	Real Estate Documents

EXHIBIT A	-	Form of Financial Statement Certificate
EXHIBIT B-1	-	Form of Consent to Assignment (Additional Material Project Document)
EXHIBIT B-2	-	Opinion Coverage (Additional Material Project Document)
EXHIBIT B-3	-	Form of Consent to Assignment (BLM Leases)
EXHIBIT C	-	[Reserved]
EXHIBIT D	-	Operating Statements and Report Requirements
EXHIBIT E	-	Form of Subordination Agreement
EXHIBIT F		Form of Accounts Agreement

SCHEDULE 3.04	-	Authorizations

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SCHEDULE 3.06	-	Litigation
SCHEDULE 3.10	-	Real Property
SCHEDULE 3.11	-	Taxes
SCHEDULE 4.01(f)	-	Form of Legal Opinions
SCHEDULE 4.01(h)	-	Title Matters
SCHEDULE 4.02(i)	-	Project Documents Requiring Consent to Assignment from the Applicable Counterparty
SCHEDULE 5.22	-	Wellfield

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This Credit Agreement (this “Agreement”), dated as of November 21, 2011 (the “Effective Date”), is entered into by and between (i) LIGHTNING DOCK GEOTHERMAL HI-01, LLC, a Delaware limited liability company (the “Company”), and (ii) ORMAT NEVADA INC., a Delaware corporation (“Ormat”).

RECITALS

WHEREAS, the Company is developing a geothermal power plant in Hidalgo County, New Mexico with a planned generation capacity of approximately fourteen and seventy five hundredths (14.75) MW (net);

WHEREAS, the Company and Ormat have entered into that certain Engineering, Procurement and Construction Contract, dated as of the date hereof (the “EPC Contract”), pursuant to which Ormat and the Company have agreed, inter alia, that Ormat will provide all engineering, design, procurement, construction and related services and will supply all equipment for the construction of the power plant on a lump-sum, fixed price, turnkey basis, all subject to and in accordance with the terms and conditions set forth in the EPC Contract;

WHEREAS, Ormat has agreed to defer the payment of amounts due to Ormat under the EPC Contract as set forth therein; and

WHEREAS, Ormat and the Company desire to enter into this Agreement and the other Financing Documents (as hereinafter defined) to provide for payments under this Agreement and to secure the payment obligations of the Company under this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means, the “Collateral Accounts” (including sub-accounts thereof) and any other account opened pursuant to the Accounts Agreement.

“Accounts Agreement” means the Accounts Agreement in substantially the form attached hereto as Exhibit F, with such changes that may be requested by Depositary that are acceptable to the Company and Ormat, acting reasonably.

“Additional Project Document” means any contract or agreement relating to the Project entered into by the Company subsequent to the Effective Date (including any Replacement Project Document), providing for monetary obligations in excess of One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year or which provides for non-monetary obligations, the non-performance of which could reasonably be expected to have a Material Adverse Effect.

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For purposes of this definition, indemnity, guaranty or similar obligations of the Company subject to a maximum dollar amount shall be computed in such amount, and all other indemnity, guaranty or similar obligations of the Company shall be computed in the amount thereof which could, at the time such agreement is entered into, reasonably be expected to become due and payable under normal circumstances.

“Advance Amount” means, as of any date, the sum, without duplication, of (a) the total amount of payment obligations of the Company to Ormat under (i) the EPC Contract (determined in accordance with the EPC Contract and including all amounts set forth in invoices by Ormat and payable by the Company (but not yet paid to Ormat) under the EPC Contract) and (ii) this Agreement, minus (b) the total amount of payment obligations of Ormat to the Company, including any liquidated damages, under, and as determined in accordance with, the EPC Contract. The Advance Amount shall be reduced by any optional prepayments, mandatory prepayments or deemed prepayments made by or on behalf of the Company pursuant to Section 2.04, but only to the extent such amounts were not taken into account in making the calculation in the first sentence of this definition. For the avoidance of doubt, any amounts that have been disputed and are subject to the dispute resolution proceedings under the EPC Contract shall not be included in the Advance Amount until such proceedings are resolved.

“Affected Property” means any Property of the Company that suffers an Event of Loss.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

“Agreed Model” shall have the meaning provided in the EPC Contract.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as the same may be amended (including any of the foregoing pertaining to land use or zoning restrictions).

“Authorization” means any consent, waiver, registration, filing, agreement, notarization, certificate, license, tariff, approval, permit, authorization, exception or exemption from, by or with any Governmental Authority, whether provided by express action or deemed provided by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the person or persons authorized to act on behalf of such Person with respect to such matter by the governing body of such Person.

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“Bankruptcy Code” means Title 11 of the United States Code and any other federal, state or foreign bankruptcy, insolvency, rehabilitation, liquidation or similar laws, now or hereafter in effect.

“BLM Leases” means the agreements with the Bureau of Land Management identified on Appendix B.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day, other than (a) a Saturday or Sunday or a public holiday or (b) a day on which commercial banks in the States of Nevada, New Mexico or New York are authorized or required to be closed.

“Capital Expenditures” means expenditures to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) computed in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for, or convertible into, any of the foregoing.

“Cash Grant” means the cash grant from the U.S. Department of the Treasury under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 (or any successor or replacement to such cash grant) with respect to Company’s investment in the construction of the Project.

“Cash Grant Guidance” means the guidance issued on July 9, 2009 (as revised March 2010) by the U.S. Department of the Treasury, the Frequently Asked Questions and Answers issued by the U.S. Treasury Department on January 8, 2010 and June 25, 2010 and any clarification, amendment, addition or supplement issued by the U.S. Department of the Treasury or any other Governmental Authority with jurisdiction over the program, each with respect of the Cash Grant program or any successor or replacement program.

“Cash Grant Proceeds” means the cash proceeds of the Cash Grant received by the Company.

“Cash Grant Terms and Conditions” means the terms and conditions to which the Company must agree in order to qualify for and receive a Cash Grant with respect to the Project.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement.

“Change of Control” means a “Change of Control” as defined in the EPC Contract.

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“Change Order” means any “Change in Work” (as defined in the EPC Contract) which has the effect of increasing the price or extending the time for performance thereunder or which results in additional payment by the Company to Ormat.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means, collectively, all collateral described in the Security Documents (including the “Account Collateral” under the Accounts Agreement).

“Collection Expenses” means all reasonable out-of-pocket costs or expenses (if any) and, if applicable, reasonable transaction costs, incurred by the Company in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt and/or collection of the relevant proceeds, as applicable.

“Company” has the meaning assigned to such term in the preamble hereto.

“Company Cash Sweep Period” means the period beginning on the Effective Date and ending on the date that is 180 days after the date of Final Acceptance.

“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to the Project unless such taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action or proceeding is diligently contested in good faith by the Company and during the period of such contest, the enforcement of any contested item is effectively stayed.

“Consents to Assignment” means (a) each Consent to Assignment executed by a Project Party listed on Schedule 4.02(i) substantially in the form of Exhibit B-1 (except, in the case of the BLM Leases, substantially in the form of Exhibit B-3) or, in each case, otherwise in form and substance reasonably satisfactory to Ormat and (b) each Consent to Assignment (substantially in the form of Exhibit B-1 or otherwise satisfactory to Ormat, unless, solely in the case of a Consent to Assignment in respect of a Replacement Project Document, such Consent to Assignment is substantially in the form of the Consent to Assignment initially received in respect of the replaced Material Project Document) entered into with a Project Party pursuant to Section 6.10(e) in connection with any Additional Project Document that is a Material Project Document.

“Contractor Acquired Permits” has the meaning assigned to such term in the EPC Contract.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Credits” means any credits, credit certificates or similar items such as those for greenhouse gas reduction, or the generation of green power or renewable energy, as well as any capacity credits, renewable energy credits, tradable generation rights, pollution/emission credits or other associated benefits, in each case created and defined by a Governmental Authority, and/or its specified replacement for such purposes, but specifically excluding any and all state tax credits and production tax credits, investment tax credits and any other tax credits or tax benefits which are or will be generated by the Project.

“Default” means any event or condition that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Depositary” means Wells Fargo, N.A., in its capacity as depositary and securities intermediary pursuant to the Accounts Agreement.

“Development” means the ownership, development, construction, testing, operation, maintenance and use of the Project and the Site by the Company, compliance with the Material Project Documents by the Company and the financing of the Project by the Company.

“Disposition” has the meaning assigned to such term in Section 2.04(b)(iv).

“Disposition Proceeds Sub-Account” has the meaning assigned to such term in the Accounts Agreement.

“Disqualified Person” means (a) a federal state or local government (or political subdivision, agency or instrumentality thereof), (b) an organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) an entity described in paragraph (4) of Section 54(j) of the Code, (d) a real estate investment trust, as defined in Section 856(a) of the Code, (e) a regulated investment company, as defined in Section 851(a) of the Code, or (f) a partnership or other “pass-thru entity” (within the meaning of paragraph (g)(4) of Section 1603 of the American Recovery and Reinvestment Tax Act of 2009) any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization described in (a) through (e) above unless such person owns an indirect interest in the Company through a “taxable C corporation” (other than a regulated investment company), as that term is used in the Cash Grant Guidance; provided, that if and to the extent the definition of “Disqualified Person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009 is amended and such amendment is applicable to the Cash Grant, the definition of “Disqualified Person” under this Agreement shall be interpreted to conform to such amendment and any Cash Grant Guidance with respect thereto.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Drilling Budget” has the meaning assigned to such term in Section 4.01(n)(i).

“Drilling Schedule” has the meaning assigned to such term in Section 4.01(n)(ii).

“Economic Interest” means the direct or indirect ownership by one Person of the Capital Stock of another Person.

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“ECS” has the meaning assigned to such term in Section 4.01(u).

“Effective Date” has the meaning assigned to such term in the preamble hereto.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, environmental permit or Hazardous Materials or arising from alleged injury or threat of injury to natural resources, human health or safety or the environment.

“Environmental Consultant” means EarthTouch, Inc. with respect to the ECS and, with respect to the Phase 2 Report, a qualified environmental consultant reasonably satisfactory to Ormat.

“Environmental Law” means any national, state, municipal, departmental or local statute, law, ordinance, rule, regulation, code, order, judgment, decree or Authorization by any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, natural resources, the environment, health, safety or Hazardous Materials, each as the same may be amended and now or hereafter in effect.

“EPC Contract” has the meaning assigned to such term in the recitals hereto.

“Equity Contribution” means any equity contribution provided to the Company by the Sponsor or an Affiliate of the Sponsor or any other holder of Capital Stock in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means the occurrence of any one or more of the following (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to any Plan (other than an event for which the 30-day notice period is waived by regulation); (ii) any failure by any Plan to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (iii) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administer of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan or the occurrence of any event or condition which could reasonably be expected in the judgment of Ormat to constitute grounds under ERISA for the termination of, or the appointment of a trustee or administrator for, any Plan, (iv) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, exceeds Five Million Dollars ($5,000,000), (v) the incurrence by Company or any ERISA Affiliate of any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (within the meaning of

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Section 3(3) of ERISA), (vi) the partial or complete withdrawal by the Company or any ERISA Affiliate from any Multiemployer Plan, (vii) the establishment or amendment by Company of any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder, or (viii) the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions.

“Event of Abandonment” means, at any time after Final Acceptance, (a) the written announcement by the Company of a decision to abandon or indefinitely defer, or the abandonment of, the construction or completion or operation of all or any material part of the Project for any reason or (b) the suspension for a continuous period of more than sixty (60) consecutive days of the construction or completion or operation of all or any material part of the Project (excluding any period of suspension resulting from events of force majeure (under and as defined in any of the Project Documents), any Event of Loss, scheduled maintenance of the Project, repairs to the Project (whether or not scheduled), forced outages or scheduled outages of the Project or any other involuntary suspension of work contemplated under the Project Documents).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of, any Property of the Company.

“Excluded Taxes” means, with respect to any payment to be made by or on account of any obligation of the Company hereunder, (a) income, franchise, capital, or similar taxes imposed on (or measured by) the net income of the recipient or beneficial owner of such payment by the United States of America (or any subdivision thereof or therein), or by the jurisdiction under the laws of which such recipient or beneficial owner is organized, in which its principal office is located, or in which it is engaged in a trade or business, or any subdivision of any thereof or therein (b) any branch profits taxes imposed by the jurisdictions listed in clause (a) of this definition, (c) any Taxes imposed as a result of the failure of the recipient or beneficial owner of such payment to furnish any form, documentation or information required by Section 2.06(e), (d) any U.S. Federal withholding Taxes or deductions imposed or collected by Sections 1471 – 1474 of the Code or as a result of the Foreign Account Tax Compliance Act (“FATCA”) or any regulation that may be promulgated from time to time in connection with FATCA, and (e) any withholding Taxes or deductions imposed by the laws of the United States of America that are in effect (i) as of the date of this Agreement, (ii) as of the date the recipient of such a payment becomes a party to this Agreement, or (iii) as of the date that the beneficial owner of such a payment becomes the beneficial owner of any portion of any Advance Amount hereunder.

“Excusable Event” has the meaning assigned to such term in the EPC Contract.

“FERC” means the Federal Energy Regulatory Commission, and any successor entity performing similar functions.

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“Final Acceptance” means “Final Acceptance” as defined in the EPC Contract.

“Financing Documents” means this Agreement and the Security Documents.

“Force Majeure Event” means a “Force Majeure Event” as defined in the EPC Contract.

“FPA” has the meaning assigned to such term in Section 3.14(b).

“Funding Date” has the meaning assigned to such term in the Accounts Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authority” means any applicable, federal, state, and local governments and all agencies, authorities, departments, instrumentalities, or courts of the foregoing, lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or other subdivisions of any of the foregoing having jurisdiction over the Site, the Project or the Company.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the Capital Stock of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to insure a creditor against loss, and including the issuance by a bank or other financial institution of a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets or the execution of any contracts or agreements permitted under this Agreement. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hazardous Materials” means any hazardous or toxic substances, chemicals, materials or wastes defined, listed, classified or regulated as such in or under any Environmental Laws, including: (a) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form or condition, urea formaldehyde foam insulation and polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “regulated substance”, “hazardous constituent”, “hazardous substance”, “radioactive substance”, “pesticide”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, including by reason of deleterious properties, ignitability, corrosiveness, reactivity, carcinogenicity or reproductive toxicity, under any applicable Environmental Law and (c) any other chemical, material or substance, import, storage, transport, use or disposal of, or exposure to or Release of which is prohibited, limited or otherwise regulated under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law.

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“Impairment” means, with respect to any Transaction Document or any Authorization by any Governmental Authority, the rescission, termination, cancellation, repeal, invalidity or unenforceability thereof. The verb “Impair” shall have a correlative meaning.

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within 90 days, (d) liabilities under interest rate or currency swap agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above Guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of this definition, the amount of the liability of such Person with respect to any swap agreement (or similar agreement or arrangement) at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such swap agreement were terminated at such time.

“Indemnified Party” has the meaning assigned to such term in Section 8.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interconnection Agreement” means the Distribution Generator Interconnection and Transmission Agreement, between Columbus Electric Cooperative Inc. and the Company, to be entered into prior to the Phase Two Date.

“Interest Payment Period” means the period beginning on the date immediately following the last date of the Company Cash Sweep Period and ending on the date that is two (2) years thereafter.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, preferential arrangement or other encumbrance upon or with respect to any property of any kind,

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real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of the relevant jurisdiction).

“Loss Proceeds” means insurance proceeds, Condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance, delay in start-up insurance and business interruption insurance and other payments for interruption of operations) with respect to any Event of Loss.

“Material Adverse Effect” means a material adverse effect on (i) the validity or priority of the Liens granted under the Security Documents, (ii) the Company’s ability to observe and perform any of its material obligations under the Financing Documents or (iii) the ability of Ormat to enforce its material rights and remedies under the Financing Documents.

“Material Project Documents” means the Power Purchase Agreement (upon designation of the same by the Company), the EPC Contract, the Interconnection Agreement (upon execution thereof), the Real Estate Documents, the O&M Agreement, Wellfield drilling agreements and any Replacement Project Document in replacement of any of the foregoing.

A “Material Project Document” shall also include any Additional Project Document providing for monetary obligations in excess of One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year or which provides for non-monetary obligations of the Company, the non-performance of which could reasonably be expected to have a Material Adverse Effect. For purposes of this definition, indemnity, guaranty or similar obligations of the Company subject to a maximum dollar amount shall be computed at such amount, and all other indemnity, guaranty or similar obligations of the Company shall be computed at the amount thereof which could, at the time such agreement is entered into, reasonably be expected to become due and payable under normal circumstances.

“Maturity Date” means the last date of the Interest Payment Period.

“Member” means Los Lobos Renewable Power, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means the Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the date hereof, between the Company and Ormat.

“Multiemployer Plan” means a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

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“Net Available Amount” means:

(i) in case of any Event of Loss, the aggregate amount of Loss Proceeds received by the Company in respect of such Event of Loss, net of Collection Expenses in connection with the collection of such Loss Proceeds;

(ii) in the case of any Project Document Claim, the aggregate amount received by the Company in respect of such Project Document Claim, net of Collection Expenses in connection with the collection of such amount; and

(iii) in the case of any Disposition, the aggregate amount received by the Company in respect of such Disposition, net of Collection Expenses in connection with such Disposition.

“Non-Recourse Parties” has the meaning assigned to such term in Section 8.15(a).

“O&M Agreement” means the Operations and Maintenance Agreement to be entered into between the Company and the Operator.

“Officer’s Certificate” means a certificate signed by an Authorized Representative of the Company.

“Operating Account” has the meaning assigned to such term in the Accounts Agreement.

“Operating and Maintenance Expenses” means expenses of administering and operating the Project and the Company’s Properties and of maintaining such Properties and the Project in good repair and operating condition, including insurance costs, fuel, power, transmission and capacity expenses, costs and fees attendant to the acquisition and maintenance of any Authorizations, fees, costs and expenses under the relevant Material Project Documents, salaries and wages, legal, accounting and other professional fees attendant to any of the foregoing items, Capital Expenditures and overhead expenses included in any Operating Budget approved in accordance with Section 5.18. Operating and Maintenance Expenses shall exclude: (i) payments to be made into any of the Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) payments of interest on the Advance Amount and (iv) any payments relating to the drilling of the Wellfield.

“Operating Budget” means a budget covering a fiscal year of the Company detailed by month, prepared by the Company and submitted in accordance with Section 5.19, covering (a) Operating and Maintenance Expenses (including a reasonable allowance for contingencies) and interest on the Advance Amount expected to be incurred by the Company, and (b) Project Revenues expected to be received by the Company, in each case during the relevant fiscal year of the Company to which such budget applies.

“Operator” means Raser Technologies Operating Company, Inc.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Capital Expenditures” means Capital Expenditures that are set forth in the applicable Construction Budget or Operating Budget approved in accordance with the terms hereof.

“Permitted Investments” means an investment denominated in Dollars in any of the following: (i) direct obligations of, or obligations the principal of, and interest on, which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 180 days from the date of acquisition thereof; (ii) investment in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, the highest short-term credit rating obtainable from S&P and from Moody’s; (iii) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any United States office of any commercial bank organized under the laws of any member nation of the Organization of Economic Cooperation and Development, and having, at the date of acquisition thereof, a combined capital and surplus and undivided profits of not less than the U.S. $/Foreign Currency equivalent of Two Hundred Fifty Million Dollars ($250,000,000); (iv) either (x) direct and general obligations of any State of the United States of America or any municipality or other political subdivision thereof or debt obligations of corporations organized within the United States of America, in each case if at the time of acquisition such obligation bears the highest credit rating of either S&P or Moody’s or (y) other obligations issued by or on behalf of any State of the United States of America or any municipality or other political subdivision thereof if at the time of acquisition such obligations have been refunded by investments irrevocably deposited in investments bearing the highest credit rating of either S&P or Moody’s, and in the case of either (x) or (y), maturing within 180 days of the acquisition thereof; (v) mutual or money market funds, managed by reputable sponsors, comprised and which are required by their constituent documents to be comprised, at least ninety-five percent (95%) of investments of the type described in paragraph (i), (ii), (iii), or (iv) above; (vi) obligations to resell under repurchase agreements with a maturity not in excess of 180 days pursuant to a written agreement with respect to any security of the type described in clauses (i), (ii), (iii) or (iv) above; and (vii) other investments similar to those listed in clauses (i) – (vi) above and approved in writing by Ormat.

“Permitted Lien” means any of the following:

(a) Liens arising by reason of:

(i) taxes, assessments or governmental charges that are not yet due and payable or are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and, in either case, in respect of which appropriate reserves are being maintained in accordance with GAAP;

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(ii) security in the ordinary course of business for payment of workmen’s compensation or other types of social security benefits; or

(iii) minor defects, easements, rights of way, restrictions, irregularities, encumbrances and clouds on title and statutory liens reflected in the Title Policy or that do not materially impair the property affected thereby, do not materially detract from the value of the affected property, do not individually or in the aggregate materially impair the value of the security interests granted under the Security Documents and do not materially interfere with the ordinary conduct of business of the Company or the Development of the Project;

(b) Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, employees or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business of the Company (including the initial construction of the Project by Ormat) with respect to obligations which are not due or, if due, are (i) being contested in good faith and (ii) are adequately bonded or in respect of which adequate reserves are in place in accordance with GAAP;

(c) Liens arising out of judgments or orders that have been adequately bonded or with respect to which a stay of execution has been obtained pending an appeal or proceeding for review and in respect of which adequate reserves are in place in accordance with GAAP;

(d) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property set forth in the Title Policy or which do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of the Company or the Development of the Project;

(e) Liens or the interests of lessors to secure purchase money or lease obligations permitted under Section 6.03(b);

(f) customary rights of setoff or bankers’ or similar liens upon deposits of cash or investments in favor of banks or other financial institutions;

(g) Liens created under the Security Documents; or

(h) Liens placed on the Project by vendors or subcontractors to Ormat.

“Permitted Local Operating Account” means a demand deposit account (other than the Collateral Accounts under the Accounts Agreement) established by the Company with an FDIC-insured bank or financial institution with prior notice to Ormat; provided that, from and after the Phase Two Date, each such demand deposit account is subject to a control agreement in form and substance satisfactory to Ormat.

“Permitted Subordinated Debt” has the meaning assigned to such term in Section 6.03(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Phase 2 Report” has the meaning assigned to such term in Section 4.02(m).

“Phase Two Date” means the Notice to Proceed Date (as defined in the EPC Contract) for the “Long Lead Items Order Phase” under, and as defined in, the EPC Contract.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means the Third Amended Plan of Reorganization of Raser Technologies, Inc. and its Affiliated Debtors, dated August 1, 2011, as supplemented, amended or modified.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof, between the Member and Ormat.

“Power Purchase Agreement” has the meaning provided in the EPC Contract.

“Prepayment Account” has the meaning assigned to such term in the Accounts Agreement.

“Proceeds Account” has the meaning assigned to such term in the Accounts Agreement.

“Project” means the geothermal electric generating facility capable of producing approximately fourteen and seventy five hundredths (14.75) megawatts of net electrical power, the transmission line and the Wellfield located at the Site.

“Project Document Claim” means any payment under any Project Document in respect of termination payments, liquidated damages for performance or performance guarantees, warranty claims or, to the extent similar to the foregoing, indemnity claims (but excluding liquidated damages payable in respect of delay).

“Project Documents” means, collectively, (i) the Material Project Documents, (ii) any Additional Project Document and (iii) any contract or agreement relating to the Project (other than the Material Project Documents) entered into by the Company as of the Effective Date providing for monetary obligations of less than One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year. For purposes of this definition, indemnity, guaranty or similar obligations of the Company subject to a maximum dollar amount shall be computed at such amount, and all other indemnity, guaranty or similar obligations of the Company shall be computed at the amount thereof which could, at the time such agreement is entered into, reasonably be expected to become due and payable under normal circumstances.

“Project Party” means each Person (other than Ormat or any Related Party of Ormat) from time to time party to any Material Project Document.

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“Project Revenues” means, for any period, all income and revenues (without duplication) received by the Company during such period from (a) any payments due to the Company under the Power Purchase Agreement and all other income derived from the sale or use of electric energy, capacity and ancillary services and Credits generated by the Project during such period, (b) all income from the investment of monies in any Account, (c) payments or refunds received in cash by the Company under any Material Project Document (including any proceeds from renewable resource credit sales and delay liquidated damages), (d) insurance proceeds, condemnation awards or other proceeds from any delayed opening or business interruption insurance maintained by or on behalf of the Company, (e) any net proceeds derived from the sale of any Property of the Project and (f) all other income, revenue or other amounts, however earned or received, by any the Company during such period including, any tax refunds; provided that, Project Revenues shall not include (i) any Equity Contribution or other contributions to capital; (ii) the proceeds of the Indebtedness under this Agreement; (iii) the Net Available Amount of Loss Proceeds, any Project Document Claim, including claims against Ormat under the EPC Contract, or any Disposition; or (iv) warranty payments due to the Company under any Project Document.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including the Real Property.

“Prudent Generator Practices” means any of the practices, methods and acts engaged in by a preponderance of the competent operators within the geothermal electric generating industry in the United States at the time in question, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired results at a reasonable cost consistent with good business practices, reliability, safety and expedition. For the avoidance of doubt, Prudent Generator Practices is not limited to the optimum practice, method or act to the exclusion of all others, but rather delineates typical practices, methods or acts that would be expected from competent operators within the electric generating industry to accomplish the desired results, having due regard for, among other things, the preservation of manufacturers’ warranties and operating instructions, the requirements and Authorizations of Governmental Authorities of competent jurisdiction and the requirements of the Project Documents.

“QF” has the meaning assigned to such term in Section 3.14(b).

“Real Estate Documents” means, collectively, each easement, right of way, license, lease, permit, revocable consent and other document, agreement or instrument pursuant to which the Company has rights in Real Property, including those items specified on Appendix B or delivered pursuant to Sections 5.05 or 5.13 in connection with Real Property.

“Real Property” means all real property held by the Company that the Company owns in fee or in which it holds a leasehold interest as a tenant, an easement or right of way right as an easement holder or a license right as a licensee or otherwise uses or occupies, including the real property more particularly identified in the Title Policy.

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“Recapture Liability” means any payment required to be made to the United States of America (or any agency or instrumentality thereof) resulting from all or any portion of the Cash Grant being “recaptured” or disallowed.

“Recapture Period” means, with respect to the Project, the period commencing on the placed in service date (within the meaning of the Cash Grant Guidance) of the Project and ending on the fifth anniversary thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means to dispose, discharge, inject, spill, leak, leach, dump, pump, pour, emit, escape, empty, seep, place and the like, into or upon any land or water or air, or otherwise enter into the environment.

“Replacement Project Document” means any Additional Project Document in replacement of a Material Project Document which is entered into with a Replacement Project Party and either (i) has economic terms which are no less favorable to the Company than those in the Material Project Document being replaced and has other terms and conditions which, in the case of such other terms and conditions, taken as a whole, are not materially less favorable to the Company than those in the Material Project Document being replaced or (ii) is in form and substance satisfactory to Ormat, acting reasonably.

“Replacement Project Party” means a Person (or any guarantor of such Person’s obligations) (a) having, on the date of such replacement, credit, or acceptable credit support, and experience equal to or greater than that of the party to the Material Project Document (including any guaranty thereof) being replaced as certified in writing by the Company to Ormat or (b) acceptable to Ormat (acting reasonably); provided that, in each case, on the date the applicable Replacement Project Document is entered into (i) to the extent that the Project Party for the Material Project Document that is being replaced had previously provided a Consent to Assignment, such Person shall have delivered a Consent of Assignment, and (ii) in respect of each Material Project Document that is being replaced for which the applicable Project Party did not provide a Consent to Assignment, the Company shall have used commercially reasonable efforts to cause such Person to deliver, a Consent to Assignment and, if reasonably requested by Ormat and if with the exercise of commercially reasonable efforts the Company is able to obtain the same, an opinion of counsel in accordance with Section 6.10(e).

“Restoration Sub-Account” has the meaning assigned to such term in the Accounts Agreement.

“Restore” means, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

“Restricted Payment” means:

(a) all dividends paid by the Company (in cash, Property thereof or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or

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other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any shares in the Company or any warrants, rights or options to acquire any such shares; and

(b) any payment of development, management or other fees, or of any other amounts, by the Company to any Affiliate thereof (other than to Operator under the O&M Agreement).

“Revenue Account” has the meaning assigned to such term in the Accounts Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between the Company and Ormat.

“Security Documents” means the Accounts Agreement, the Security Agreement, the Mortgage, the Pledge Agreement, the Consents to Assignment, all UCC financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any Security Document.

“Secured Obligations” has the meaning given to that term in the Security Agreement.

“Secured Obligation Documents” has the meaning given to that term in the Security Agreement.

“Site” means the site upon which the Project will be installed, together with any fixtures or civil works constructed thereon and any other Real Property of the Company required for the installation and operation of the Project, including the Property referred to in the Real Estate Documents.

“Solvent” means, with respect to any Person on a particular date, the ability of such Person to pay its debts as they become due. “Solvency” has the meaning correlative thereto.

“Sponsor” means Cyrq Energy, Inc., a Delaware corporation.

“Step In Event” means, either a Step In Event (Resource) or a Step In Event (Grant) as the context requires.

“Step In Event (Grant)” means the occurrence of an Excusable Event under either item (ii) or item (iv) of clause (b) of the definition of Excusable Event.

“Step In Event (Resource)” means, in Ormat’s reasonable business judgment, (a) at any time after the Completion Date plus ninety (90) days, the operating cash flows of the Company have been less than 65% of the projected operating cash flows set forth in the Agreed Model for the preceding two (2) calendar months, or (b) the geothermal reservoir is materially and adversely different than the reservoir contemplated in the model identified in Schedule 5.22.

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“Step In Period” means either (x) a Step In Period (Grant) in respect of a Step In Event (Grant) or (y) a Step In Period (Resource) in respect of a Step In Event (Resource).

“Step In Period (Grant)” means operating cash flows of the Company have been used to repay thirty percent (30%) of the Advance Amount during the continuance of a Step In Event (Grant).

“Step In Period (Resource)” means, in the case of clause (a) of the definition of “Step In Event (Resource)”, the operating cash flows of the Company equal or exceed the operating cash flows of the Company set forth in the Agreed Model, for a period of six (6) calendar months; and in the case of clause (b) of the definition of “Step In Event (Resource)”, Ormat determines that in its reasonable business judgment the geothermal reservoir is adequate to operate the Project as anticipated as of the Effective Date.

“Step In Period” has the meaning assigned to such term in Section 7.03.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the Capital Stock or more than 50% of the ordinary Voting Stock or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Substitute Owner Payment Security” has the meaning given to that term in the EPC Contract.

“Supplemental Owner Payment Security” has the meaning given to that term in the EPC Contract.

“Survey” means the survey in respect of the Site, showing such matters as may be reasonably required by the Title Company, which survey shall be in form and content acceptable to the Title Company and prepared by a registered surveyor reasonably acceptable to the Title Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings with respect to the Advance Amount now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority and all interest, penalties or similar liabilities with respect thereto.

“Tax Savings” means any net reduction in liability for Taxes not otherwise indemnifiable hereunder.

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“Termination Date” means the last to occur of the date on which (a) all amounts due under (as determined in accordance with) the EPC Contract and the Financing Documents are indefeasibly paid in full and (b) the Secured Obligations and all other obligations of Assignor under the Secured Obligation Documents are fully satisfied or Substitute Owner Payment Security has been provided to Ormat in accordance with the terms and conditions of the EPC Contract, covering any remaining, disputed obligations owed to Ormat under the EPC Contract.

“Title Company” means Stewart Title Company.

“Title Policy” means with respect to the Mortgage, the American Land Title Association 2006 Form extended coverage policy of title insurance or such other form as is acceptable to Ormat or a binding marked commitment to issue such policy, dated as of a date and in an amount reasonably acceptable to Ormat, insuring the Lien in favor of Ormat created by the Mortgage, subject only to those exceptions approved by Ormat and containing such endorsements and affirmative assurances, including full coverage against mechanics’ liens (filed and inchoate), as Ormat shall reasonably require and which are reasonably obtainable from title companies in the State of New Mexico.

“Transaction Document” means each of the Financing Documents and the Material Project Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York.

“Voting Stock” means, with respect to any Person, Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Wellfield” means the geothermal production and reinjection wells necessary for the supply and reinjection of geothermal brine conforming in all respects to the flow, temperature and other requirements set forth in the EPC Contract that is sufficient to operate the Project continuously and economically at full capacity of 14.75 MW at Project design conditions as provided in the EPC Contract and in compliance with the Project Documents and requirements of Governmental Authorities, and all related Real Property, as more particularly set forth in Schedule 5.22.

Section 1.02 Terms Generally

Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

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(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e) unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h) all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement; and

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Company notifies Ormat that the Company requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the date hereof or in the application thereof on the operation of such provision (or if Ormat notifies the Company that Ormat requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE ADVANCE AMOUNT

Section 2.01 Advance Amount

(a) Based on the amount of payment obligations due under the EPC Contract and this Agreement, Ormat shall calculate the Advance Amount from time to time from and after the

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Effective Date, and, upon request by the Company, shall notify the Company in writing of such amount, such notice to be accompanied by reasonable supporting detail. On or before the last date of the Company Cash Sweep Period, Ormat shall provide written notice (with reasonable supporting detail) to the Company of the Advance Amount as of the first date of the Interest Payment Period. The Company may from time to time dispute the amount of the Advance Amount calculated by Ormat by providing written notice to Ormat within five Business Days of receipt of Ormat’s calculation of the Advance Amount. Any such dispute shall be resolved pursuant to the dispute resolution provisions of the EPC Contract as if such dispute resolutions provisions were set forth in full in this Agreement (with appropriate conforming of defined terms). Ormat will have no obligation to advance any other amounts hereunder.

Section 2.02 Evidence of Indebtedness

(a) The Advance Amount as of any date shall be evidenced by one or more accounts or records maintained by Ormat in the ordinary course of business. The accounts or records maintained by Ormat shall be presumptive evidence, absent contrary evidence provided by the Company, of the Advance Amount and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Advance Amount.

(b) In the event that any amount due hereunder is not paid by the Company when due (whether at the stated maturity, by acceleration or otherwise), Ormat may, subject to the terms and conditions thereof, avail itself of the rights and remedies afforded it under the Financing Documents and the Project Documents as applicable.

Section 2.03 Repayment of the Advance Amount

The Company unconditionally and irrevocably promises to pay the Advance Amount in full to Ormat on the Maturity Date.

Section 2.04 Prepayment of the Advance Amount

(a) Optional Prepayments.

(i) The Company shall have the right at any time, and from time to time, to prepay, the Advance Amount in whole or in part, without premium, penalty or break funding costs, upon not fewer than three (3) Business Day’s prior written notice to Ormat.

(b) Mandatory Prepayments. In accordance with and subject to the terms of the Accounts Agreement the following mandatory prepayments, in whole or in part, may occur without premium, penalty or break funding costs:

(i) within five (5) Business Days of receipt of any Cash Grant Proceeds, such Cash Grant Proceeds shall be deposited in the Prepayment Account for application in accordance with the Accounts Agreement as a mandatory prepayment (to the extent of such proceeds) of the Advance Amount, together with accrued interest thereon. Nothing in this Section 2.04(b) shall be deemed to limit the obligation of the Company to deposit (or cause to be deposited) in the Prepayment Account the Cash Grant Proceeds;

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(ii) on each Funding Date, with respect to any Project Document Claim (other than in respect of such a claim against Ormat or any Related Party thereof), the Net Available Amount of such Project Document Claim shall be applied by in accordance with the Accounts Agreement as a mandatory prepayment (to the extent of such proceeds) of the Advance Amount, together with accrued interest thereon;

(iii) on each Funding Date, with respect to any Event of Loss, the amount of Loss Proceeds from such Event of Loss that are required to be deposited on such Funding Date in the Prepayment Account pursuant to Section 3.7(a) and (b) of the Accounts Agreement shall be applied as a mandatory prepayment (to the extent of such proceeds) of the Advance Amount, together with accrued interest thereon. Nothing in this Section 2.04(b) shall be deemed to limit the obligation of the Company to deposit (or cause to be deposited) in the Proceeds Account the Loss Proceeds in respect of any Event of Loss;

(iv) on each Funding Date occurring after Final Acceptance, with respect to any sale, transfer or other disposition of any assets or property (other than any sale of capacity, energy, ancillary services or other services in the ordinary course of business (herein, the “Disposition”), the amount of the proceeds of such Disposition that are required to be deposited on such Funding Date in the Prepayment Account pursuant to Section 3.5(c) of the Accounts Agreement shall be applied by the Company to the mandatory prepayment (to the extent of such proceeds) of the Advance Amount, together with accrued interest thereon (without limiting the obligation of the Company to obtain the consent of Ormat to any Disposition not otherwise permitted hereunder);

(v) upon any Change of Control after Final Acceptance, an amount equal to the Advance Amount as of the date of such Change of Control; and

(vi) as soon as may be accomplished by the Depositary under the Accounts Agreement after each Funding Date, an amount equal to the amount of funds deposited in the Prepayment Account pursuant to Section 3.01 of the Accounts Agreement on such Funding Date shall be applied to the mandatory prepayment (to the extent of such proceeds) of the Advance Amount, together with accrued interest thereon.

(c) Deemed Prepayments. The following prepayments will be deemed to occur without premium, penalty or break funding costs:

(i) if the “Minimum Capacity Requirement” is not satisfied within the “Performance Testing Period” under and in accordance with Section 17.2.3 of the EPC Contract, then the Advance Amount, together with accrued interest thereon and all other amounts under this Agreement and the other Financing Documents, shall immediately be deemed to be repaid in full without the requirement of any further action by the Company and Ormat shall comply with its obligations set forth in Section 8.17 of this Agreement and the corresponding provisions of the other Financing Documents to release the Liens

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of the Security Documents and otherwise terminate the obligations of the Company under the Financing Documents and the other Transaction Documents to which Ormat (or any Related Party thereof) is a party;

(ii) if the Company posts Substitute Owner Payment Security as contemplated by Section 8.4(c) of the EPC Contract, then without affecting Ormat’s rights with regard to the amounts owed to Ormat under the EPC Contract (as opposed to this Agreement) and its rights with regard to Substitute Owner Payment Security as provided in the EPC Contract, the Advance Amount, together with accrued interest thereon and all other amounts under this Agreement and the other Financing Documents, shall immediately be deemed to be repaid in full without the requirement of any further action by the Company and Ormat shall comply with its obligations set forth in Section 8.17 of this Agreement and the corresponding provisions of the other Financing Documents to release the Liens of the Security Documents and otherwise terminate the obligations of the Company under the Financing Documents and the other Transaction Documents to which Ormat (or any Related Party thereof) is a party;

(iii) if (a) Ormat draws on the Supplemental Owner Payment Security as contemplated by Section 3.14 or Section 9.1.2 of the EPC Contract, the Advance Amount immediately shall be deemed to be prepaid by the amount of such draw without the requirement of any further action by the Company or (b) the Company makes (or causes to be made) the payment described in Section 3.12(b) of the EPC Contract, the Advance Amount immediately shall be deemed to be prepaid by the amount of such payment without the requirement of any further action by the Company;

(iv) if Ormat is obligated to set off or sets off any amounts it is required to pay against the Contract Price under the EPC Contract (including any Delay Liquidated Damages, Special Delay Liquidated Damages and Buy Down Amounts, each as defined in the EPC Contract), the Advance Amount immediately shall be deemed to be prepaid by the amount of such set off without the requirement of any further action by the Company;

(v) if any Project Document Claim by the Company against Ormat (or any of its Related Parties) is determined in the favor of the Company by a final, non-appealable judgment of an arbitrator or a court of competent jurisdiction, the Advance Amount immediately shall be deemed to be prepaid by the amount of such Project Document Claim without the requirement of any further action by the Company; or

(vi) if Contractor draws upon any of the letters of credit posted as contemplated by the definition of “PPA Procurement Default” under the EPC Contract, then the Advance Amount, together with accrued interest thereon and all other amounts due under this Agreement and the other Financing Documents, shall immediately be deemed to be repaid in full without the requirement of any further action by the Company and Ormat shall comply with its obligations set forth in Section 8.17 of this Agreement and the corresponding provisions of the other Financing Documents to release the Liens of the Security Documents and otherwise terminate the obligations of the Company under the Financing Documents and the other Transaction Documents to which Ormat (or any Related Party thereof) is a party.

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(d) Notices, Etc. The Company shall notify Ormat by telephone (confirmed by facsimile or other electronic transmission) of any voluntary or mandatory prepayment hereunder, not later than 2:00 p.m., Pacific Time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Advance Amount or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. All voluntary or mandatory prepayments under this Section 2.04 shall be made by the Company (or the Depositary) to Ormat and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment. Upon the receipt or deemed receipt of any prepayment (whether voluntary, mandatory or deemed), Ormat shall reflect the same in its accounts and records as contemplated by Section 2.02 and deliver to the Company a revised calculation of the Advance Amount for the review of the Company in accordance with Section 2.01.

Section 2.05 Interest

(a) Advance Amount. The Advance Amount shall bear interest from the first date of the Interest Payment Period until such amount is paid in its entirety at a rate per annum equal to nine and one-half percent (9.5%).

(b) Default Interest. Notwithstanding the foregoing, if any principal of or interest on the Advance Amount or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate that would otherwise be applicable to such amount pursuant to this Agreement.

(c) Payment of Interest. Accrued interest on the Advance Amount shall be payable in arrears on each Funding Date following the Interest Payment Date and the Maturity Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Advance Amount, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by Ormat. The Company may dispute such computation by providing written notice to Ormat within five Business Days of receipt thereof. Any such dispute shall be resolved pursuant to the dispute resolution provisions of the EPC Contract as if such dispute resolutions provisions were set forth in full in this Agreement (with appropriate conforming of defined terms)

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Section 2.06 Taxes

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Financing Document shall be made free and clear of and without deduction for any Taxes other than deductions required by Applicable Law; provided that if the Company shall be required by law to deduct any Taxes from such payments, then (i) the sum payable shall be increased by the additional amount, if any, so that, after making all required deductions (including deductions applicable to any additional amount payable under this Section) for any Indemnified Taxes, Ormat receives an amount equal to the sum it would have received had no such required deductions for Indemnified Taxes been made, (ii) the Company shall make or shall cause to be made such deductions and (iii) the Company shall pay or shall cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Company. In addition, the Company shall pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Company. The Company shall indemnify or cause to be indemnified Ormat, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (plus any Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Ormat and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties, interest and expenses resulting solely from the gross negligence or willful misconduct of Ormat), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The amount of such payment or liability and the denomination thereof as set forth in reasonable detail in a certificate delivered to the Company by Ormat shall be conclusive absent manifest error. In the event that the Company disputes the amount of any claim by Ormat for Indemnified Taxes, it shall have the right to place such amount in escrow pending the resolution of the dispute, subject to the Company’s agreement to pay any interest or penalties associated with a delay in payment of any such Indemnified Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver or cause to be delivered to Ormat the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Ormat, acting reasonably.

(e) Forms. To the extent that Ormat or the beneficial owner of any Advance Amount is entitled to an exemption from or a reduction of United States federal withholding tax with respect to payments under this Agreement, Ormat shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate (including IRS Form W-8BEN, W-8ECI or W-9) (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) and, in the case of a claim for an exemption under the “portfolio interest exemption,” a statement certifying (i) that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B)

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of the Code) of the Company, (ii) that it is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), and (iii) that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code).

(f) If the Company determines that a reasonable basis exists for contesting a Tax, Ormat shall cooperate with the Company in challenging such Tax at the Company’s expense; provided, however, that Ormat shall not be required to take any action hereunder which, in the reasonable discretion of Ormat would cause Ormat to suffer a material economic, legal, regulatory or other disadvantage.

(g) If Ormat receives a refund of any Indemnified Taxes as to which it has been indemnified by the Company or of any Taxes or Other Taxes that the Company has paid or paid additional amounts on account of under this Section 2.06, it shall pay over such refund to the Company within five Business Days of receipt, net of all of its reasonable out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of Ormat, agrees to repay as soon as reasonably practicable the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Ormat in the event Ormat is required to repay such refund to such Governmental Authority.

(h) Nothing herein contained (other than the restrictions on transfer and assignment set forth in Section 8.04) shall (x) interfere with the right of Ormat to arrange its affairs (tax or otherwise) in whatever manner it thinks fit and, in particular, Ormat shall not be obligated (other than as set forth in clauses (f) and (g) above) to investigate or claim any relief, credit, remission or repayment available to it or the extent, order and manner of any claim or (y) other than as set forth in clause (e) and (g) above, oblige Ormat to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Taxes.

Section 2.07 Payments by the Company

Unless otherwise specified, the Company shall make each payment required to be made by it hereunder (whether of principal or interest or under Section 2.06, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 2:00 p.m., Pacific Time, on the date when due, by wire transfer of immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Ormat, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of Ormat most recently designated by Ormat for such purpose by written notice to the Company. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Ormat that:

Section 3.01 Due Organization, Power, Etc.

The Company (a) is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware; (b) has all requisite limited liability company power and authority to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under the Transaction Documents to which it is a party; and (c) is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted (including performance of the Material Project Documents to which it is party); except, in the case of clause (c), where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Due Authorization, Etc.

The Company has taken all necessary limited liability company action to authorize the execution, delivery and performance by it of each of the Financing Documents to which it is a party. Each Financing Document to which the Company is a party has been duly executed and delivered by the Company and is in full force and effect and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited (i) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03 No Conflict

The execution, delivery and performance by the Company of this Agreement and each of the other Financing Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder and thereunder, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the limited liability company agreement or other organizational documents of the Company, (ii) conflict with or result in a breach of, or constitute a default under, any material indenture, loan agreement, mortgage, deed of trust or other material instrument or agreement to which the Company is a party or by which either it or the Property or assets of the Company are subject, (iii) conflict with or result in a breach of, or constitute a default in any material respect under, any Applicable Law, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Property or assets of the Company or the Sponsor.

Section 3.04 Approvals, Etc.

(a) All Authorizations (other than Contractor Acquired Permits) required to be obtained by the Company and necessary for (i) the Development of the Project in accordance with the Construction Schedule, (ii) the execution, delivery and performance of the Transaction

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Documents to which it is a party and (iii) the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on, (A) are set forth on Schedule 3.04 and (B) as of the Effective Date, except as set forth in Part II of Schedule 3.04, have been duly obtained. As of the Effective Date, the Company is not aware of any Authorization (other than Contractor Acquired Permits) required to be obtained by the Company and necessary as contemplated by clauses (i), (ii) and (iii) of the preceding sentence that is not set forth on Schedule 3.04.

(b) (i) As of the Effective Date, and other than in respect of Contractor Acquired Permits, those Authorizations listed on Part II of Schedule 3.04 are not obtainable or required to be obtained given the current state of Development of the Project or are not customarily obtained until a later stage of Development of the Project has commenced and (ii) on any other date, those Authorizations listed on Part II of Schedule 3.04 that have not then been obtained by such date are not obtainable or required to be obtained given the current state of Development of the Project and are not customarily obtained until a later stage of Development of the Project has commenced. The Company reasonably believes that those Authorizations listed on Part II of Schedule 3.04 will be obtained in due course at, or prior to, the time when such Authorization becomes required for the Development of the Project under Applicable Law.

(c) Except as set forth in Schedule 3.04, each of the Authorizations obtained as of the date of the representation set forth in this Section 3.04 is given has been duly obtained, was validly issued, is in full force and effect, is not subject to appeal, is held by the Company, is not subject to any current legal proceeding to which the Company or the Member is a party or which seeks any material adverse modification or revocation and is free from any unsatisfied condition (required to be satisfied as of such date) the failure of which to satisfy could reasonably be expected to have a Material Adverse Effect and has not been modified, amended or supplemented in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Financial Statements; No Material Adverse Effect

(a) The financial statements of the Company furnished to Ormat pursuant to Section 4.01(e) are true, complete and correct and fairly present in all material respects the financial condition and the results of operations of the Company as of the date thereof, all in accordance with GAAP (subject to the absence of footnotes, normal year-end adjustments and the effect of accounting adjustments resulting from the transactions contemplated by the Plan of Reorganization).

(b) Other than as set forth in Schedule 3.05, as of the date of the relevant balance sheet included in such financial statements, the Company has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or any other liabilities or obligations of a nature required to be reflected in a balance sheet for the period to which such financial statements relate that were not disclosed in such balance sheet and, either individually or in the aggregate would be material to the Company; provided that no representation is made as to the effect of accounting changes resulting from the transactions contemplated by the Plan of Reorganization. Notwithstanding the foregoing, as of the Effective Date the liabilities of the Company set forth on the line items “Note payable”, and “Due to affiliates” on the financial statements of the Company dated August 31, 2011 have been discharged and no longer constitute liabilities of the Company.

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(c) No event or circumstance has occurred and is continuing since September 30, 2011 that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation, Etc.

Except as set forth in Schedule 3.06, there is no pending or, to the knowledge of the Company, threatened (in writing) litigation, investigation, action or proceeding, including any Environmental Claim, of or before any court, arbitrator or Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws and Obligations

The Company is in compliance with, and the Project is owned and being Developed in compliance with, all laws, regulations and orders of any Governmental Authority applicable to its Property and all Authorizations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Environmental Laws

Except as set forth in Schedule 3.08:

(a) All Property (including underlying groundwater) owned, leased or used by the Company has been, and continues to be in compliance with all Environmental Laws, except to the extent that any failure to be in compliance with Environmental Laws has not had and could not reasonably be expected to have a Material Adverse Effect; (b) the Company and its Properties are and have at all times been in compliance with Environmental Laws, except to the extent that any failure to be in compliance with Environmental Laws has not had and could not reasonably be expected to have a Material Adverse Effect; (c) there have been no Releases of Hazardous Materials by the Company, its Affiliates, or their respective employees or agents at, on or under the Property owned, leased or used by the Company or at any other location, the costs to the Company of addressing which, individually or in aggregate, have had or could reasonably be expected to have a Material Adverse Effect; (d) the Company has been issued (except for any such Authorizations set forth in Part II of Schedule 3.04 which are not required to be issued as of the date this representation is made) and is in material compliance with all Authorizations by any Governmental Authority relating to environmental matters and required under Environmental Laws for its business and operations, except to the extent that any failure so to be in compliance with such Authorizations or Environmental Laws has not had and could not reasonably be expected to have a Material Adverse Effect; (e) the Company has not received notice of any pending, or to the knowledge of the Company, threatened Environmental Claim regarding any Property owned, leased or used by the Company or any of the Company’s businesses or operations, except to the extent that any such Environmental Claim has not had and could not reasonably be expected to have a Material Adverse Effect; and (f) no conditions exist at, on or under any Property currently or formerly owned, leased or used by the Company which have given or could reasonably be expected to give rise to liability of the Company under

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Environmental Laws, which liability has had or could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or which are in the possession of the Company in relation to the Project which have not been provided to Ormat.

Section 3.09 Material Project Documents

Copies of each of the Material Project Documents in effect on the date this representation is made, and any amendments or modifications thereto, have been provided to Ormat and such Material Project Documents provided to Ormat are, or when delivered will be, true and complete copies of such documents. Except as set forth in Schedule 3.09, no termination event has occurred under any Material Project Document and each Material Project Document is in full force and effect, and the Company has not given or received any notice of any default, expiration (except scheduled expiration in accordance with the terms of the relevant Material Project Documents), breach or termination pursuant to any Material Project Document that could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.09, the Company is in compliance in all material respects with all of the terms of the Material Project Documents to which it is a party. Except as set forth in Schedule 3.09, the Company is not, and to the Company’s knowledge each counterparty to any Material Project Document is not, in default in any material respect of any of its obligations under any Material Project Document that has been executed and delivered as of the date this representation is given or restated.

Section 3.10 Properties

(a) The Real Property listed on Appendix B is a complete and correct list of all material Real Property interests held by the Company as of the Effective Date. The Company has a legal, valid and subsisting leasehold estate, easement estate, right of way, permit, revocable consent or license in the Site, in each case free and clear of all Liens other than any Permitted Liens, and enjoys peaceful and undisturbed possession of all Properties that are necessary for the Development of the Project.

(b) (i) The Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for its business, in each case, as to which the failure of the Company to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and (ii) the use thereof by the Company does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 3.10, the Company has obtained all necessary licenses, easements, rights of way and access rights required for the Development of the Project and the Company enjoys peaceful and undisturbed possession of all of the Collateral that is necessary for the Development of the Project.

Section 3.11 Taxes

Except as set forth on Schedule 3.11, the Company has filed, or caused to be filed, all material federal, state, local and other tax returns required to be filed, and has paid, or caused to

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be paid, all material taxes, fees, charges and assessments due thereon, other than such taxes the payment of which are subject to a good faith contest and for which adequate reserves have been established in accordance with GAAP.

Section 3.12 Full Disclosure

As of the Effective Date, neither any Financing Document nor any other information delivered in connection with the Financing Documents provided by the Sponsor, the Member or the Company to Ormat, taken as a whole, contains any misstatement of material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not misleading in any material respects as of the date such information is dated or made.

Section 3.13 Solvency and Bankruptcy

The Company is, and, upon the incurrence of the obligations under the Financing Documents and immediately after giving effect to the transactions contemplated herein, will be, Solvent. As of the Effective Date, the Sponsor, the Member and the Company are not subject to any insolvency proceedings and the Plan of Reorganization was approved by the applicable Governmental Authority. Under the Plan of Reorganization, the Company has assumed only those Project Documents described in the Plan of Reorganization and there are no other contracts or obligations of the Company applicable to the Project that are in effect as of the Effective Date.

Section 3.14 Regulatory Restrictions on Borrowing

(a) The Company is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940 of the United States, as amended.

(b) The Project will be a “qualifying small power production facility” (a “QF”) within the meaning of Section 3(17)(C) of the Federal Power Act (“FPA”), as amended by the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder by FERC, and the Company is eligible for the regulatory exemptions set forth in 18 C.F.R. §§ 292.601(c) (including eligibility for the exemption from regulation under Sections 205 and 206 of the FPA set forth in 292.601(c)(1)) and 292.602(b) and (c).

(c) The Company is not, nor will Ormat be (solely as a result of its execution, delivery or performance of this Agreement or the other Financing Documents or the transactions contemplated thereby, other than the exercise of remedies under the Security Documents except to the extent that, following such exercise of remedies, the Company will remain as the owner and operator of the Project), subject to regulation: (i) respecting the rates of electric utilities or material financial and organizational regulation of electric utilities under the FPA or the Applicable Laws of the State of New Mexico other than, solely with respect to Ormat’s exercise of remedies under the Security Documents, Section 203 of the FPA; or (ii) otherwise as a gas or other regulated utility, however denominated, under Applicable Laws of the United States of America or the State of New Mexico.

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Section 3.15 Security Documents

The provisions of the Security Documents that have been delivered on or prior to the date this representation is made are (and each other Security Document to which the Company will be a party when delivered thereafter will be), effective to create, in favor of Ormat, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices (except in the case of the Mortgage, for which adequate arrangements for recording satisfactory to Ormat shall have been made), and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Company in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been (or, in the case of such other Security Documents, will be) obtained from each of the parties to the Material Project Documents.

Section 3.16 ERISA

Neither the Company nor any ERISA Affiliate has (or, within the five year period immediately preceding the date hereof had) sponsored, maintained, participated in or incurred any liability in respect of any Plan or Multiemployer Plan. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA or similar state laws.

Section 3.17 Insurance

All insurance policies required to be obtained by the Company as of the Effective Date pursuant to Appendix A and pursuant to the Material Project Documents have been obtained and are in full force and effect and all premiums then due and payable thereon have been paid in full.

Section 3.18 Conduct of Business

The Company is not engaged in any business other than the development, construction, ownership, operation, maintenance and financing of the Project and the activities related or incident thereto, and the Company has no material obligations or material liabilities other than those arising out of or relating to the conduct of such business or activities related or incidental thereto (to the extent existing on the Effective Date).

Section 3.19 Margin Stock

The Company is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Board), and no part of the proceeds of the Advance Amount or the Project Revenues will be used by the Company to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Board.

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Section 3.20 Members; Membership Interests and Related Matters

(a) As of the Effective Date, the Sponsor Controls the Company and owns directly or indirectly 100% of the Capital Stock of the Company free and clear of all Liens.

(b) The Company has no Subsidiaries.

Section 3.21 No Ownership by Disqualified Persons

As of the Effective Date, neither the Company nor any direct or indirect owner of the Company or any holder of an equity or profits interest in the Company (other than any such direct or indirect owner that is a direct or indirect owner solely as a result of owning equity interests in an entity that is treated as a C corporation for federal income tax purposes) is a Disqualified Person.

Section 3.22 Sufficiency of Material Project Documents

Assuming Ormat is performing all of its obligations under the EPC Contract, the rights granted to the Company pursuant to the Material Project Documents, together with the rights that the Company reasonably expects to be commercially available when and as required, are sufficient to enable the Project to be located, constructed, operated and routinely maintained as contemplated by the Transaction Documents (subject at all times to the limitations set forth therein or contemplated thereby) and provide adequate ingress and egress for any reasonable purpose in connection with the construction, operation and routine maintenance of the Project, except as could reasonably be expected not to have a Material Adverse Effect.

Section 3.23 No Force Majeure Event

No event, condition or circumstance has occurred on the basis of which the Company has either given a notice of “force majeure” or received such notice from any other Person that could reasonably be expected to entitle the Company or such notifying Person to excuse, defer or suspend the performance of any of the material obligations of the Company or such notifying Person under any Transaction Document to which it is a party on the basis of “force majeure.”

Section 3.24 No Employees

The Company does not have, and never has had, any employees.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions Precedent to Effectiveness.

The effectiveness of the obligations of Ormat under this Agreement is conditioned upon and subject to the receipt by Ormat (except as set forth otherwise below) of each of the following

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documents, and the satisfaction of the conditions precedent set forth below, each of which shall be, except as expressly set forth below, in form and substance satisfactory to Ormat (unless waived in accordance with Section 8.02):

(a) Execution of Financing Documents. This Agreement and all other Financing Documents (other than the Consents to Assignment and the Accounts Agreement) shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b) Security Documents. Ormat shall have received evidence satisfactory to Ormat that the security interests in and to the Collateral intended to be created under the Security Documents (other than the Consents to Assignment and the Accounts Agreement) shall have been created in favor of Ormat and are fully registered (if applicable), perfected and in full force and effect (except in the case of the Mortgage, for which adequate arrangements, satisfactory to Ormat, for recording in the appropriate real estate recording office shall have been made).

(c) Charter Documents. The following documents, in form and substance satisfactory to Ormat, in each case certified as indicated below:

(i) a copy of the certificate of incorporation, certificate of formation, charter or other organizational documents, together with any amendments thereto, of the Company and the Member, certified by the Secretary of State of its jurisdiction of organization and a certificate as to the good standing of and payment of franchise taxes by the Company and the Member from such Secretary of State, in each case dated no more than 10 Business Days prior to the Effective Date; and

(ii) a certificate of the Secretary, an Assistant Secretary, member or partner (as applicable) of the Company and the Member dated as of the Effective Date, certifying:

(A) that attached to such certificate is a true and complete copy of its by-laws, limited liability company operating agreement or other governing document of such Person, as applicable;

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors, manager(s), member(s), partner(s) or other authorized governing body of such Person, authorizing the execution, delivery and performance of each of the Financing Documents and the Project Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(C) that the certificate of incorporation, certificate of formation, charter or other organizational documents (as the case may be) of such Person has not been amended since the date of the certification furnished pursuant to clause (i) above;

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(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and Ormat may conclusively rely on such certificate until it receives notice in writing from such Person); and

(E) as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.

(d) Company Certificate. An Officer’s Certificate (the statements made in which certificate shall be true on and as of the Effective Date) from the Company certifying as to: (i) the representations and warranties made by the Company in this Agreement and the other Financing Documents being true and correct when made and as of the Effective Date (except to the extent such representations and warranties expressly relating to an earlier date, in which case such representations and warranties being true and correct as of such earlier date); (ii) the absence of any event occurring and continuing that constitutes a Default or an Event of Default; and (iii) the satisfaction (or waiver by Ormat) of all conditions precedent to the Effective Date in accordance with the terms and conditions hereof.

(e) Financial Statements. The respective balance sheets of the Company and Sponsor for the fiscal quarter ending August 31, 2011, and the related statements of earnings for such quarter and for the year to date, in reasonable detail and prepared in accordance with GAAP, subject to the absence of footnotes, year-end adjustments and the effect of accounting adjustments resulting from the transactions contemplated by the Plan of Reorganization, it being understood that such financial statements do not reflect the transactions contemplated by the Plan of Reorganization.

(f) Opinion of Counsel. The following opinions addressed to Ormat, in substantially the form attached as Schedule 4.01(f):

(i) Hunton & Williams, LLP, special New York counsel to the Company;

(ii) Michele Henrie, Esq., special New Mexico counsel to the Company; and

(iii) Hunton & Williams, LLP, special bankruptcy counsel to the Company and the Sponsor.

(g) Insurance. The Company shall have obtained the insurance described on Appendix A to the extent then required and such insurance shall be in full force and effect, and the Company shall have furnished Ormat with certificates signed by the insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of Ormat evidencing such insurance required pursuant to Appendix A, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (x) is, in each case, in full force and effect and (y) complies with Section 5.06 and that all premiums then due and payable on such insurance have been paid.

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(h) Title. All documents necessary to establish that, other than as set forth in Schedule 4.01(h), the Company (i) holds a fee simple interests or a legal, valid and subsisting leasehold estate, easement estate, right of way, permit, revocable consent or license in the Site free and clear of all Liens other than any Permitted Liens, and (ii) has obtained all necessary real estate licenses, easements, rights of way, access rights, utility and other services then required for the Development of the Project, including any instruments or memoranda of the Real Estate Documents, including all amendments thereto, evidencing such interests in the Site to be duly recorded with all required Governmental Authorities in accordance with applicable law.

(i) Project Documents.

(i) True, correct and complete copies of each Project Document (other than the Power Purchase Agreement and the Interconnection Agreement) in existence as of the Effective Date, and each such Project Document shall be in full force and effect and enforceable against each party thereto as of the Effective Date; and

(ii) A certificate of an Authorized Representative of the Company certifying that (i) no material default or event of default exists under any Material Project Document (other than the Power Purchase Agreement and the Interconnection Agreement) and (ii) all conditions precedent to the performance of the Company under each Material Project Document (other than the Power Purchase Agreement and the Interconnection Agreement) have been satisfied (other than conditions precedent that are not required to be satisfied until a later date).

(j) [Reserved].

(k) Lien Searches. Results of a recent search of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which have been made with respect to any personal or mixed property of the Company and the Member, together with copies of all such filings disclosed by such search, and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens).

(l) Authorizations.

(i) True, complete and correct copies (or other evidence satisfactory to Ormat) of each Authorization required to be obtained by the Company as of such date and listed on Part I of Schedule 3.04.

(ii) The Company shall have duly obtained or been assigned and there shall be in full force and effect in the name of the Company, and not subject to any current legal proceeding or to any unsatisfied condition that could reasonably be expected to allow material adverse modification or revocation of, and all applicable appeal periods shall have expired with respect to, the Authorizations listed on Part I of Schedule 3.04.

(m) Filings. All filings, registrations, recordings and other actions required to be taken (including filing UCC-1 financing statements) as of the Effective Date, and all filing,

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recordation, notarization and other similar fees and all recording, stamp and other taxes and expenses related to such filings, registrations and recordings required to be paid, for the consummation of the transactions contemplated by the Transaction Documents shall have been taken and paid, respectively (to the extent that the obligation to make payment then exists), by the Company (except in the case of the Mortgage, for which adequate arrangements for recording satisfactory to Ormat shall have been made).

(n) Budget; Schedule; Agreed Model. Ormat shall have received:

(i) the well drilling budget provided by the Company to Ormat on November 14, 2011 (the “Drilling Budget”);

(ii) the well drilling schedule dated November 18, 2011 (the “Drilling Schedule”); and

(iii) the Agreed Model.

(o) Appointment of Process Agent. Delivery of evidence that the Company and the Member have appointed an agent in the State of New York to receive service of process, to the extent required, under the Financing Documents.

(p) Fees and Expenses. The Company shall have paid (and provided evidence satisfactory to Ormat of payment of) all fees and expenses, if any, then due and payable by the Company pursuant to the Financing Documents.

(q) Representations and Warranties. Each of the representations and warranties of the Company and the Member contained in each of the Financing Documents shall be true and correct when made and as of the Effective Date (except to the extent such representations and warranties expressly relating to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(r) No Litigation Regarding Financing Documents. No action, suit, investigation or proceeding shall have been instituted nor shall governmental action be threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority at the time of the Effective Date, to set aside, restrain, enjoin or prevent the execution and delivery of the Financing Documents.

(s) Plan of Reorganization. Ormat shall have received a copy of the Plan of Reorganization, as approved by the applicable bankruptcy court and then in effect, certified as true, complete and correct by an Authorized Representative of the Company.

(u) Environmental Site Assessment. Ormat shall have received a copy of an environmental site assessment prepared by the Environmental Consultant, covering the Site (the “ECS”), which assessment shall be in form and substance reasonably satisfactory to Ormat, and either (i) reference Ormat as an addressee or (ii) be accompanied by a letter addressed to Ormat permitting reliance on such Site assessment.

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(v) Lien Waiver. The Company shall obtain, and provide copies to Ormat of, waivers from each Person described in Section 5.23 below that commenced work on the Project within sixty (60) days prior to the execution of the Financing Documents of any and all rights of such Person to claim or cause a Lien to be placed on any part of the Project and, if requested by Ormat, Lien waivers from such Person, each in form and substance reasonably satisfactory to Ormat.

Section 4.02 Conditions Precedent to Phase Two Date.

The effectiveness of the obligations of Ormat under this Agreement arising on or after the Phase Two Date is conditioned upon and subject to the receipt by Ormat (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, in each case on or prior to the Phase Two Date, each of which shall be, except as expressly set forth below, in form and substance satisfactory to Ormat (unless waived in accordance with Section 8.02):

(a) No Default. No Default or Event of Default has occurred and is continuing.

(b) No Litigation. No action, suit, investigation or proceeding shall have been instituted nor shall governmental action be threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority at the time of the Phase Two Date, to set aside, restrain, enjoin or prevent the consummation of the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) Representations and Warranties. Each of the representations and warranties of the Company and the Member contained in each of the Financing Documents shall be true and correct when made and as of the Phase Two Date (except to the extent such representations and warranties expressly relating to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(d) Company Certificate. An Officer’s Certificate (the statements made in which certificate shall be true on and as of the Phase Two Date) from the Company certifying as to: (i) the representations and warranties made by the Company in this Agreement and the other Financing Documents being true and correct when made and as of the Phase Two Date (except to the extent such representations and warranties expressly relating to an earlier date, in which case such representations and warranties being true and correct as of such earlier date); (ii) the absence of any event occurring and continuing that constitutes a Default or an Event of Default; and (iii) the satisfaction (or waiver by Ormat) of all conditions precedent to the Phase Two Date in accordance with the terms and conditions hereof.

(e) Sufficiency of Wellfield. The Company shall have provided evidence reasonably satisfactory to Ormat that the Wellfield geothermal resource and geothermal production and reinjection wells available to the Project will be sufficient for the supply and reinjection of geothermal brine conforming in all material respects to the flow, temperature and other requirements set forth in the EPC Contract to operate the Project at the Project design conditions as provided in the EPC Contract and in compliance with the Project Documents and requirements of Governmental Authorities.

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(f) Survey. A Survey of the Site with respect to the Real Property of the Company listed on Schedule 3.10, acceptable to the Title Company shall have been received by the Title Company.

(g) Title Insurance. A Title Policy with respect to the Mortgage, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, together with evidence that all title insurance premiums and expenses, filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to the issuance of the Title Policy and such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents have been paid in full by or on behalf of the Company.

(h) Milestones. The Company shall have achieved the Conditions Precedent (as defined in the EPC Contract) with respect to the Long Lead Items Order Phase (as defined in the EPC Contract) under Exhibit O of the EPC Contract.

(i) Consents to Assignment. Fully executed copies of Consents to Assignment from each of the Persons listed on Schedule 4.02(i), together with an opinion of counsel to the applicable Project Party (other than in respect of the Real Estate Documents and the BLM Leases) covering the matters set forth on Exhibit B-2.

(j) Interconnection Agreement. True, correct and complete copies of the Interconnection Agreement, which shall be in full force and effect and enforceable against each party thereto and otherwise in form and substance reasonably satisfactory to Ormat as of the Phase Two Date; and a certificate of an Authorized Representative of the Company certifying that (i) no material default or event of default exists under the Interconnection Agreement and (ii) all conditions precedent to the performance of the Company under the Interconnection Agreement have been satisfied (other than conditions precedent that are not required to be satisfied until a later date).

(k) Accounts Agreement and Establishment of Accounts. The Accounts Agreement shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect and each of the Accounts shall have been established pursuant to the Accounts Agreement.

(l) Permitted Local Operating Account. A control agreement in form and substance reasonably satisfactory to Ormat shall be in effect for the Permitted Local Operating Account.

(m) Environmental Matters.

(i) The ECS has been updated to address any topics and items reasonably identified by Ormat, to the reasonable satisfaction of Ormat.

(ii) Ormat shall have received a copy of a Phase 2 environmental site assessment (the “Phase 2 Report”) conducted by an Environmental Consultant in a manner

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approved by Ormat, covering “Parcel A” and the recognized environmental conditions most proximate to “Parcel A” identified in the ECS, which assessment shall be in form and substance reasonably satisfactory to Ormat, and either (i) reference Ormat as an addressee or (ii) be accompanied by a letter addressed to Ormat permitting reliance on the Phase 2 Report, together with a monitoring and/or remedial plan for such ECS and a plan to finance such remediation, in each case in form and substance reasonably satisfactory to Ormat.

(iii) If the Phase 2 Report identifies the presence or likely presence of Hazardous Materials contamination on Parcel “A,” the Company shall have identified a remediation plan and posted adequate security from a Qualified Bank (as defined in the EPC Contract) or in an escrow account to cover the costs of such remediation plan, each subject to approval by Ormat.

(n) Opinions of Counsel. Opinions from New York and New Mexico counsel to the Company, addressed to Ormat and covering the then-effective Accounts Agreement, amended Mortgage and O&M Agreement, in form and substance reasonably satisfactory to Ormat.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Company shall be subject to the following covenants:

Section 5.01 Limited Liability Company Existence; Etc.

The Company shall at all times preserve and maintain in full force and effect (a) its existence as a limited liability company, in good standing under the laws of its jurisdiction of organization, and (b) its qualification to do business and its good standing in the State of New Mexico and each other jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted (including performance of the Material Project Documents to which it is party); except, in the case of clause (b) where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02 Conduct of Business

The Company shall, or shall enforce its rights under the EPC Contract to cause Ormat to, construct and complete the Project in all material respects in accordance with (i) the scope of work and other specifications set forth in the Material Project Documents, (ii) Prudent Generator Practices and (iii) all Applicable Laws.

Section 5.03 Compliance with Laws and Obligations

The Company shall comply with all Environmental Laws and occupational health and safety regulations and all other Applicable Laws and Authorizations, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 5.04 Governmental Authorizations

The Company shall: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect all material Authorizations (including all Authorizations required by Environmental Law and all Authorizations set forth in Schedule 3.04 of this Agreement) required of the Company or the Operator by any Governmental Authority under any Applicable Law for the Development of the Project, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (b) preserve and maintain all other Authorizations required of the Company or the Operator by any Governmental Authority for the Development of the Project.

Section 5.05 Maintenance of Title

The Company shall maintain (a) good title to the Property owned by the Company free and clear of Liens, other than Permitted Liens; (b) legal and valid and subsisting leasehold interests to the Properties leased by the Company (including the Site), free and clear of Liens, other than Permitted Liens; and (c) legal and valid possessory rights to the Properties possessed and not otherwise held in fee or leased by the Company.

Section 5.06 Maintenance of Property; Insurance

(a) The Company shall preserve and maintain the Project and all of its material Properties, owned, leased or otherwise possessed, that are necessary for the conduct of its business in good working order and condition (ordinary wear and tear excepted).

(b) The Company shall maintain (or cause to be maintained) the insurance required to be maintained pursuant to Appendix A and any additional insurance (if any) required to be maintained by it under the Material Project Documents. If at any time any of the required insurance (including the limits or deductibles thereof) shall no longer be available on commercially reasonable terms, the Company shall procure substitute insurance coverage reasonably satisfactory to Ormat that is comparable to the required coverage and that is available on commercially reasonable terms. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by Ormat of written notice thereof, (ii) name Ormat as mortgagee (in the case of property insurance) or additional insured on behalf of Ormat (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to Ormat.

(c) The Company shall promptly notify Ormat of any Event of Loss which is believed will exceed One Hundred Fifty Thousand Dollars ($150,000) individually, or Three Hundred Thousand Dollars ($300,000) in the aggregate. The Company shall promptly notify Ormat of each written notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with this Section 5.06.

(d) No provision of this Section 5.06 or any provision of this Agreement or any other Financing Document or Project Document shall impose on Ormat any duty or obligation to

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verify the existence or adequacy of the insurance coverage maintained by the Company, nor shall Ormat be responsible for any representations or warranties made by or on behalf of the Company to any insurance company or underwriter.

Section 5.07 Keeping of Books

The Company shall maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Company and the results of its operations in accordance with GAAP (subject, in the case of unaudited financial statements to changes resulting from audit and usual year-end adjustments and the absence of footnotes) and all Applicable Laws.

Section 5.08 Access to Records

(a) The Company shall permit (i) officers and designated representatives of Ormat to visit and inspect the Properties of the Company and (ii) officers and designated representatives of Ormat to examine and make copies of the books of record and accounts of the Company and discuss the affairs, finances and accounts of the Company with the Company’s officers, employees or agents (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract), in each case, with reasonable advance notice to the Company and during normal business hours of the Company and as often as reasonably requested.

(b) The reasonable costs and expenses of each such visit by Ormat shall be borne by Ormat.

Section 5.09 Payment of Utilities, Taxes, Etc.

The Company shall pay and discharge, before the same shall become delinquent all material obligations as they become due including: (a) all utility charges, (b) all taxes, assessments and governmental charges or levies imposed upon it or upon its Property to the extent required under the Transaction Documents to which the Company is a party or under Applicable Law and (c) all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon its Property; provided, however, that in each case the Company shall not be required to pay or discharge any tax, assessment, charge or claim that is being contested in good faith and as to which (i) adequate bonds or reserves are maintained with respect to the contested items in accordance with GAAP, (ii) during the period of such contest the enforcement of any contested item is effectively stayed and (iii) such contest would not reasonably be expected to result in the sale, forfeiture or loss of any material part of the Collateral.

Section 5.10 Reporting Requirements

The Company shall furnish to Ormat copies of the following financial statements, reports, notices and other information (one copy in electronic format being sufficient):

(a) as soon as available and in any event within forty five (45) days after the end of each quarterly fiscal period of each fiscal year of the Company (except for the fourth fiscal quarter of such fiscal year), the balance sheet as at the end of such period, and the related

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statements of earnings and cash flows for such quarter and the year to date, in reasonable detail and prepared in accordance with GAAP, subject to the absence of footnotes and normal recurring adjustments;

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company beginning with the end of fiscal year 2011, annual financial statements, which annual financial statements shall include a balance sheet as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows for the fiscal year then ended, all presented in reasonable detail and all prepared in accordance with GAAP, subject to the absence of footnotes and normal recurring year-end adjustments;

(c) a certificate of an Authorized Representative of the Company in substantially the form of Exhibit A as of the last day of each fiscal quarter and delivered simultaneous with the provision of financial statements pursuant to clauses (a) and (b) above, (i) certifying that such financial statements fairly present the financial condition and results of operations of the Company on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments, (ii) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (iii) certifying, if applicable, as to compliance with the Cash Grant Terms and Conditions and Cash Grant Guidance, until the end of the Recapture Period;

(d) promptly, but in no event later than thirty (30) days after the receipt thereof by the Company, copies of (i) all Authorizations obtained by the Company after the Effective Date and (ii) any material amendment, supplement or other modification to any Authorization received by the Company after the Effective Date; and

(e) such other information with respect to the condition (financial or otherwise), business, operations, performance, prospects of the Company or the Project as Ormat may from time to time reasonably request.

Section 5.11 Notices

The Company shall, promptly (and in any event within five (5) Business Days) upon an Authorized Representative of the Company obtaining knowledge thereof, give notice to Ormat of:

(a) the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting the Company or the Project that, if adversely determined, could reasonably be expected to result in liability in an aggregate amount exceeding One Hundred Fifty Thousand Dollars ($150,000) ;

(b) the occurrence of a Default or an Event of Default or any material breach or default under any Material Project Document;

(c) promptly upon obtaining knowledge of (i) any fact, circumstance, condition or occurrence that could form the basis of an Environmental Claim by any Person against, or with respect to the activities of, the Company or the Project, (ii) any pending or threatened material

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Environmental Claim arising with respect to the Project or the Company or (iii) any alleged violation of, non-compliance with or liability or obligation under any Environmental Laws or any environmental Authorization applicable to the Company or the Project or the receipt of any material notice from any applicable Governmental Authority, describing the same in reasonable detail and, together with such notice or as soon thereafter as practicable, a description of the action that the Company has taken or proposes to take with respect thereto and, thereafter, from time to time provide such detailed reports with respect thereto as Ormat may reasonably request the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Company or the Project;

(d) the occurrence of any ERISA Event, together with a written notice setting forth the nature thereof and the action, if any, that the Company or ERISA Affiliate proposes to take with respect thereto;

(e) the occurrence of any force majeure event under any Material Project Document or with respect to the Project, each such notice being in the form of an Officer’s Certificate specifying the nature and expected duration of any such event and what action the Company has taken, is taking or proposes to take with respect thereto;

(f) copies of (i) material notices received by the Company under the Material Project Documents; (ii) notification of any amendment to any Material Project Document and of any actual, proposed or written threat of, termination or cancellation of any Material Project Document; and (iii) notification of the entry into an Additional Project Document;

(g) any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, if such casualty, damage or loss affects the Project, in excess of $150,000 for any one casualty or loss, or an aggregate of $300,000;

(h) the initiation of any Condemnation proceedings involving any of the Properties;

(i) any other fact, event, circumstance, condition or development specific to the Company or the Project which has, or could reasonably be expected to have, a Material Adverse Effect;

(j) copies of any notice or demand and confirmation of the receipt of any Cash Grant proceeds delivered to the Company or any Affiliate thereof by the U.S. Department of the Treasury or such other Governmental Authority with respect to a Cash Grant application, the Cash Grant Terms and Conditions and/or any Recapture Liabilities;

(k) notice of any communications from FERC raising issues or requesting information with respect to the continued eligibility of the Project’s QF status and regulatory exemptions; and

(l) such other information with respect to the condition (financial or otherwise), business, operations, performance, prospects of the Company or the Project as Ormat may from time to time reasonably request.

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Section 5.12 Cash Grant

The Company shall properly complete and file the Cash Grant application as soon as reasonably possible after the Placed in Service Date (as defined in the Cash Grant Guidance) and shall take all commercially reasonable actions necessary or useful (including, if applicable, enforcement of the applicable provisions of the EPC Contract against Ormat) to ensure receipt of Cash Grant Proceeds in the full amount requested in such Cash Grant application. The Company shall promptly provide to Ormat a copy of the filed Cash Grant application. The Company shall request that the U.S. Department of the Treasury (or other applicable Governmental Authority that actually pays the Cash Grant Proceeds) deliver the Cash Grant Proceeds to the Depositary for deposit into the Prepayment Account. The Company hereby appoints Ormat as the Company’s attorney-in-fact with full power of substitution, which appointment is coupled with an interest and is irrevocable prior to the full, final and indefeasible payment and performance of the Secured Obligations, in the Company’s name or in Ormat’s name to file, but only in the event that (i) as a result of the exercise of its remedies under and in compliance with the terms of the Security Documents, Ormat is then the owner of the Project (directly or through ownership of the Capital Stock of the Company) or (ii) the Company has failed to file the Cash Grant application within thirty (30) days after the Placed in Service Date, to file any and all applications in connection with the Cash Grant.

Section 5.13 Further Assurances

The Company shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of Ormat all such instruments and documents as are necessary or appropriate to carry out the intent and purposes of the Financing Documents, including any instruments and documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, Ormat’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents. Without limitation of the foregoing, the Company agrees to promptly cause to be filed and recorded in the appropriate real estate recording office any amendment to the Mortgage or any new mortgage or deed of trust (if such mortgage or deed of trust is in form and substance satisfactory to Ormat) and cause the Title Company to issue an endorsement to the Title Policy or a new Title Policy covering such amendment to the Mortgage or new mortgage or deed of trust (if such mortgage or deed of trust is in form and substance satisfactory to Ormat) upon receipt and execution of documentation required to be delivered pursuant to the previous sentence, and pay all title insurance premiums and expenses, all filing, recording and similar fees with respect to such amendments and title endorsements.

Section 5.14 Maintenance of Regulatory Status

The Company shall take or cause to be taken all actions necessary to obtain and maintain the QF status of and related regulatory exemptions for the Project.

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Section 5.15 Accounts

The Company shall instruct each person remitting cash (including insurance proceeds, liquidated damages, warranty payments, revenues and reimbursement of expenses and other amounts pursuant to the Material Project Documents) to or for the account of the Company to deposit such cash in the Accounts in accordance with the Accounts Agreement.

Section 5.16 Budgets

(a) The Company shall, prior to Final Acceptance, adopt an Operating Budget for the period to the conclusion of the then current fiscal year of the Company and, no less than sixty (60) days in advance of the beginning of each fiscal year of the Company thereafter, the Company shall adopt an Operating Budget for the succeeding fiscal year. Each Operating Budget shall be prepared in good faith on the basis of written assumptions stated therein which the Company believes to be reasonable as to all factual and legal matters material to such estimates. Each such Operating Budget shall be subject to the prior approval of Ormat, such approval not to be unreasonably withheld or delayed. In the event that the costs contained in a proposed Operating Budget vary from the Agreed Model for the applicable fiscal year by more than 10%, then copies of such proposed Operating Budget together with a comparison of the costs in the proposed Operating Budget with the costs set forth in the Operating Budget for the current fiscal year and an explanation of the reasons for any significant increase or decrease in any category shall be furnished to Ormat in sufficient time to provide Ormat not less than thirty (30) days to review and approve such Operating Budget. In the event that, pursuant to the immediately preceding sentence, the Operating Budget is not approved by Ormat (which approval shall not be unreasonably withheld or delayed), 110% of the relevant costs set forth in the Agreed Model for such year shall apply until the Operating Budget for the then current fiscal year is approved. Copies of each final Operating Budget adopted shall be furnished to Ormat promptly upon its adoption.

(b) Subject to Section 5.18(c), the Company shall comply with the applicable Operating Budget. If during any fiscal year the Company reasonably projects that the aggregate Operating and Maintenance Expenses for the Project for such fiscal year will exceed 110% of the amount budgeted for Operating and Maintenance Expenses in the then applicable Operating Budget, or if the aggregate Operating and Maintenance Expenses for the Project incurred to date during such fiscal year plus the Operating and Maintenance Expenses budgeted for the remainder of such fiscal year in the then applicable Operating Budget exceed 110% of the amount budgeted for Operating and Maintenance Expenses in the then applicable Operating Budget or if any line item of Operating and Maintenance Expenses for the Project in respect of payments to Affiliates of the Company incurred to date during such fiscal year and budgeted for the remainder of such fiscal year exceeds 110% of the budgeted amount thereof, then the Company shall prepare and submit for the approval of Ormat, an amended Operating Budget for the remainder of the then current annual period (and Ormat shall consider each such amendment in good faith and shall not unreasonably withhold or delay its consent to the approval of any such amendment); provided, that if such amended Operating Budget is not approved by Ormat, then the existing Operating Budget prior to such proposed amended Operating Budget shall apply. Notwithstanding the foregoing, the Company may pay Operating and Maintenance Expenses in an amount not to exceed 120% of Operating and Maintenance Expenses then set forth in the applicable Operating Budget at any time at which a Force Majeure Event has occurred and is continuing.

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(c) In the event an expenditure in excess of amount permitted by clause (b) above is necessary to comply with the Company’s obligations under the Transaction Documents or to prevent material injury to a Person, damage to the Property or criminal liability, the Company may make such expenditure without the consent of Ormat; provided that the Company will notify Ormat thereof as promptly thereafter as possible, with a reasonably detailed description of the circumstances and amount of such expenditure, and the Company and Ormat shall thereupon make such adjustments to the Operating Budget as shall be necessary, in Ormat’s reasonable judgment, for the ongoing financial well-being of the Company and the operation of the Project.

Section 5.17 Operating Statements and Reports

The Company shall furnish to Ormat, no later than thirty (30) days after the end of each fiscal quarter of the Company, commencing with the close of the first full fiscal quarter after the Final Acceptance, an operating statement of the Project for such quarterly period and for the portion of the Company’s fiscal year then ended, and, not more than forty five (45) days after the end of each fiscal year of the Company, an operating statement of the Project for such fiscal year, in each case, inclusive of the information set forth in Exhibit D. Such operating statements shall correspond to the classifications and quarterly periods of the current annual Operating Budget and shall show all Project Revenues and all expenditures for Operating and Maintenance Expenses. The quarterly operating statement shall include updated estimates of Operating and Maintenance Expenses for the balance of the fiscal year to which the operating statement relates. Both the quarterly and annual operating statements shall be certified as complete and correct in all material respects by an Authorized Representative of the Company. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material variance from the amount budgeted therefor in the relevant Operating Budget.

Section 5.18 Material Project Documents

The Company shall maintain in full force and effect, preserve, protect and defend material rights under, and take all commercially reasonable actions necessary to prevent termination or cancellation of and enforce against other parties the material terms of each Material Project Document. The Company shall comply with and perform and observe in all material respects all of its covenants and obligations contained in the Material Project Documents. To the extent not previously obtained, the Company shall use commercially reasonable efforts to obtain (i) a Consent to Assignment from, and (ii) an opinion of counsel to, each Project Party to a Material Project Agreement, in form and substance satisfactory to Ormat, acting reasonably.

Section 5.19 Maintenance of Corporate Separateness

The Company shall:

(a) act solely in its name and through its duly authorized officers, managers or agents in the conduct of its businesses;

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(b) conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity;

(c) except for fees payable pursuant to the Financing Documents or to the extent provided otherwise in the Accounts Agreement, provide for the payment of its own operating expenses and liabilities from its own funds;

(d) not hire or employ any employees without the prior written consent of Ormat. and

(d) comply in all material respects with Section 16 and the other provisions of the Company’s limited liability company agreement.

Section 5.20 Environmental Laws

The Company shall (a) comply, and use commercially reasonable efforts to cause all other Persons operating or occupying the Company’s Properties to comply, with all applicable Environmental Laws and Applicable Permits required pursuant thereto, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect; (b) obtain, maintain and renew all such Applicable Permits required under applicable Environmental Laws and reasonably necessary for its operations and occupancy of the Company’s Properties, except where failure to obtain, maintain or renew could not reasonably be expected to have a Material Adverse Effect; (c) conduct any investigation, study, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove, remediate and clean up all Releases of Hazardous Materials from the Project or any of the Company’s other properties, to the extent required under and in compliance in all material respects with the requirements of all applicable Environmental Laws; provided, however, that the Company shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings; (d) promptly notify Ormat and provide copies upon receipt of any written claims, complaints, written notices of material violation or written information requests related to any actual, alleged or potential material non-compliance with or material liability by the Company under applicable Environmental Laws and provide Ormat with periodic updates (at least monthly) on the status of such matters until such matters have been resolved; and (e) promptly notify Ormat of any Release or discovery of Hazardous Materials at any of its properties that is reasonably likely to require material expenditures to investigate and/or remediate said Hazardous Materials and provide Ormat with periodic updates (at least monthly) on the status of such matters.

Section 5.21 Maintenance of Sites

The Company shall not use, or permit to be used, any Site for any purpose other than for the Development of the Project as contemplated by the Project Documents.

Section 5.22 Wellfield

The Company shall cause the Wellfield to be developed and drilled in accordance with the terms and conditions set forth in Schedule 5.22. Such development and drilling shall be paid for entirely by the Sponsor or by equity contributions into the Company or through Permitted Subordinated Debt.

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Section 5.23 Lien Waivers

The Company shall obtain, and provide copies to Ormat of, waivers from each Person (other than Ormat, Ormat’s Subcontractors and Vendors under the EPC Contract and any Related Party of Ormat) who perform labor or provide, haul or furnish equipment, tools, machinery or materials for the Project or otherwise fall within the scope of persons described in Section 48-2-2 NMSA 1978 with regard to the Project) of any and all rights of such Person to claim or cause a Lien to be placed on any part of the Project subsequent to payment of such Person and, if requested by Ormat, Lien waivers from such Person, each in form and substance reasonably satisfactory to Ormat. The Company shall not engage or permit any Person (other than Ormat, Ormat’s Subcontractors and Vendors under the EPC Contract and any Related Party of Ormat) who prior to the filing and recording of the Mortgage performed labor or provided, hauled or furnished equipment, tools, machinery or materials for the Project or otherwise falls within the scope of persons described in Section 48-2-2 NMSA 1978 with regard to the Project unless such Person has provided a Lien waiver in form and substance reasonably satisfactory to Ormat releasing such Person’s right to claim a Lien with regard to the Project.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, the Company shall be subject to the following covenants:

Section 6.01 Organizational Documents

The Company shall not, amend, waive, modify or supplement its articles of organization or other organizational documents in any respect without the prior written consent of Ormat (such consent not to be unreasonably withheld, conditioned or delayed), except (i) to change the directors and officers of the Company from time to time, (ii) as required to comply with any Applicable Law, or (iii) to effect changes that are ministerial or administrative in nature. The Company shall promptly notify Ormat of any such changes and provide complete and correct copies of such amended documents.

Section 6.02 Subsidiaries; Equity Issuances

The Company shall not (a) form or have any Subsidiary, (b) subject to Section 6.05 hereof, own any Capital Stock in, or otherwise control any Voting Stock of or have any ownership interest in, any other Person or (c) issue any Capital Stock that does not constitute part of the Collateral.

Section 6.03 Indebtedness

The Company shall not create, incur, assume or suffer to exist any Indebtedness, other than:

(a) Indebtedness incurred under the Financing Documents;

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(b) purchase money or lease obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment (and Indebtedness incurred to finance any such obligations), provided that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any one time exceed One Fifty Hundred Thousand Dollars ($150,000) in the aggregate for the Company;

(c) Indebtedness incurred in the ordinary course of business to vendors or suppliers to the Company in an amount not to exceed $150,000, which shall have payment terms of no longer than thirty (30) days;

(d) Indebtedness (i) that is incurred in favor of a Related Party of the Company and (ii) is subordinated pursuant to an agreement substantially in the form set forth on Exhibit E (“Permitted Subordinated Debt”); or

(e) The posting of Substitute Owner Payment Security or Supplemental Owner Payment Security in accordance with the EPC Contract, and any related repayment obligations.

Section 6.04 Liens, Etc.

The Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

Section 6.05 Investments, Advances, Loan

The Company shall not make any advance, loan or extension of credit to, or make any acquisitions or investments (whether by way of transfers of Property, contributions to capital, acquisitions of stock, securities, evidences of indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, except Permitted Investments.

Section 6.06 Business Activities; Employees

(a) The Company shall not at any time conduct any activities other than those related to the Development of the Project as contemplated by the Project Documents and any activities incidental to the foregoing.

(b) The Company shall not directly hire any employees, it being understood that the foregoing shall not restrict the Company from engaging third party service providers otherwise in accordance with this Agreement.

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Section 6.07 Restricted Payments

The Company may not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than any distribution of funds transferred to the Company pursuant to Section 3.01 of the Accounts Agreement.

Section 6.08 Fundamental Changes; Asset Dispositions and Acquisitions

(a) The Company shall not (in one transaction or a series of transactions) merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person. The Company shall not change its legal form, liquidate or dissolve.

(b) The Company shall not purchase, acquire or lease any assets other than: (i) the purchase or lease of assets reasonably required for the Development of the Project as contemplated by the Construction Budget (as adjusted in accordance with the provisions of this Agreement); (ii) the purchase or lease of assets reasonably required in connection with the Restoration of the Project in accordance with Section 3.04 of the Accounts Agreement; (iii) the purchase of assets in the ordinary course of business as reasonably required in connection with the operation and maintenance of the Project in accordance with the Operating Budget; (iv) any Permitted Capital Expenditures, (v) Permitted Investments, and (vi) the purchase of assets using proceeds of Equity Contributions or Permitted Subordinated Debt.

(c) The Company shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its Property. Notwithstanding the foregoing and any provisions of Sections 5.02 or 5.05 to the contrary, the Company shall, subject to the mandatory prepayment provisions of this Agreement and the Accounts Agreement, be entitled to convey, sell, lease, transfer or otherwise dispose of (i) sales of Credits, capacity, energy, ancillary services and other services in accordance with the Project Documents; (ii) obsolete or worn out assets or assets no longer used or useful in its business; (iii) Permitted Investments; and (iv) assets replaced with other assets that are of equal or greater value once in place and have a similar function to the assets being replaced.

Section 6.09 Accounting Changes

The Company shall not change its fiscal year without Ormat’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.10 Amendment or Termination of Project Documents

The Company shall not:

(a) enter into any agreement (other than the Financing Documents) restricting its ability to amend any of the Transaction Documents;

(b) except for the EPC Contract, without the prior written consent of Ormat, not to be unreasonably withheld, conditioned or delayed, directly or indirectly amend, modify, supplement

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or grant a consent, approval or waiver under, or permit or consent to the amendment, modification or supplement of any provision of: (i) any Material Project Document, except (A) Change Orders, (B) any extension of the term of a Material Project Document on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to the Company) and (C) any ministerial or administrative amendments, modifications, waivers, consents and approvals; or (ii) any Project Document other than a Material Project Document, except any such amendment, modification, supplement, consent, approval or waiver which could not reasonably be expected to have a Material Adverse Effect;

(c) directly or indirectly transfer (except pursuant to the Security Documents), terminate, cancel or permit or consent to the transfer (except pursuant to the Security Documents), termination or cancellation of any Project Document (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend), except (i) where such termination occurs following performance in full by each Person party thereto of all of its obligations thereunder or (ii) in the case of any Project Document other than a Material Project Document, where such transfer, termination or cancellation could not reasonably be expected to result in a Material Adverse Effect, without the written consent of Ormat, not to be unreasonably withheld, conditioned or delayed; or

(d) without the written consent of Ormat, not to be unreasonably withheld, conditioned or delayed, enter into any Additional Project Document which is a Material Project Document (other than a Replacement Project Document permitted to be entered into pursuant to this Agreement) without the prior approval of Ormat (acting reasonably), and (in the case of a Replacement Project Document for which the Project Party to the Material Project Document to be replaced has executed a Consent to Assignment) unless the Project Party thereto shall execute and deliver a Consent to Assignment to Ormat in substantially the form of Exhibit B-1 and, if reasonably requested by Ormat and if with the exercise of commercially reasonable efforts the Company is able to obtain the same, an opinion from counsel to such Project Party substantially in the form of Exhibit B-2.

Promptly after the execution and delivery of any of the following, the Company shall furnish Ormat with certified copies of (i) all material amendments, modifications or supplements of any Project Document and (ii) all Additional Project Documents. If applicable, Ormat shall use good faith efforts to respond to each request pursuant to this Section 6.10 as soon as practicable.

Section 6.11 Transactions with Affiliates

The Company shall not directly or indirectly enter into any transaction or series of related transactions with any Affiliate of the Company, except for (a) such transaction (i) in the ordinary course of the Company’s (and such Affiliate’s) business and (ii) upon fair and reasonable terms no less favorable to the Company than it could obtain in comparable arm’s-length transactions with a Person which is not an Affiliate, (b) the Project Documents in effect as of the date hereof and the transactions expressly contemplated thereby, and (c) Permitted Subordinated Debt.

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Section 6.12 Accounts

The Company shall not open, or instruct the Depositary or any other Person to open, any bank accounts other than the Accounts and the Permitted Local Operating Account.

Section 6.13 Derivative Transactions

The Company shall not enter into any derivative transactions (including any swap, cap, or collar agreement or any similar arrangement), it being understood that any transaction for the purchase and sale of energy, capacity, ancillary services or Credits that is on a “unit contingent basis” and that relates to the Project shall not be considered to be a derivative transaction, irrespective of the form of agreement used to document such purchase and sale.

Section 6.14 Cash Grant

As of the Effective Date and thereafter until the expiration of the Recapture Period, (i) neither the Company nor any direct or indirect owner of the Company or any holder of an equity or profits interest in the Company (other than any such direct or indirect owner that is a direct or indirect owner solely as a result of owning equity interests in an entity that is treated as a C corporation for federal income tax purposes) will become a Disqualified Person and (ii) the Company shall not cause or permit any other action or omission that would cause a Cash Grant to be recaptured.

Section 6.15 Substantial Consummation

Reasonably promptly (but in any event within thirty (30) days) following the occurrence of “substantial consummation” of the Plan of Reorganization, the company shall deliver to Ormat an opinion of counsel to the Company regarding the occurrence “substantial consummation” of the Plan of Reorganization, such opinion to be in form and substance reasonably acceptable to Ormat.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default.

Subject to Section 7.02, if any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay the Advance Amount on the Maturity Date (or if such day is not a Business Day, the next succeeding Business Day) in the manner set forth in Section 2.03; or

(b) the Company shall fail to pay (i) on any Funding Date occurring subsequent to the Interest Payment Date, interest on the Advance Amount payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any other amount (other than an amount referred to in Section 7.01(a) or (b)(i)) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

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(c) any representation or warranty made by the Company in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Ormat by or on behalf of the Company in accordance with the terms hereof or thereof, or any representation or warranty made by the Member in the Pledge Agreement, shall prove to have been false or misleading in any material respect as of the time made, confirmed or furnished and the same could reasonably be expected to result in a Material Adverse Effect; provided, that no Event of Default shall occur pursuant hereto if within thirty (30) days of the date on which the Company receives notice (from any source) that such false or misleading representation or warranty has occurred, the Company shall eliminate or otherwise address to the reasonable satisfaction of Ormat any Material Adverse Effect relating to such false or misleading representation or warranty; or

(d) (i) the Company shall fail to observe or perform any covenant or agreement contained in Sections 5.01, or 5.06(b) or Article VI, or (ii) the Member shall fail to observe or perform any covenant or agreement contained in Sections 5.05 or 5.06 of the Pledge Agreement, and in each case such failure shall continue unremedied for a period of five (5) Business Days after the earlier of (i) written notice thereof from Ormat and (ii) the Company having knowledge thereof; or

(e) the Company or the Member shall fail to observe or perform any covenant, condition or agreement contained in any Financing Document (other than those specified in Section 7.01(a), (b) or (d)), and in each case such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from Ormat and (ii) the Company having knowledge thereof; provided, that if such failure cannot be remedied within such thirty (30) day period but is susceptible of remedy within a longer period, such thirty (30) day period shall be extended for up to an additional sixty (60) days so long as (A) the Company or the Member has promptly notified Ormat of such failure and (B) the Company or the Member has commenced action reasonably planned to remedy such failure and continues diligently to pursue such action; or

(f) (i) the Company shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness (other than Indebtedness under the Financing Documents) that is outstanding in an aggregate principal amount (or notional principal amount) of at least One Hundred Fifty Thousand Dollars ($150,000) beyond any period of grace with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of any evidence of Indebtedness in an aggregate outstanding principal amount (or notional principal amount) of at least One Hundred Fifty Thousand Dollars ($150,000), and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable in full (whether by redemption, purchase, offer to purchase or otherwise), before its stated maturity or before its regularly scheduled dates of payment; or

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other similar relief in respect of the Company or the Member, or their respective debts, or of a substantial part

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of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the Member, or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed or un-stayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) the Company or the Member, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the Member, or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) any final non-appealable judgment or order for the payment of money in excess of One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against the Company (exclusive of judgment amounts covered by insurance where the insurer has admitted liability in respect of such judgment) and the same remains unpaid or unstayed for a period of ninety (90) or more consecutive days; or

(j) (i) any Financing Document is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default by the Company or the Member thereunder)), or the enforceability thereof shall be challenged by the Company or the Member, as the case may be; or (ii) any Financing Document that creates a security interest in Collateral ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority perfected Lien on the assets purported to be covered thereby in favor of Ormat; or

(k) any ERISA Event shall occur and be continuing that, either individually or in the aggregate with each other continuing ERISA Event, has had a Material Adverse Effect; or

(l) without limiting any other provision of this Article VII, (i) any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (ii) any Project Party (other than Ormat or any Related Party thereof) shall terminate or cease to perform under any Material Project Document, or shall repudiate any Material Project Document and the repudiation, termination or cessation of performance could reasonably be expected to have a Material Adverse Effect; provided that no such event shall be an Event of Default if the Company has entered into a Replacement Project Document within thirty (30) days after the occurrence thereof; provided, that if such Replacement Project Document is not entered into within such thirty (30) day period, such thirty (30) day period shall be extended for up to an additional ninety (90) days so long as (A) the Company or the Member has promptly notified

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Ormat of the underlying issue with the Material Project Document and (B) the Company or the Member has commenced action reasonably planned to enter into such Replacement Project Document and continues diligently to pursue such action;

(m) all or substantially all of the assets constituting the Project shall suffer a substantial casualty, or be destroyed, irreparably damaged, or requisitioned or taken by condemnation, and such casualty, destruction, damage, requisition or taking could reasonably be expected to have a Material Adverse Effect, taking into account application of all Loss Proceeds relating thereto and the provisions of the Accounts Agreement; or

(n) any Event of Abandonment shall occur and be continuing;

then, and in every such event (other than an event with respect to the Company or the Member described in Section 7.01(g) or (h)), and at any time thereafter during the continuance of such event, Ormat may, by written notice to the Company, declare the Advance Amount then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Advance Amount so declared to be due and payable, together with accrued interest thereon and other amounts payable by the Company hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in Section 7.01(g) or (h), the principal of the Advance Amount then outstanding, together with accrued interest thereon and all fees and other payment obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth above, Ormat shall be, subject to the terms of the Accounts Agreement and Section 8.17 (Limited Recourse), entitled to exercise the rights and remedies available to Ormat under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law. The Company and Ormat acknowledge and agree that the proceeds resulting from any exercise of remedies under this Agreement or any other Financing Document shall be applied in accordance with the provisions of Section 5.09 of the Security Agreement.

Section 7.02 Limitation on Exercise of Remedies

Notwithstanding Section 7.01, in the event that Ormat or any of its Related Parties fails to perform any of its obligations under any Transaction Document to which it is a party and such failure causes or could reasonably be expected to cause a Default or Event of Default under this Agreement, the Company shall give written notice to Ormat of such failure, such notice to be given promptly and in any event no later than thirty (30) days after a responsible officer of the Company obtains actual knowledge of such failure. Provided the Company has complied with its notice obligations pursuant to this Section, any Default or Event of Default under this Agreement which is caused by a failure by Ormat or any of its Related Parties to perform any of its obligations under any Transaction Document to which it is a party shall not be considered a Default or Event of Default under this Agreement and Ormat shall not be entitled to any remedy under this Agreement or any other Financing Document in respect of any such Default or Event of Default.

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Section 7.03 Certain Step In Rights

Notwithstanding anything to the contrary in this Agreement or the other Financing Documents, upon not less than ten (10) Business Days’ written notice from Ormat to the Company that a Step In Event has occurred and is continuing, Ormat shall have the right to operate the Project in the place of the Operator until the expiry of the applicable Step In Period, after which the Operator shall resume operating the Project in consultation with Ormat. Without limiting Ormat’s rights hereunder, prior to exercising such rights, Ormat will consult with the Company regarding its exercise of such rights.

During the Step In Period:

(i) the Company shall have no obligations to the Operator under the Operating Agreement, except with respect to obligations incurred prior to the Step In Period;

(ii) following written request therefor by Ormat, the Company shall direct the Depositary to reimburse Ormat for all of its reasonably documented, actual costs incurred to operate the Project (but not for any profit or markup), from time to time in accordance with the Accounts Agreement;

(iii) Ormat will consult with the Company from time to time regarding the operation of the Project. and Ormat shall operate and maintain the Project in accordance with Prudent Generator Practices;

(iv) Section 7.02 shall, for the avoidance of doubt, continue to apply; and

(v) Ormat shall keep the Company reasonably informed as to its operation of the Project.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices

Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including facsimile) and (ii) sent by facsimile or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified in below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

If to the Company :

Lightning Dock Geothermal HI-01, LLC 136 South Main Street, Suite 600 Salt Lake City, Utah 84101 Attention: Nicholas Goodman Fax: (801) 374-3314

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If to Ormat:

Ormat Nevada Inc. 6225 Neil Road Reno, Nevada 89511-1136 Attn: President Telephone: (775) 356-9029 Facsimile: (775) 356-9039

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 8.02 Waivers; Amendments

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of either Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between either Party, or any of its Affiliates, on the one hand, and the other Party, on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor, except as contemplated by Section 8.4(c) of the EPC Contract in connection with “Substitute Owner Payment Security” and a deemed repayment in full of the Advance Amount hereunder, shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which either Party thereto would otherwise have. No notice to or demand on either Party in any case shall entitle the other Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of such Party to any other or further action in any circumstances without notice or demand.

(b) Amendments. Neither this Agreement nor any other Financing Document nor any provision hereof or thereof (including any Appendix, Exhibit or Schedule hereto or thereto) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and Ormat.

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Section 8.03 Expenses; Indemnity; Etc.

(a) Costs and Expenses. The Company agrees to pay or reimburse Ormat for: (i) all reasonable costs and expenses (other than Taxes except as expressly contemplated hereby) of Ormat (including payment of counsels’ fees and expenses) in connection with (x) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Company under this Agreement or the obligations of the Member or Project Party (other than Ormat) under any other Financing Document or Project Document in connection with such Default or Event of Default and (y) the enforcement of this Section 8.03 or the preservation of its rights, (ii) all reasonable costs, expenses, taxes, assessments and other charges (including reasonable legal fees) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein and (iii) all costs, expenses and other charges of the Title Company in respect of the Title Policy.

(b) Indemnification by the Company. The Company agrees to indemnify and hold harmless Ormat and its Affiliates and each of their respective shareholders, partners, members, directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (other than Taxes except as expressly contemplated hereby), including all Environmental Claims or liabilities arising under Environmental Laws or relating to Hazardous Materials, and any Recapture Liability, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document required hereunder (other than any Project Document, the terms of which shall govern the indemnity obligations between the Persons party thereto) and the financing transactions contemplated by the Financing Documents and will reimburse any Indemnified Party for all expenses (including reasonable and documented counsel fees and expenses) as they are incurred in connection therewith. The Company will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense that has resulted from such Indemnified Party’s (or any Related Party’s) bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the transactions contemplated hereby is consummated. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, or any security holders or creditors thereof related to or arising out of the execution, delivery and performance of any Financing Document or the financing transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability has resulted from such Indemnified Party’s material breach of this Agreement, bad faith, gross negligence or willful misconduct. To the extent permitted by Applicable Law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Financing Document, the Advance Amount or the use of the proceeds thereof. Each of the Company and Ormat recognize and agree that the relevant Project Document, and not this Agreement or any other Financing Document, sets forth the indemnity obligations of each of the parties to such Project Document.

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(c) Settlements; Appearances in Actions. The Company agrees that, without the Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Agreement (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any Affiliate thereof in which such Indemnified Party or any of its Related Parties is not named as a defendant, the Company agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented fees and disbursements of its legal counsel. In the case of any claim brought against an Indemnified Party for which the Company may be responsible under this Section 8.03, Ormat agrees (at the expense of the Company) to execute such instruments and documents and cooperate as reasonably requested by the Company in connection with the Company’s defense, settlement or compromise of such claim, action or proceeding.

Section 8.04 Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither party may assign or otherwise transfer or participate any of its rights or obligations hereunder without the prior written consent of the other party (and any attempted assignment, transfer or participation without such consent shall be null and void). Notwithstanding the foregoing, Ormat shall be permitted to transfer its rights or obligations hereunder to (i) a wholly-owned Affiliate of Ormat that is organized under the laws of a State in the United States of America without the prior written consent of the Company, and (ii) to any Person that is organized under the laws of a State in the United States of America with the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 8.05 Survival

All covenants, agreements, representations and warranties made by the Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other Party and shall survive the execution and delivery of this Agreement and the making of the Advance Amount, regardless of any investigation made by either Party or any other Person on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Advance Amount or any other amount payable under this Agreement is outstanding and unpaid and so long as Ormat’s obligation to provide the Advance Amount to the Company hereunder has not expired

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or terminated. The provisions of Sections 8.03, 8.14 and 8.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advance Amount, the expiration or termination of Ormat’s obligation to provide the Advance Amount to the Company hereunder, or the termination of this Agreement or any provision hereof. The obligations of the Company under Section 2.06 shall survive the termination of this Agreement and the repayment of the Advance Amount for a period that is coterminous with the statute of limitations to actions by applicable Government Authorities for the payment of Taxes.

Section 8.06 Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which the Company is a party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by each of the Company and Ormat, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07 Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08 Right of Setoff

If an Event of Default shall have occurred and be continuing, Ormat and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by Ormat or any such Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by Ormat, irrespective of whether or not Ormat shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of Ormat or any of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which Ormat may have.

Section 8.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of law

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thereof that would result in the application of the laws of any other jurisdiction. It is the intent and purpose of the parties hereto that the provisions of Section 5-1401 of the General Obligations Law of the State of New York shall apply to this Agreement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which the Company is a party shall be brought in (i) the State of New York courts in the County of New York, (ii) the United States District Court for the Southern District of New York, (iii) the State of New Mexico First Judicial District Court or the Second Judicial District Court, or (iv) the United States District Court for the District of New Mexico and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

(c) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York, County of New York, in the United States District Court for the Southern District of New York, the State of New Mexico in the county of Hidalgo, or the United States for the District of New Mexico and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE FINANCING TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Service of Process. The Company irrevocably appoints CT Corporation System (the “Company Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, N.Y. 10011 and at 123 East Marcy, Santa Fe, NM 87501 and Ormat irrevocably appoints HIQ Corporate Services, Inc. (the “Ormat Process Agent”), with an office on the date hereof at One Commerce Plaza, 99 Washington Ave., Suite 805A, Albany, NY 12210-2822 and at 1012 Marquez Place Ste 106b, Santa Fe, NM 87501, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such party and its property and revenues service

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of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the State of New York or the State of New Mexico, respectively, in connection with this Agreement, and each party agrees that the failure of the Company Process Agent or Ormat Process Agent, as applicable, to give any notice of any such service of process to a party shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.11 Confidentiality

Except to the extent necessary for the exercise and enforcement of its rights and remedies and the performance of its obligations under this Agreement or as otherwise mutually agreed by the Company and Ormat, each of the Company and Ormat and any of its respective Affiliates and its or their respective shareholders, members, partners, directors, officers, employees and agents (collectively, “representatives”) and its respective advisors, counsel and public accountants (collectively, “advisors”) will not itself intentionally disclose, directly or indirectly, any of this Agreement or information furnished hereunder or the Transaction Documents or information furnished thereunder, and will use all reasonable efforts to have all such information kept confidential (consistent with its own practices); provided that (i) each of the Company and Ormat and its Affiliates and its representatives and advisors may use, retain and disclose any such information (A) to its special counsel and public accountants, (B) to any Governmental Authority or regulatory authority, or (C) to the extent required by law, including securities laws, or the rules and regulations of any stock exchange on which securities of the Company or Ormat or any of its respective Affiliates are listed, (ii) each of the Company and Ormat and its Affiliates and its representatives and advisors may use, retain and disclose any such information that has been publicly disclosed (other than by such party or any Affiliate thereof or any of its representatives or advisors in breach of this Section 8.11) or has rightfully come into the possession of such party or any Affiliate thereof or any of its representatives or advisors other than from the other party or a Person acting on such other party’s behalf, (iii) to the extent that the Company or Ormat or any Affiliate thereof or its representatives or advisors may have received a subpoena or other written demand under color of legal right for such information, such party or such Affiliate or representative or advisor may disclose such information, but such party shall first, as soon as practicable upon receipt of such demand, unless otherwise prohibited by Applicable Laws, furnish a copy thereof to the other parties and, if practicable so long as such party shall not be in violation of such subpoena or demand or likely to become liable to any penalty or sanctions thereunder, afford the other party reasonable opportunity, at the other party’s cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (iv) each of the Company and Ormat and its Affiliates and its representatives and advisors may disclose any such

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information, and make such filings, as may be required by this Agreement or the Transaction Documents, and (v) nothing in this Section 8.11 shall prevent the Company or Ormat and its Affiliates from using such information for its own internal purposes, subject to the restrictions set forth herein with respect to public disclosure of such information. Notwithstanding anything herein to the contrary, each of the Company and Ormat may disclose information to its Affiliates and other representatives and advisors in accordance with this Agreement if such Persons have agreed to be or are otherwise bound by confidentiality obligations substantially similar to those contained in this Section 8.11.

Section 8.12 Third Party Beneficiaries

The agreement of Ormat to make the Advance Amount to the Company, on the terms and conditions set forth in this Agreement, is solely for the benefit of the Company and Ormat, and, except in respect of Non-Recourse Parties as contemplated by Section 8.15, no other Person (including the Sponsor, the Member, any other Project Party (other than Ormat), contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Project) shall have any rights under this Agreement or under any other Financing Document or Project Document as against Ormat or with respect to any extension of credit contemplated by this Agreement.

Section 8.13 Usury

Regardless of any provision contained in the Transaction Documents, or any other documents or instruments executed in connection herewith, Ormat shall never be entitled to receive, collect or apply, as interest hereon, any amount in excess of the highest lawful rate and if Ormat ever receives, collects or applies, as interest, any such excess, such amount that would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such (provided that no premium or penalty shall become due and payable as a result of such deemed prepayment); and, if the principal hereof is paid in full, any remaining excess shall be refunded to the Company. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, the parties hereto shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) spread the total amount of interest throughout the entire contemplated term hereof; provided, however, that if the interest received for the actual period of existence hereof exceeds the highest lawful rate, Ormat shall either apply or refund to Company the amount of such excess as herein provided, and in such event Ormat shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the highest lawful rate.

Section 8.14 Reinstatement

The obligations of the Company under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company hereunder or under any Financing Document or the EPC Contract is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Company agrees that it will indemnify Ormat and/or Ormat on demand for all reasonable costs and expenses (including fees of counsel) incurred by Ormat and/or Ormat in connection with

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such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 8.15 Limited Recourse

(a) The obligations of the Company hereunder and under the other Financing Documents, including with respect to the payment of the principal of or interest on any Advance Amount, are obligations solely of the Company and shall be satisfied solely from the Collateral and the assets of the Company and shall not constitute a debt or obligation of the Member or any other Affiliate of the Company or any of their respective officers, directors, employees, shareholders, agents, attorneys or representatives (collectively, the “Non-Recourse Parties”). None of the Non-Recourse Parties shall be liable for any amount payable by the Company under this Agreement or the other Financing Documents and Ormat shall not seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment of any obligations payable by the Company under this Agreement or the other Financing Documents and no property or assets of the Non-Recourse Parties shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against the Company with respect to this Agreement or the other Financing Documents. In furtherance of the foregoing, Ormat shall have no recourse to, and Ormat shall not seek to enforce any money judgment or deficiency or personal judgment against the Member or any Affiliate thereof in respect of any amounts transferred from the Revenue Account pursuant to clause Fourth of Section 3.01(c) of the Accounts Agreement.

(b) Notwithstanding the provisions of Section 8.15(a), nothing in this Section 8.15 shall limit or affect or be construed to limit or affect the obligations and liabilities of any Non-Recourse Party (i) in accordance with the terms of any other Transaction Document to which such Non-Recourse Party is a party, or (ii) arising from liability pursuant to Applicable Law for such Non-Recourse Party’s fraudulent actions or willful misconduct.

(c) The foregoing acknowledgments, agreements and waivers shall survive termination of this Agreement and be enforceable by any Non-Recourse Party and are a material inducement for the parties’ execution of this Agreement and the other Financing Documents.

Section 8.16 Reasonable Cooperation of Ormat; Following Payment of Advance Amount

(a) Ormat agrees to reasonably cooperate with the Company in connection with the Company’s efforts to procure long term financing for the Project and in connection therewith agrees to make itself and its representatives available upon reasonable notice and at reasonable times to meet, in the presence of the Company, with potential lenders to the Company. In furtherance of the foregoing and in connection with any long term financing for the Project or the Company, Ormat agrees to use reasonable efforts to take such actions as may reasonably facilitate such refinancing, including assigning (or effecting another form of transfer) of the Security Documents and the other Financing Documents to the lenders providing such long term financing. The Company agrees to pay any out of pocket expenses (including reasonable legal fees and costs) that Ormat incurs in connection with this Section 8.16(a).

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(b) Upon the payment (or deemed payment) in full of the Advance Amount and unless requested otherwise by the Company, Ormat agrees to take such steps as may be reasonably required in order to evidence the payment (or deemed payment) of the Advance Amount hereunder and Ormat further agrees to take such steps as may be reasonably required to release the Collateral from the Liens of the Security Documents, including giving such written instructions to the Depositary or such other Persons as may be required in connection therewith under the Financing Documents.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF ORMAT

Ormat represents and warrants to Ormat as of the Effective Date that:

Section 9.01 Due Organization, Power, Etc.

Ormat is a corporation, duly organized, validly existing and in good standing under the laws of Delaware; (b) has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party; and (c) is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted; except, in the case of clause (c), where the failure to be so qualified could not reasonably be expected to result in a material adverse effect on Ormat.

Section 9.02 Due Authorization, Etc.

Ormat has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each Transaction Document to which Ormat is a party has been duly executed and delivered by Ormat and is in full force and effect and constitutes a legal, valid and binding obligation of Ormat, enforceable against Ormat in accordance with its respective terms, except as enforcement may be limited (i) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 9.03 No Conflict

The execution, delivery and performance by Ormat of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder and thereunder, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the articles of incorporation or by-laws of Ormat, (ii) conflict with or result in a breach of, or constitute a default under, any material indenture, loan agreement, mortgage, deed of trust or other material instrument or agreement to which Ormat is a party or by which Ormat is bound or to which the property or assets of Ormat are subject, (iii) conflict with or result in a breach of, or constitute a default in any material respect under, any Applicable Law, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Property or assets of Ormat.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIGHTNING DOCK GEOTHERMAL HI-01, LLC

By:	/s/ Nicholas Goodman
Name: Nicholas Goodman
Title: President

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ORMAT NEVADA INC.

By:	/s/ Connie Stechman
Name: Connie Stechman
Title: Assistant Secretary

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APPENDIX A – Insurance

(a) The Company shall maintain or cause to be maintained in effect at all times the insurance required to be maintained under the Financing Documents and the Material Project Documents (unless otherwise waived in writing by the contractual party). The Company shall enforce its rights under the EPC Contract to cause Ormat (as “contractor” thereunder) to maintain its insurance as required in the EPC Contract.

(b) Without limiting the foregoing, the Company shall maintain or cause to be maintained in effect at all times the types of insurance by the following provisions together with any other types of insurance required hereunder, with insurance companies rated A-, X or better, by A.M. Best’s Insurance Guide and Key Ratings (“Best”) (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best shall no longer be published) or other insurance companies of recognized responsibility satisfactory to Ormat, until the Termination Date.

(c) Company’s Insurance Requirements

(i) Commercial general liability insurance for the Project on an “occurrence” policy form, including coverage for premises, operations, explosion, collapse and underground hazards, products/completed operations, coverage equivalent to broad form property damage, blanket contractual liability and personal injury, with primary coverage limits of no less than $1,000,000 for bodily injury or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 aggregate limit for products/completed operations. The commercial general liability policy (including any excess) shall also include a severability of interest clause with no exclusions or limitations for cross liability. To the extent commercially available and not prohibited by statute, the commercial general liability shall have no exclusion for punitive damages.

(ii) If applicable, automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury, including death and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of not less than $1,000,000 combined single limit for bodily injury and property damage. To the extent that there are no owned vehicles, hired and non-owned auto liability either under a separate automobile liability policy or the commercial general liability described above.

(iii) If applicable, workers compensation and employer’s liability insurance, to the extent the Company has employees, providing statutory benefits and no less than $1,000,000 (for employer’s liability) and such other forms of insurance which the Company is required by law to provide for the Project, All States endorsement and USL&H Act coverage (if any work is performed near or over water), covering loss resulting from bodily injury, sickness, disability or death of the employees of the Company performing work with respect to the Project.

(iv) The Company shall (X) cause Ormat (in its capacity as “contractor” under the EPC Contract) to maintain sudden and accidental pollution liability with a limit of not less than $10,000,000 per occurrence and policy term aggregate until the Completion Date as defined

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in the EPC Contract and such cover shall name Company and Ormat (in its capacity as “lender” under this Agreement) as additional insured(s), and either under separate policy or included within the liability insurance set forth in (i) above and (vi) below and (Y) maintain sudden and accidental pollution liability with a limit of not less than $5,000,000 per occurrence and policy term aggregate during operations. Such cover may be written on occurrence, claims-made or time element-short term pollution liability forms.

(v) If any aircraft or watercraft is used for Project operations, the Company shall purchase aircraft and/or watercraft liability, to insure the use of any owned, non-owned or chartered aircraft or watercraft with limits of not less than $15,000,000 per occurrence and annual aggregate basis.

(vi) Excess or Umbrella Liability Insurance of not less than $10,000,000 per occurrence and annual aggregate basis on an “occurrence” policy form and cover shall follow form in excess of the coverage provided by the policies described in paragraphs (c)(i), (c)(ii), (c)(iii) and (c)(iv) above, as applicable.

(vii) Operational property insurance on an “all risk” basis covering all of the Project’s physical assets at the earlier of the Completion Date (as defined in the EPC Contract) or expiration of the builders risk coverage purchased by Ormat under the EPC Contract ensuring no gaps in coverage and including without limitation all buildings, structures, boilers, machinery, equipment, rail cars, facilities, fixtures, supplies, and other properties constituting a part of the Project, and any property of others for which the Company has responsibility to insure, in an amount not less than the full replacement cost value of the Project and such other property with no coinsurance penalty or deduction for depreciation or a waiver thereof and providing, without limitation:

(A) coverage against loss or damage caused by, but not limited to, fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, earthquake, flood, collapse, sinkhole, subsidence and other risks included under industry standard “all risk” policies; provided, however, that earthquake and flood coverage may each be subject to an annual aggregate limit of not less than $25,000,000 (including coverage required in clause (G) below), or such other sublimits as Ormat may from time to time reasonably require to be insured;

(B) coverage for off-site storage with a per occurrence limit sufficient to cover the full replacement cost of property and equipment stored off-site, as applicable;

(C) coverage for transit to the extent an exposure exists or arises, with a per occurrence limit of $1,000,000 or such higher amount as is sufficient to cover the full replacement cost of any item in transit;

(D) coverage for machinery breakdown for all equipment and machinery that qualifies for cover under a machinery breakdown policy, on a “comprehensive” basis with limits of not less than full replacement cost of such objects;

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(E) coverage for resultant damage following loss or damage from a covered peril with design clause wording of at least LEG 2/96 or its equivalent;

(F) coverage for on-site pollution clean-up from land or water with a sub-limit of not less than $250,000 in the annual aggregate, unless coverage is provided under a pollution liability policy;

(G) coverage for business interruption, contingent business interruption (for direct suppliers and customers) and extra expense, with respect to the perils required to be insured above, in an amount not less than 12 months of gross revenues less non-continuing expenses and not less than $2,000,000 for contingent business interruption with respect to the first non owned electrical interconnection or substation, and not less than $1,000,000 for extra expense. Such cover shall be on an all risk basis with the exception of the contingent business interruption which shall be on best available terms that are commercially reasonable; and

(H) deductibles at no greater than $250,000 for property damage, $500,000 for machinery breakdown, for the steam turbine generator, and for boilers and forty-five (45) days for business interruption, extra expense and contingent business interruption.

(vii) Operators extra expense insurance on the geothermal wells constituting the Wellfield and the development, operation and maintenance of the Wellfield including (A) control of well insurance, (B) redrilling and extra expense insurance, and (C) seepage and pollution, clean-up and contamination insurance; all with a combined single limit in the amount of $3,000,000.

(viii) Such other or additional insurance to cover increases or changes in risks, including limits, coverages, deductibles or other terms and conditions as guided by Prudent Generator Practices, as are from time to time insured against for properties and facilities similar in nature, use and location to the Project which Ormat may reasonably require.

(d) All policies covering real or personal property issued pursuant hereto (including all risk property and business interruption shall be, in such form and on terms and conditions (including the form of lender loss payable clauses and the form of non-vitiation or multiple insureds clauses, as applicable) acceptable to Ormat.

(e) Ormat shall be named as additional insured under policies of general liability insurance (including excess liability and automobile liability) and the all risk property insurance. Except as otherwise expressly provided in the EPC Contract with regard to insurance furnished by Ormat in its capacity as “contractor” under the EPC Contract, all policies obtained by Owner under this Agreement shall be primary and non-contributory with any insurance carried by or on behalf of Ormat.

(f) Ormat (in its capacity as “lender” under this Agreement) shall be the beneficiary of a mortgagee / lender’s loss payable form acceptable to Ormat, form 438 BFU or equivalent. Ormat (in its capacity as “lender” under this Agreement), shall be endorsed as the sole loss payee for all loss proceeds in excess of $1,000,000, under all business interruption (including delay in

Appendix A	Page 3

startup) and all risk property, insurance procured and maintained for the Project. During the continuance of an Event of Default, Ormat shall notify the insurer that an Event of Default has occurred and is continuing hereunder in which case all proceeds shall be paid directly to the Depositary for application in accordance with the Accounts Agreement. Upon payment and satisfaction of all of the Company’s obligations under, and termination of, the Financing Documents, the Company may instruct (upon receiving approval from Ormat, not to be unreasonably withheld, delayed or conditioned) the insurers to name the Company, or such successor credit provider or other Person as the Company shall specify, as loss payee.

(g) Each policy shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Company) shall operate in the same manner as if there were a separate policy covering each such insured. Each policy shall waive subrogation against Ormat in its capacity as a “lender” under this Agreement and as a “contractor” under the EPC Contract. To the extent commercially available, each such policy shall be endorsed to provide that if any premium or installment is not paid when due, or if such insurance is to be cancelled, terminated or materially and adversely changed for any reason whatsoever, the insurers (or their representatives) will promptly notify the Company and Ormat, and any such cancellation, termination or change shall not be effective until 30 days, except 7 days with regard to non-payment, after receipt of such notice by Ormat. To the extent endorsement of the required policies to provide such written notice of cancellation or material change to Ormat is not commercially available, the Company shall be obligated to provide written notice of cancellation or material change to Ormat.

(h) In the event that the Company fails to respond in a timely and reasonable manner to take any steps necessary or reasonably requested by Ormat to collect from any insurers for any loss covered by any insurance required to be maintained by this Appendix A, Ormat shall have the right to direct the Company to, upon Ormat’s request and at the Company’s own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by Ormat to collect from insurers for any loss covered by any insurance required herein.

(i) In the event that at any time the insurance required herein shall be reduced or cease to be maintained, then Ormat may, at its option, maintain the insurance required hereby and, in such event, the Company shall reimburse Ormat for the cost of such insurance.

(j) In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained, other than insurance required by law to be maintained described in this Appendix A, shall not be available on commercially reasonable terms in the commercial insurance market, Ormat shall not unreasonably withhold its agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that (i) the Company shall first request any such waiver in writing, which request shall be accompanied by written reports prepared by the Company’s insurance representative, certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for electric generating plants of similar type and capacity (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available on commercially reasonable terms) and explaining in detail the basis for such conclusions and the form and substance of such reports to be reasonably acceptable to Ormat;

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(ii) at any time after the granting of any such waiver, Ormat may request, and the Company shall furnish to Ormat within 15 days after such request, supplemental reports reasonably acceptable to Ormat updating the prior reports and reaffirming such conclusion; and (iii) any such waiver shall be effective only so long as such insurance shall not be available on commercially reasonable terms in the commercial insurance market.

(k) In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the Company shall obtain for each such policy or policies the broadest basic and supplemental extended reporting period coverage or “tail” cover reasonably available in the commercial insurance market for each such policy or policies, but in no event less than two years and shall provide Ormat with proof that such basic and supplemental extended reporting period coverage or “tail” cover has been obtained.

Appendix A	Page 5

APPENDIX B – Real Estate Documents

1. Joint Facility Operating Agreement between AmeriCulture, Inc. and Lightning Dock Geothermal Inc., dated September 6, 1995, as subsequently assigned to Lightning Dock Geothermal HI-01, LLC by Lightning Dock Geothermal Inc. on October 7, 2011, which assignment was recorded in the records of Hidalgo County on October 17, 2011.

2. Offer to Lease and Lease for Geothermal Resources Serial Number NM 34790 , effective as of February 1, 1979 (originally issued to Amax Exploration, Inc.) with the U.S. Bureau of Land Management, as landlord. On November 20, 1981, the BLM consolidated Lease NM 34790 with BLM Lease application 47134 (covering the first 1000 feet of geothermal resources) into BLM Lease NM 34790. A 25% interest in consolidated BLM Lease NM 34790 was assigned by Amax Exploration Inc. to Geothermal Properties, Inc. (G.P.I.) on December 1, 1983; a 75% interest in BLM Lease NM 34790 was assigned by Amax Exploration Inc. to Steam Reserve Corporation on March 27, 1984. Steam Reserve Corporation subsequently assigned its 75% interest in BLM Lease NM 34790 to G.P.I. on February 13, 1986. G.P.I. assigned its 100% interest in BLM Lease NM 34790 to Lightning Dock Geothermal, Inc. on December 30, 1986. As part of that assignment, G.P.I. reserved to itself a 2.5% overriding royalty interest. Lightning Dock Geothermal Inc. assigned BLM Lease NM 34790 to Lightning Dock Geothermal HI-01, LLC, on November 27, 2007, which assignment was approved by the BLM on January 1, 2008.

3. Conversion of BLM Lease NM 34790 under the Energy Policy Act of 2005 dated June 1, 2008. This converted lease, due to a BLM error, excludes the first 1000 feet of geothermal resources from the lease, despite the earlier 1981 consolidation. Application is now pending before the BLM to correct the error.

4. Offer to Lease and Lease for Geothermal Resources Serial Number NM108801, dated as of September 30, 2008, between Lightning Dock Geothermal, Inc. and the U.S. Bureau of Land Management, as landlord, as subsequently assigned to Lightning Dock Geothermal HI-1, LLC by Lightning Dock Geothermal Inc. on October 7, 2011, which assignment was approved by the BLM on November 8, 2011 effective on December 1, 2011.

5. Surface Access and Use Agreement dated June 10, 2008 between Lightning Dock Geothermal HI-01, LLC and Rosette, Inc. (to be terminated upon acquisition of all new real property interests and execution of the agreements referenced in clauses 11, 12, 13 and 14 below following settlement of litigation with Rosette, Inc. and Blue Sky Investments, Inc.)

6. Right of Way Easement Number RW31616 for the construction of an electric transmission line granted by the Commissioner of Public Lands for the State of New Mexico to Los Lobos Renewable Power LLC dated November 26, 2009. An application is currently pending before the Commissioner of Public Lands to assign/novate this Right of Way Easement to Lightning Dock Geothermal HI-01, LLC.

7. Right of Way Easement Number RW31093 for the construction of an electric transmission line granted by the Commissioner of Public Lands for the State of New Mexico to

Appendix B	Page 1

Los Lobos Renewable Power LLC dated November 26, 2009. An application is currently pending before the Commissioner of Public Lands to assign/novate this Right of Way Easement to Lightning Dock Geothermal HI-01, LLC.

8. [To be Executed] Right of Way Easement for the construction of an electric transmission line granted by Cash and Kanzas Massey to Lightning Dock Geothermal HI-01, LLC.

9. Assignment and Assumption Agreement dated November 21, 2011 between Los Lobos Renewable Power LLC and Cyrq Energy, Inc. as assignors and Lightning Dock Geothermal HI-01, LLC as assignee with regard to the easements and right-of-ways referenced in clauses 6, 7 and 8 and 9 above and clause 11 below.

10. Right of Way Easement Number 120643 for the construction of an electric transmission line granted by U.S. Bureau of Land Management to Los Lobos Renewable Power, LLC dated February 17, 2009. Consent to assignment of this Right of Way Easement from Los Lobos Renewable Power, LLC to Lightning Dock Geothermal, LLC is currently pending before the BLM.

11. [To be Executed] Grant of Easement from Rosette, Inc., to Lightning Dock Geothermal HI-01, LLC regarding easements for construction, operating and maintenance of certain geothermal well drill pads.

12. [To be Executed] Grant of Floating Easements from Rosette, Inc. to Lightning Dock Geothermal HI-01, LLC regarding floating easements for construction, operation and maintenance of certain potential, new geothermal well pads, access roads, etc.

13. [To be Executed] Real Estate Purchase Agreement between Lightning Dock Geothermal HI-01, LLC and Rosette, Inc. and/or Blue Sky Investments, Inc. covering “Parcel A” (160 acre parcel on which power plant will be constructed).

14. [To be Executed] Right of First Refusal between Lightning Dock Geothermal HI-01, LLC and Rosette, Inc. and/or Blue Sky Investments, Inc. covering greenhouse and other area of the Rosette property covered by the agreement described in clause 5 above.

15. Operating Agreement and Agreement to Lease dated July 18, 1979 between Thomas W. McCants and Martha J. McCants, husband and wife, and Amax Exploration, Inc., as subsequently assigned to Lightning Dock Geothermal HI-01, LLC.

Appendix B	Page 2

EXHIBIT A – Form of Financial Statement Certificate

[Date]

Ormat Nevada Inc.

under the Agreement

referred to below

6225 Neil Road

Reno, Nevada 89511-1136

Attn: President

Telephone: (775) 356-9029

Facsimile: (775) 356-9039

Re:	CREDIT AGREEMENT (as amended, modified or otherwise supplemented from time to time, the “Agreement”) dated as of [ , 2011], between Lightning Dock Geothermal HI-01, LLC., a Delaware limited liability company (the “Company”) and Ormat Nevada Inc., a Delaware corporation (“Ormat”).

Ladies and Gentlemen:

In connection with the delivery of the attached financial statements pursuant to Section 5.10(c) of the Agreement, the undersigned, an Authorized Representative of the Company, hereby certifies that:

1. The Financial Statements fairly present the financial condition and results of operations of the Company on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes, normally recurring year-end adjustments[and the effect of accounting adjustments resulting from the transactions contemplated by the Plan of Reorganization] [USE BRACKETED LANGUAGE TO THE EXTENT IT REMAINS APPLICABLE];

2. No Default or Event of Default has occurred and is continuing, or , if a Default or Event of Default has occurred and is continuing, attached hereto is a statement as to the nature thereof; and

3. [If applicable] The Company is in compliance with the Cash Grant Terms and Conditions and Cash Grant Guidance.

Exhibit A	Page 1

The undersigned hereby certifies as to the foregoing on behalf of the Company as of this      day of             , 20    .

LIGHTNING DOCK GEOTHERMAL H1-01, LLC

By
Name
Title

Exhibit A	Page 2

EXHIBIT B-1 – Form of Consent to Assignment (Additional Material Project Document)

PERKINS COIE DRAFT

11/8/2011

CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this “Consent”), dated as of             20    , is entered into by and among [Insert name of Contracting Party], a [                    ] (the “Contracting Party”), Ormat Nevada Inc., a Delaware corporation, as secured party (“Ormat”), and Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the Company is developing a geothermal power plant in Hidalgo County, New Mexico with a planned generation capacity of approximately fourteen and seventy five hundredths (14.75) MW (net) (the “Project”);

WHEREAS, the Company and Ormat have entered into that certain Credit Agreement, dated as of November 21, 2011 (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), pursuant to which the Company and Ormat have agreed, inter alia, that the Company will repay the Advance Amount (as defined in the Credit Agreement) to Ormat in satisfaction of amounts owed by the Company to Ormat, subject to the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Contracting Party and the Company have entered into that certain [Insert description of relevant Project Document(s)], dated as of [            ] [    ], [        ] (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Assigned Agreement[s]”);

WHEREAS, pursuant to that certain Security Agreement between the Company and Ormat, dated as of November 21, 2011 (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof, the “Security Agreement”) the Company has agreed, inter alia, to assign all of its right, title and interest in, to and under the Assigned Agreement[s] to Ormat as security for the Company’s obligations under the Credit Agreement and the other Financing Documents, as defined in the Credit Agreement (collectively, the “Financing Documents”); and

WHEREAS, it is a requirement under the Financing Documents that the Contracting Party and the Company execute and deliver this Consent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree, notwithstanding anything in the Assigned Agreement[s] to the contrary, as follows:

Exhibit B-1	Page 1

1.	ASSIGNMENT AND AGREEMENT

1.1	Consent to Assignment

The Contracting Party (a) is hereby notified that Ormat has incurred (or has agreed to incur) the obligations owed to Ormat under the Financing Documents (collectively, the “Secured Obligations”) in reliance upon the execution and delivery by the Contracting Party of the Assigned Agreement[s] and this Consent, (b) consents to the assignment as security under the Security Agreement of all of the Company’s right, title and interest in, to and under the Assigned Agreement[s], including, without limitation, all of the Company’s rights to receive payment (if any) and all payments due and to become due to the Company under or with respect to the Assigned Agreement[s] (collectively, the “Assigned Interests”) and (c) acknowledges the right of Ormat, during the continuance of an Event of Default under the Credit Agreement and in the exercise of Ormat’s rights and remedies pursuant to the Security Agreement, upon written notice to the Contracting Party, to make all demands, give all notices, take all actions and exercise all rights of the Company under the Assigned Agreement[s].

1.2	Subsequent Owner

(a) The Contracting Party agrees that, if Ormat notifies the Contracting Party in writing that, pursuant to and in accordance with the terms and conditions of the Credit Agreement and the Security Agreement, it has assigned, foreclosed or sold the Assigned Interests, then (i) Ormat or its successor, assignee and/or designee, or any purchaser of the Assigned Interests (a “Subsequent Owner”) shall be substituted for the Company under the Assigned Agreement[s] and (ii) the Contracting Party shall (A) recognize Ormat or the Subsequent Owner, as the case may be, as its counterparty under the Assigned Agreement[s] and (B) continue to perform its obligations under the Assigned Agreement[s] in favor of Ormat or the Subsequent Owner, as the case may be; provided that Ormat or such Subsequent Owner, as the case may be, has assumed in writing all of the Company’s rights and obligations (including, without limitation, the obligation to cure any then existing payment and performance defaults, but excluding any obligation to cure any then existing performance defaults which by their nature are incapable of being cured) under the Assigned Agreement[s].

(b) Without limiting anything herein, any warranties provided by the Contracting Party under the Assigned Agreement[s] shall continue in full force and effect (until the expiration of the applicable warranty periods set forth in the Assigned Agreement[s]) in the event that Ormat or a Subsequent Owner succeeds to the Company’s right, title and interest in the Assigned Agreement[s].

1.3	Right to Cure

If the Company defaults in the performance of any of its obligations under the Assigned Agreement[s], or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement[s] which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the Contracting Party to terminate or suspend its performance under the Assigned Agreement[s] (each hereinafter a “default”), the Contracting Party shall not terminate or suspend its performance under the Assigned Agreement[s] until it first gives written notice of such default to Ormat and affords Ormat a period of at least 30 days (or if such default is a nonmonetary default, such longer period (not to exceed 90 days) in addition to any cure period afforded the Company under the Assigned Agreement[s] as may be required so long as Ormat has commenced and is diligently pursuing appropriate action to cure such default within such longer period) from receipt of such notice to cure such default; provided, however, that (a) if possession of the Project is necessary to cure such nonmonetary default and Ormat has, in accordance with the Credit Agreement, commenced foreclosure in accordance with the Credit Agreement and the related security documents or has sought relief from the automatic stay in the event the Company is in bankruptcy, Ormat shall be allowed a reasonable time to complete such proceedings within such longer period, and (b) if Ormat is prohibited from curing any such nonmonetary default by any process, stay or injunction issued by any governmental authority or pursuant to any bankruptcy or insolvency proceeding or other similar proceeding involving the Company, then the time periods specified herein for curing a nonmonetary default shall be extended for the period of such prohibition plus a period of ninety (90) days after such prohibition ends. In the event Ormat does not cure any such default within such applicable extended cure period, the Contracting Party shall continue to have all rights and remedies afforded to it under the Assigned Agreement[s].

1.4	No Amendments

(a) The Contracting Party agrees that it shall not, without the prior written consent of Ormat (such consent not to be unreasonably withheld, conditioned or delayed), enter into any novation, amendment or other modification of the Assigned Agreement[s].

(b) The Contracting Party agrees that it shall not, without the prior written consent of Ormat, (i) sell, assign or otherwise transfer any of its rights under the Assigned Agreement[s] (other than (A) its right to receive payments under the Assigned Agreement[s] and (B) its right to subcontract under the Assigned Agreements[s]), (ii) terminate, cancel or suspend its performance under the Assigned Agreement[s] (unless it has given Ormat any notice and opportunity to cure that are required by Section 1.3), (iii) consent to any assignment or other transfer by the Company of its rights under the Assigned Agreement[s] or (iv) consent to any voluntary termination, cancellation or suspension of performance by the Company under the Assigned Agreement[s].

1.5	Replacement Agreements

In the event [any or all of] the Assigned Agreement[s] is rejected or terminated as a result of any bankruptcy, insolvency, reorganization or similar proceeding affecting the Company, the Contracting Party shall, at the option of Ormat exercised within forty-five (45) days after such rejection or termination, enter into a new agreement with Ormat having identical terms, conditions, agreements, provisions and limitations as the [applicable] Assigned Agreement[s] (subject to any conforming changes necessitated by the substitution of parties and other changes as the parties may mutually agree), provided that (a) the term under such new agreement shall be no longer than the remaining balance of the term specified in the [applicable] Assigned Agreement, and (b) upon execution of such new agreement, Ormat cures any outstanding payment and performance defaults under the [applicable] Assigned Agreement, excluding any performance defaults which by their nature are incapable of being cured.

1.6	Limitations on Liability

The Contracting Party acknowledges and agrees that Ormat shall not have any liability or obligation under the Assigned Agreement[s] as a result of this Consent, the Security Agreement or otherwise, nor shall Ormat be obligated or required to (a) perform any of the Company’s obligations under the Assigned Agreement[s], except obligations that accrue during any period in which Ormat has assumed the Company’s rights and obligations under the Assigned Agreement[s] pursuant to Section 1.2(a), or (b) take any action to collect or enforce any claim for payment assigned under the Security Agreement. If Ormat has assumed the Company’s rights and obligations under the Assigned Agreement[s] pursuant to Section 1.2(a) or has entered into a new agreement pursuant to Section 1.5 above, Ormat’s liability to the Contracting Party under the Assigned Agreement[s] or such new agreement, and the sole recourse of the Contracting Party in seeking enforcement of the obligations under such agreements, shall be limited to the interest of Ormat in the Project.

1.7	Delivery of Notices

The Contracting Party shall deliver to Ormat, concurrently with the delivery thereof to the Company, a copy of each notice, request or demand given by the Contracting Party to the Company pursuant to the Assigned Agreement[s] relating to (a) a default by the Company under the Assigned Agreement[s] and (b) any matter that would require the consent of Ormat pursuant to Section 1.4 of this Consent. Failure of the Contracting Party to provide a copy of any such notice, request or demand or any other notice specified in Section 1.3 hereof to Ormat shall not constitute a breach of this Consent, and Ormat agrees that the Contracting Party shall have no liability to Ormat for such failure; provided, however, that no cancellation, suspension or termination of the Assigned Agreement[s] by the Contracting Party, or any other actions taken by the Contracting Party under the Assigned Agreement, shall be binding upon Ormat or the Company without such notice, request or demand (as applicable), if applicable under Section 1.3, the opportunity to cure during the applicable extended cure period specified in Section 1.3 and, if applicable under Section 1.4, the consent of Ormat.

1.8	Transfer

In the event Ormat or its designee is substituted for the Company under the Assigned Agreement[s] pursuant to Section 1.2 or a new agreement entered into pursuant to Section 1.5, then, subsequent to such substitution, Ormat shall have the right to assign all of its interest in the Assigned Agreement[s] or such new agreement to any entity; provided that such assignee assumes in writing the obligations of Ormat under the Assigned Agreement[s]

or such new agreement. Upon such assignment, Ormat shall be released from any further liability under the Assigned Agreement[s] or such new agreement.

2.	PAYMENTS UNDER THE ASSIGNED AGREEMENT

2.1	Payments

The Contracting Party shall pay all amounts (if any) payable by it under the Assigned Agreement[s] in the manner and as and when required by the Assigned Agreement[s] to the following account [INSERT ACCOUNT INFORMATION FROM DEPOSITARY].

2.2	No Offset, Etc.

All payments required to be made by the Contracting Party under the Assigned Agreement[s] shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, other than those allowed by the terms of the Assigned Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF CONTRACTING PARTY

The Contracting Party hereby represents and warrants, in favor of Ormat, as of the date hereof, that:

(a) The Contracting Party (i) is a [                    ] duly organized and validly existing under the laws of the State of [                    ], and (ii) has all requisite power and authority to enter into and to perform its obligations hereunder and under the Assigned Agreement[s], and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby;

(b) the execution, delivery and performance by the Contracting Party of this Consent and the Assigned Agreement[s] have been duly authorized by all necessary corporate or other action on the part of the Contracting Party and do not require any approvals, filings with, or consents of any entity or person which have not previously been obtained or made;

(c) each of this Consent and the Assigned Agreement[s] is in full force and effect, has been duly executed and delivered on behalf of the Contracting Party by the appropriate officers of the Contracting Party, and constitutes the legal, valid and binding obligation of the Contracting Party, enforceable against the Contracting Party in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d) there is no litigation, action, suit, proceeding or investigation pending or (to the best of the Contracting Party’s knowledge) threatened against the Contracting Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the performance by the Contracting Party of its obligations hereunder or under the Assigned Agreement[s];

(e) the execution, delivery and performance by the Contracting Party of this Consent and the Assigned Agreement[s], and the consummation of the transactions contemplated hereby and thereby, do or will not result in any violation of, breach of or default under any term of its formation or governance documents, or of any contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, injunction, order, law, rule or regulation applicable to it, other than any such violation, breach or default which could not reasonably be expected to have a material adverse effect on the Contracting Party’s ability to perform its obligations under the Assigned Agreement[s] or this Consent;

(f) neither the Contracting Party nor, to the best of the Contracting Party’s knowledge, any other party to the Assigned Agreement[s], is in default of any of its obligations thereunder;

(g) to the best of the Contracting Party’s knowledge, (i) no event of force majeure exists under, and as defined in, the Assigned Agreement[s] and (ii) no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either the Contracting Party or the Company to terminate or suspend its obligations under [any of] the Assigned Agreement[s]; and

(h) the Assigned Agreement[s] and this Consent are the only agreements between the Company and the Contracting Party with respect to the Project, and all of the conditions precedent to effectiveness under the Assigned Agreement[s] have been satisfied or waived.

Each of the representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Consent and the Assigned Agreement[s] and the consummation of the transactions contemplated hereby and thereby.

4.	ADDITIONAL PROVISIONS

[Insert specific provisions as may be relevant to the Assigned Agreement. Such provisions, if any, to be identified after due diligence and review of the Assigned Agreement. With respect to Affiliate Contracts, such provisions to include right of Ormat to terminate the Assigned Agreement[s] upon 30 days notice if any Secured Obligation Event of Default shall have occurred and be continuing.]

5.	MISCELLANEOUS

5.1	Addresses

All notices, requests and other communications provided for in this Consent shall be given or made in writing (including, without limitation, by facsimile) delivered to the intended recipient at the address specified below or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Consent, all such communications shall be deemed to have been duly given when transmitted by facsimile with confirmation of receipt received or personally delivered or, in the case of a mailed or delivered notice, upon receipt, in each case given or addressed as aforesaid; provided, however, that if such transmission or delivery does not occur by 4:00 p.m. recipient’s time, then such transmission or delivery shall be deemed to occur on the next business day.

If to Company:	Lightning Dock Geothermal HI-01, LLC
136 South Main Street, Suite 600
Salt Lake City, Utah 84101
Attention: Nicholas Goodman
Fax: (801) 374-3314

If to Contracting Party:	[ ]
[ ]
[ ]
Attn: [ ]
Telephone: [ ]
Facsimile: [ ]

If to Ormat:	Ormat Nevada, Inc.
6225 Neil Road
Reno, Nevada 89511-1136
Attn: President
Telephone: (775) 356-9029
Facsimile: (775) 356-9039

5.2	Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Consent shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction. It is the intent and purpose of the parties hereto that the provisions of Section 5-1401 of the General Obligations Law of the State of New York shall apply to this Agreement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to this Consent shall be brought in the courts of (i) the State of New York in the County of New York, (ii) the United States for the Southern District of New York, (iii) the State of New Mexico in the county of Hidalgo or (iv) the United States for the District of New Mexico and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

(c) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the Supreme Court of the State of New York, County of New York, the United States District Court for the Southern District of New York, the State of New Mexico in the county of Hidalgo or the United States for the District of New Mexico and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Service of Process. Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 5.1. Nothing in this Consent will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS CONSENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH SUCH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CONSENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.3	Counterparts

This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

5.4	Headings Descriptive

The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

5.5	Severability

In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

5.6	Amendment, Waiver

Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Contracting Party, the Company and Ormat.

5.7	Successors and Assigns

This Consent shall bind and benefit the Contracting Party, Ormat, the Company and their respective successors and permitted assigns.

5.8	Third Party Beneficiaries

The Contracting Party and Ormat hereby acknowledge and agree that Ormat and any Subsequent Owners are intended third-party beneficiaries of this Consent.

5.9	Entire Agreement

This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings between the parties hereto in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Consent and any such agreement, document or instrument (including, without limitation, the Assigned Agreement[s]), the terms, conditions and provisions of this Consent shall prevail.

5.10	Refinancing

The Contracting Party acknowledges that the Company may from time to time obtain refinancing for the Project and Contracting Party agrees that it will execute in favor of the lenders (or the representative of such lenders) providing such refinancing a consent to assignment containing terms and conditions that are identical in substance (taking into account required name changes and the like) to the terms and conditions contained in this Consent.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed as of the day and year first above written.

Company:

LIGHTNING DOCK GEOTHERMAL HI-01, LLC

By
Name:
Title:

Contracting Party:

[ ]

By
Name:
Title:

Accepted and Agreed to:

Ormat:

ORMAT NEVADA INC.

By
Name:
Title:

EXHIBIT B-2 – Opinion Coverage (Additional Material Project Document)

Counsel to the counterparty to the Additional Material Project Document to provide a usual and customary legal opinion addressing:

(1) corporate (or similar) existence

(2) corporate (or similar) power and authority to enter in such Additional Material Project Document and Consent to Assignment (to the extent applicable)

(3) due authorization, execution and delivery of such Additional Material Project Document and Consent to Assignment (to the extent applicable)

(4) enforceability of such Additional Material Project Document and Consent to Assignment (to the extent applicable)

Exhibit A	Page 1

EXHIBIT B-3 – Form of Consent to Assignment (BLM Leases)

[United States Department of the Interior

BLM New Mexico State Office Letterhead]

In Reply Refer To:

Leases NM 34790 and NM 108801

VIA CERTIFIED MAIL                    - RETURN RECEIPT REQUESTED

Lightning Dock Geothermal HI-01, LLC

136 South Main Street, Suite 600

Salt Lake City, Utah 84101

Attention:

Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: President

RE:	Credit Agreement dated November , 2011 between Lightning Dock Geothermal HI-01, LLC (“Lessee”) and Ormat Nevada Inc. (“Secured Party”) and secured by, among other things, a mortgage and collateral assignment of Lessee’s right, title and interest in and to each Lease and ROW (each as defined below).

To Whom it May Concern:

The Bureau of Land Management (“BLM”) has granted the following leases (each, a “Lease”, and collectively, the “Leases”) currently held by Lessee on public lands managed by BLM and more particularly described therein:

•

Geothermal Resources Lease NM-34790, dated effective February 1, 1979, granted to Amax Exploration, Inc. (Assignment of 25% interest to Geothermal Properties, Inc. dated effective March 1, 1984; Assignment of 75% interest to Steam Reserve Corporation dated effective May 1, 1984; Assignment from Steam Reserve Corporation of its 75% interest to Geothermal Properties, Inc. dated effective April 1, 1986; Assignment to Lightning Dock Geothermal, Inc. dated effective February 1, 1987; Assignment to Lessee dated effective January 1, 2008; Geothermal Lease Conversion by Lessee dated effective June 1, 2008).

Exhibit B-2	Page 1

•	Offer to Lease and Lease for Geothermal Resources NM 108801, dated effective October 1, 2008 (Assignment to Lessee dated effective December 1, 2011).

As of this date, BLM confirms that each Lease is in good standing and to the best of its knowledge and belief, as acknowledged by the Office of Natural Resources Revenue, each Lease is in full compliance as to the payments of rents and/or royalties under the terms of the Lease and the applicable federal laws and regulations in accordance with Title 43, Part 3200 of the Code of Federal Regulations.

The BLM standard Geothermal Resources Lease, BLM Form 3200-21, was used to authorize Lease NM 34790 and the BLM standard Offer to Lease and Lease for Geothermal Resources, BLM Form 3200-24, was used to authorize Lease NM 10880. Both documents are routinely recorded in county land records. The BLM has no objection to Lessee recording the Leases and any future lease documents in the land records of the county or counties where the Leases are located.

In accordance with Lessee’s request, BLM agrees to provide Secured Party copies of BLM New Mexico State Office correspondence with Lessee regarding actions that would materially amend, assign, supplement or otherwise modify any Lease. The BLM further agrees to provide Secured Party with copies of any written notice from BLM New Mexico State Office to Lessee, including, without limitation, any notice of non-compliance or default in the payment of rent and/or royalties under the terms and conditions of any Lease.

The BLM will make a notation in each Lease file to show that correspondence with Secured Party shall be at the following address:

Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: President

Telephone: (775) 356-9029

Facsimile: (775) 356-9029

Re: Lightning Dock Geothermal HI-01, LLC

Please note, BLM will make every effort to fulfill the notification requirements described herein but cannot be held liable for failure to provide any such notification.

All obligations of Lessee shall remain with Lessee unless and until an assignment of record title is filed and approved, transferring all rights and obligations under the Leases to Secured Party, or its designee. Secured Party, such designee (as applicable), and the assignment application must meet the requirements for approval under Title 43, Part 3200, of the Code of Federal Regulations.

The status of each Lease may be monitored by reviewing its official file held at the BLM New Mexico State Office, by contacting the BLM New Mexico State Office at telephone number (505) 954-2000, or by writing to the address on the above letterhead.

2

Should you have questions or concerns, please contact the BLM New Mexico State Office at telephone number (505) 954-2000.

Sincerely,

BLM New Mexico State Office

3

[United States Department of the Interior

BLM New Mexico Las Cruces District Office Letterhead]

In Reply Refer To:

Leases NM 34790 and NM 108801

ROW No. 120643

VIA CERTIFIED MAIL                     - RETURN RECEIPT REQUESTED

Lightning Dock Geothermal HI-01, LLC

136 South Main Street, Suite 600

Salt Lake City, Utah 84101

Attention:

Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: President

RE:	Credit Agreement dated November , 2011 between Lightning Dock Geothermal HI-01, LLC (“Lessee”) and Ormat Nevada Inc. (“Secured Party”) and secured by, among other things, a mortgage and collateral assignment of Lessee’s right, title and interest in and to each Lease and ROW (each as defined below).

To Whom it May Concern:

The Bureau of Land Management (“BLM”) has granted the following leases (each, a “Lease”, and collectively, the “Leases”), and right-of-way (“ROW”) currently held by Lessee on public lands managed by BLM and more particularly described therein:

•

Geothermal Resources Lease NM-34790, dated effective February 1, 1979, granted to Amax Exploration, Inc. (Assignment of 25% interest to Geothermal Properties, Inc. dated effective March 1, 1984; Assignment of 75% interest to Steam Reserve Corporation dated effective May 1, 1984; Assignment from Steam Reserve Corporation of its 75% interest to Geothermal Properties, Inc. dated effective April 1, 1986; Assignment to Lightning Dock Geothermal, Inc. dated effective February 1, 1987; Assignment to Lessee dated effective January 1, 2008; Geothermal Lease Conversion by Lessee dated effective June 1, 2008).

•	Offer to Lease and Lease for Geothermal Resources NM 108801, dated effective October 1, 2008 (Assignment to Lessee dated effective December 1, 2011).

•	Right-of-Way Grant No. 120643, dated effective , granted to Los Lobos Renewable Power, LLC (Assignment to Lessee dated effective , 2011).

As of this date, BLM confirms that: (a) the ROW is in good standing; and (b) to the best of its knowledge and belief, (i) the ROW is in full compliance as to all matters and (ii) each Lease is in full compliance as to operational (including environmental) matters, in each case under the terms of such ROW and Lease and the applicable federal laws and regulations in accordance with Title 43, Parts 2800 and 3200, as applicable, of the Code of Federal Regulations.

The BLM standard ROW grant form                     , which was used to authorize the ROW, is a document routinely recorded in county land records. BLM has no objection to Lessee recording the ROW grant documents in the land records of the county or counties where the ROW grant is located.

At the request of Lessee, BLM agrees to provide Secured Party with copies of BLM New Mexico Las Cruces District Office correspondence with Lessee regarding actions that would materially amend, assign, supplement or otherwise modify the Leases or any ROW. BLM further agrees to provide Secured Party with copies of any written notice from the BLM New Mexico Las Cruces District Office to Lessee regarding (1) any notice of non-compliance or default relating to operational (including environmental) matters under the terms and conditions of any Lease and (2) any notice of non-compliance or default under any of the terms and conditions of any ROW.

BLM will make a notation in each Lease and ROW file to show that correspondence with Secured Party shall be at the following address:

Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: President

Telephone: (775) 356-9029

Facsimile: (775) 356-9029

Re: Lightning Dock Geothermal HI-01, LLC

Please note that BLM will make every effort to fulfill the notification requirements described herein, but cannot be held liable for failure to provide any such notification.

All obligations of Lessee under the Leases and ROW shall remain with Lessee unless and until assignments of the Leases and the ROW are filed and approved by BLM, transferring all rights and obligations under the Leases and ROW to Secured Party, or its designee. Secured Party,

2

such designee (as applicable), and the assignment application must meet the requirements for approval under Title 43, Parts 2800 and 3200, as applicable, of the Code of Federal Regulations.

The status of each Lease (as to operational (including environmental) matters only), and the ROW may be monitored by reviewing its official file held at the BLM New Mexico Las Cruces District Office, by contacting the BLM New Mexico Las Cruces District Office at telephone number (575) 525-4300, or by writing to the address on the above letterhead.

Should you have questions or concerns, please contact the BLM New Mexico Las Cruces District Office at telephone number (575) 525-4300.

Sincerely,

Field Manager Las Cruces District Office

3

EXHIBIT C –

[Reserved]

Exhibit C	Page 1

EXHIBIT D – Operating Statements and Report Requirements

Each operating statement of the Project delivered pursuant to Section 5.19 of the Credit Agreement, dated as of [                    ], 2011 (the “Agreement”), between Lightning Dock Geothermal HI-01, LLC., a Delaware limited liability company (the “Company”) and Ormat Nevada Inc., a Delaware corporation (“Ormat”), shall contain the following information, in addition to the information required by such section of the Agreement:

1. Technical performance of the Project, including production;

2. An accident incident report

3. Safety and environmental compliance status

4. Equipment operating status

5. A summary of all major maintenance performed in the preceding quarter and that planned for the coming quarter

6. Any known conditions which could adversely affect the technical or financial performance of the Project

7. Any emergency expenditures incurred in accordance with Section 5.16 of the Agreement

Exhibit D	Page 1

SCHEDULE 3.04 – Authorizations

Part 1

Agency	Permit	Status
FERC
	Qualifying Facility Self-Certification	Obtained (to be updated to reflect changed circumstances, such as equipment)
Bureau of Land Management
	NEPA (FONSI)	Obtained
	NMCRIS Investigation Abstract Form (NIAF) Including Cultural Resource Survey (20 ac for plant and transmission)	Obtained
	Notice of Intent to Conduct Geothermal Exploration Operations(NOI)(From 3200-9)	Obtained
	Geothermal Drilling Permit (GDP)(Form 3260-2)	Obtained
	Geothermal Operations and Drilling Plan (part of GDP)	Obtained
	Geothermal Sundry Notice (Form 3260-3)	Obtained

EPA
Administered by NMED Storm Water Quality Bureau	NPDES Storm Water Construction General Permit	Obtained

New Mexico Environmental Department
Air Quality Bureau	Air Quality Permit or Waiver	Obtained
Hazardous Waste Bureau	Hazardous Waster Permit or Waiver	Obtained

New Mexico Energy, Minerals, and Natural Resources Department, Oil Conservation Division
	Geothermal Permit to Drill, Deepen, or Plug Back (Form G-101)	Obtained
	Well Location and Acreage Dedication (Form G-102)	Obtained
	Geothermal Sundry Notice (Form G-103)	Obtained
Water Quality Control Commission	Discharge Permit (UIC/Class V Geothermal Injection Wells)	Obtained
New Mexico Office of the State Engineer
	Artesian Well Drilling Permit (Plan of Operations)(Form WD-09)	Obtained for 3 Wells.

Hidalgo County
	Conditional Use Permit or Waiver	Obtained

Schedule 3.04	Page 1

Part II – To Be Obtained

Owner Acquired Permits

Agency	Permit	Status
Bureau of Land Management
	Geothermal Sundry Notice (Form 3260-3)	File as necessary
	Geothermal Well Completion Report (Form 3260-4)	File as necessary
	Commercial Use Permit	Not Obtained
	Monthly Report of Geothermal Operations (Form 3260-5)	File as necessary

Homeland Security
If required

OSHA
	Process Safety Management / Risk Management Plan	To Be Obtained

EPA
Administered by NMED Storm Water Quality Bureau	NPDES Storm Water Permit (Industrial Activity)	To Be Obtained
	Spill Prevention and Controlled Countermeasures Plan	To Be Obtained
	Emergency Planning and Community Right to Know Act Submission	To Be Obtained

New Mexico Energy, Minerals, and Natural Resources Department, Oil Conservation Division
	Geothermal Sundry Notice (Form G-103)	File as necessary
	Certificate of Compliance and Authorization to Produce (Form G-104)	File as necessary
	Geothermal Well Reports (Form G-105, 106)	File as necessary
	Geothermal Utilization Permit	Not Obtained
	Monthly Production Report (Form G-108)	File as necessary
New Mexico Office of the State Engineer
	Artesian Well Drilling Permit (Plan of Operations)(Form WD-09)	Submitted
	Well Record & Log (Completion Report)(Form WR-20)	File as necessary
	Permit to Appropriate Underground Water (Non-Consumptive)(Diversion Permit)	Submitted

Schedule 3.04	Page 2

SCHEDULE 3.06 – Litigation

The matter at issue is a judicial foreclosure action filed by Southern Sky Investments to foreclose its mortgage on the property on which Lightning Dock has rights pursuant to the Surface Access Agreement. No money judgment is sought against Lightning Dock, and Lightning Dock is named solely as a matter of due process. It is anticipated that the judicial foreclosure action will be resolved by the surface access settlement agreement to be entered into with Rosette Inc.

Schedule 3.06	Page 1

SCHEDULE 3.10 – Real Property

1. [To be Executed] Grant of Easement from Rosette, Inc., to Lightning Dock Geothermal HI-01, LLC providing for certain easements for construction, operating and maintenance of certain geothermal well drill pads.

2. [To be Executed] Grant of Floating Easements from Rosette, Inc. to Lightning Dock Geothermal HI-01, LLC providing for certain floating easements for construction, operation and maintenance of certain potential, new geothermal well pads, access roads, etc.

3. [To be Executed] Real Estate Purchase Agreement between Lightning Dock Geothermal HI-01, LLC and the seller thereunder covering “Parcel A” on which power plant will be constructed.

4. [To be Executed] Right of First Refusal between Lightning Dock Geothermal HI-01, LLC and Rosette, Inc. covering certain acreage pertaining to the greenhouse area.

5. [To be Executed] Right of Way Easement for the construction of an electric transmission line granted by Cash and Kanzas Massey to Lightning Dock Geothermal HI-01, LLC.

Schedule 3.10	Page 1

SCHEDULE 3.11 – Taxes

The Company is currently in process of filing 2008, 2009 and 2010 state income taxes. No amounts anticipated to be payable.

Schedule 4.01(b)	Page 1

SCHEDULE 4.01(f) – Form of Opinions

November 21, 2011

Ormat Nevada, Inc.

6255 Neil Road

Reno, Nevada 89511-1136

Re: Lightning Dock Geothermal No. 1 Project Financing

Ladies and Gentlemen:

I have acted as special New Mexico counsel to Lightning Dock Geothiermal HI-01, LLC, a Delaware limited liability company (the “Borrower”) in connection with the Credit Agreement, dated as of November 21, 2011 (the “Credit Agreement”), between the Borrower and Ormat Nevada, Inc., a Delaware corporation (“Ormat”). At the request of the Borrower, this opinion is provided in accordance with Section 4.01(f)(ii) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

For purposes of my opinions set forth below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Credit Agreement;

(ii)	the Security Agreement, dated as of November 21, 2011 (the “Security Agreement”), between the Borrower and Ormat;

(iii)	the Pledge Agreement, dated as of November 21, 2011 (the “Pledge Agreement”), between Los Lobos Renewable Power, LLC, a Delaware limited liability company (the “Piedgor”), and Ormat;

(iv)	the Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of November 21, 2011, by the Borrower in favor of Ormat;

(v)	the Engineering, Procurement and Construction Contract, dated as of November 21, 2011, between the Borrower and Ormat (the “EPC Contract”);

(vi)	the certificate of formation of the Borrower, certified as of November 9, 2011 by the Secretary of State of the State of Delaware, and the second amended and restated limited liability company operating agreement of

michelle@mhenrie.com	P.O. Box 7035 • Albuquerque, New Mexico • 87194-7035
505-842-1800	126 E. DeVargas • Santa Fe, New Mexico • 87501

Schedule 4.01(f)	Page 1

Ormat Nevada, Inc.

November 21, 2011

the Borrower as presently in effect as certified by the Secretary of the Borrower as of the date hereof (the “Borrower Charter Documents”);

(vii)	the certificate of formation of the Pledger, certified as of November 9, 2011 by the Secretary of State of the State of Delaware, and the amended and restated limited liability company operating agreement of the Pledgor as presently in effect as certified by the Secretary of the Borrower as of the date hereof (the “Pledgor Charter Documents”);

(viii)	a certificate of the Secretary of State of the State of New Mexico as to the good standing of the Borrower under the laws of the State of New Mexico as of November 10, 2011 (the “Borrower Good Standing Certificate”);

(ix)	a certificate of the Secretary of State of the State of New Mexico as to the good standing of the Pledgor under the laws of the State of New Mexico as of November 10, 2011 (the “Pledgor Good Standing Certificate”);

(x)	resolutions adopted by the Managers of the Borrower, certified as of the date hereof by the Secretary of the Borrower, relating to the execution, delivery and performance by the Borrower of Financing Documents to which it is a party; and

(xi)	resolutions adopted by the sole Manager of the Pledgor, certified as of the date hereof by the Secretary of the Borrower, relating to the execution, delivery and performance by the Pledgor of the Pledge Agreement.

The documents specified in items (i) through (v) above are referred to herein as the “Opinion Documents”. The documents specified in items (iv) and (v) above are referred to herein as the “New Mexico Documents”. The Borrower and the Pledgor are referred to herein as the “Opinion Parties”. The Borrower Good Standing Certificate and the Pledgor Good Standing Certificate are referred to herein as the “Good Standing Certificates”. As used in this letter, “Federal” refers to the federal government of the United States of America.

ASSUMPTIONS

In reaching the opinions set forth below, I have assumed, without any independent investigation or inquiry: (i) the authenticity of all documents submitted to me as originals; (ii) the conformity to authentic original documents of all documents submitted to me as copies; (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures; and (v) except as expressly stated in my opinions below with respect to the Opinion Parties, with respect to each Person expressed to be a party to the documents submitted to me, that (A) such Person is validly existing and in good standing under the laws of the jurisdiction in which it was formed or incorporated and is qualified to engage in business and in good standing in all other jurisdictions in which such qualification is necessary, (B) such Person has or had at all relevant times all necessary power and authority to execute, deliver and perform its obligations under such

Ormat Nevada, Inc.

November 21, 2011

documents, (C) the execution and delivery of, and performance of its obligations under, such documents have been duly authorized by all necessary action on the part of such Person, and (D) such documents have been duly executed and delivered by or on behalf of such Person and constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms.

In addition, I have made such investigations of law as I have deemed relevant and necessary as a basis for the opinions expressed below. As to matters of fact relevant to the opinions expressed in this letter, I have relied, without any independent investigation or inquiry, upon certificates and similar documents of governmental authorities, upon certificates of officers and representatives of the Borrower and Pledgor and upon the representations and warranties of the Borrower, Pledgor and other Persons contained in the Opinion Documents.

Statements in this opinion which are qualified by the expression “to my knowledge”, “of which I have knowledge”, “known to me” or other expressions of like import are limited solely to the my current actual knowledge in connection with the negotiation, execution and delivery of the Opinion Documents. I have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry I have undertaken during the preparation of this opinion should not be regarded as such an investigation.

I have further assumed (without investigation), and to my knowledge there are no facts inconsistent with, the following:

a. The terms and conditions of the Opinion Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or by a waiver of any of the material provisions of the Opinion Documents.

b. All applicable Opinion Documents will be duly filed, indexed and recorded among the appropriate official records, as set forth below, with all fees, charges and taxes having been paid.

c. All exhibits and schedules to be completed and attached to the Opinion Documents are completed and attached as contemplated by the Opinion Documents and all factual and other information required to accurately complete the Opinion Documents will be inserted as necessary.

d. The descriptions in the Mortgage of real and personal property securing the Mortgage are accurate to provide notice to third parties of the liens and security interests provided by the Mortgage and to create an effective contractual obligation under applicable law.

e. There has been no mutual mistake of fact, fraud, duress or undue influence in connection with the execution or delivery of the Financing Documents.

Ormat Nevada, Inc.

November 21, 2011

f. All parties have complied with any requirements of good faith, fair dealing and conscionability.

g. The Company has the title or other interest in each item of property, whether real, personal, mixed, or intangible, in which it purports to grant a lien or security interest under the Mortgage.

h. Borrowers received consideration in the form of credit, certain agreements on the part of Lender, and/or other value.

i. The representations and warranties of the parties contained in the Opinion Documents are true and accurate.

j. The real property subject to the Mortgage is located in Hidalgo County, New Mexico.

k. Except for the Engineering, Procurement and Construction Contract, no Opinion Documents are “construction contracts” subject to 57-28A-1 NMSA 1978 et seq.

I express no opinion in this letter regarding the laws of any jurisdiction other than the laws of the State of New Mexico. I have made no investigation and I express no opinion herein concerning any laws of any other jurisdiction, or any city, county, municipal or other local laws within any state or the effect thereof.

Based upon and subject to the foregoing, and subject to the other assumptions, qualifications and exceptions set forth in this letter, I am of the following opinion:

1. The Company is qualified to do business and in good standing in New Mexico.

2. Each of the New Mexico Documents is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

3. The Mortgage is in proper form for execution and recording, and upon filing in Hidalgo County, New Mexico, will create a valid and perfected Lien in favor of Ormat, in the real property, interests in real property and fixtures and other collateral encumbered thereby, including the Company’s rights in property owned or held by the Bureau of Land Management, to the extent that that a security interest in any such collateral can be perfected by filing the Mortgage in Hidalgo County Records under Article 9 of the New Mexico Uniform Commercial Code (“Code”).

4. Other than filing / recording fees, there are no recording, documentary stamp, intangible, filing, privilege, transfer or other taxes or fees that must be paid under New Mexico law in connection with the execution, delivery, recordation, filing, existence or enforcement of the Mortgage or any Financing Document.

Ormat Nevada, Inc.

November 21, 2011

5. Foreclosure of the Mortgage will not affect or limit exercise of remedies under other Financing Documents to recover any deficiency.

6. Execution, delivery and compliance by each of the Opinion Parties with the Opinion Documents and granting of the Liens contemplated thereunder do not and will not violate the provisions of any New Mexico rule or regulation, applicable to such Opinion Party or any judgment, decree, injunction or order of any New Mexico governmental or regulatory authority which by its terms is applicable to such Opinion Party and which is known to me.

7. The Company is not subject to regulation as a “public utility” by the New Mexico Public Regulation Commission, and the Opinion Documents require no authorization or approval by, or notice to, the New Mexico Public Regulation Commission.

8. The interest rate charged under the Credit Agreement does not violate the usury laws of the State of New Mexico.

9. The choice of New York law to govern the applicable Opinion Documents (other than the Mortgage and the EPC Contract) will be respected and given effect by the court of the State of New Mexico.

10. The choice of New York courts as a venue under the applicable Opinion Documents (other than the Mortgage and the EPC Contract) will be respected and given effect by the court of the State of New Mexico.

LIMITATIONS AND QUALIFICATIONS

In addition to the assumptions and qualifications set forth above, the foregoing opinions are also limited by the following qualifications:

A. In rendering my opinion set forth in opinion paragraph 1 above with respect to the valid existence and good standing of the Opinion Parties, I am relying solely on the Good Standing Certificates.

B. The validity, binding effect and enforceability of the New Mexico Documents are subject to and may be limited by the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally, (ii) principles of equity (whether considered in a proceeding in equity or at law), and (iii) public policy considerations and concepts of materiality, unconscionability, reasonableness, good faith and fair dealing

C. Without limiting other qualifications contained herein, we express no opinion with respect to the enforceability of contractual provisions: (a) waiving or releasing broadly or vaguely stated rights or unknown future rights: (b) waiving rights to a jury trial, defenses, counterclaims or damages, including punitive damages, where such waivers are or may be against public policy; (c) waiving rights conferred by law, constitution or statute; (d) purporting

Ormat Nevada, Inc.

November 21, 2011

to fix evidentiary standards or waive or modify court rules or statutes regarding litigation; (e) allowing extra-judicial setoff in circumstances not allowed by law; (f) stating that the determination of records of a party shall be final, binding or conclusive; (g) making ineffective oral waivers or modifications; (h) fixing, establishing, eliminating, or prohibiting the rights or remedies of non-parties; (i) purporting to prevent a non-party from exercising its rights or remedies; (j) warranting the existence of future facts; (k) providing for the indemnification or release of a party from liability for its own acts where such release or indemnification is determined to be contrary to statute or public policy; (1) permitting any of the Non-Borrower Parties to enter upon the Property and take control of it before completion of foreclosure or sale or before a receiver is appointed by a court of competent jurisdiction, (m) providing for self-help remedies; (n) providing for enforcement of a security interest that is covered by the Code contrary to the provisions of the Code; (o) any provision of the New Mexico Documents which purports to entitle any Person to specific performance of any provision thereof, injunctive relief or other equitable relief or remedies; (p) provisions of the New Mexico Documents providing for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (q) any provision of the New Mexico Documents providing that invalid or unenforceable provisions thereof may be severed from a New Mexico Document without affecting the validity or enforceability of the remaining provisions thereof; (r) any provision of the New Mexico Documents which requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person; (s) any provision of the New Mexico Documents that states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (t) any waiver of objection to venue, claim of inconvenient forum or right to a jury trial in a judicial proceeding; (u) any grant of set-off rights, the right to appointment of a receiver or the appointment of any Person as an attorney-in-fact for another Person; or (v) any waiver or limitation concerning mitigation of damages.

D. I express no opinion as to whether provisions in the Mortgage and the Pledge Agreement purporting to grant an absolute assignment of rights or interests will be construed as effecting an absolute assignment rather than a collateral assignment or security interest.

E. Without limiting any other qualification or limitation set forth in this letter, I express no opinion with respect to (i) tax laws, (ii) securities regulation or antifraud laws, (iii) antitrust, competition or trade regulation laws, (iv) bankruptcy, insolvency or fraudulent transfer laws, (v) pension or employee benefit laws, (vi) environmental or health and safety laws, (vii) except as expressly set forth in opinion paragraph 7 above, energy or utility regulation, (viii) real property, land use or siting laws, (ix) construction or building codes, (x) patent, copyright, trademark, trade secrets or other intellectual property laws, (xi) laws relating to national security, public safety or anti-terrorism, or (xii) criminal law or enforcement. I express no opinion in opinion paragraph 2 above with respect to the construction, installation or operation of any property or assets.

Ormat Nevada, Inc.

November 21, 2011

F. I express no opinion as to the effect on my opinions arising out of the status or activities of, or laws applicable to, any party to the Opinion Documents (other than the Opinion Parties) or the affiliates of any party to the Opinion Documents, and, without limiting the foregoing, I am not expressing any opinion as to the effect of compliance or non-compliance by such parties with any state or Federal laws or regulations applicable to the transactions contemplated by the Opinion Documents because of the nature of any of their or their affiliates’ businesses.

G. I express no opinion with respect to (i) the right, title or interest of the Borrower, Pledgor or any other Person in or to any property, tangible or intangible, (ii) except as expressly provided in opinion paragraph 3 above, the creation, attachment, enforceability or perfection of any security interest in any property, or (iii) the priority of any security interest.

H. To the extent that the Lien of the Mortgage is intended to extend to after-acquired water rights, additional filings may be required to perfect a security interest therein.

I. Certain provisions of the Financing Documents may be limited or rendered ineffective or unenforceable by applicable law or judicial decisions, including without limitation, to the extent that any such provision contravenes public policy but, in my opinion, the inclusion of such provisions does not render the Opinion Documents invalid as a whole and there exist, in the Opinion Documents or pursuant to applicable law or judicial decisions, legally adequate remedies for the practical realization of the principal benefits provided for therein, except for the economic consequences of any judicial, administrative or other procedural delay which may be imposed by, arise out of or result from the laws of the State of New Mexico.

J. Section 38-1-18 NMSA 1978 provides in part that any foreign corporation, foreign bank or foreign real estate trust without being admitted to do business in New Mexico, may loan money in New Mexico on mortgage instruments and notes in connection therewith and take, acquire, hold and enforce said documents, and that any such corporation, bank or trust, except banks and institutions whose shares, certificates or deposit accounts are insured by an agency or corporation of the United States government, shall first file with the New Mexico Secretary of State a statement, signed by its president, secretary, treasurer or general manager, that it constitutes the Secretary of State its agent for the service for process for cases limited to, and arising out of, such financial transactions. To the extent Section 38-1-18 is applicable to you, I express no opinion as to any consequences that may arise from your failing to file such a statement.

K. Section 48-7-9 NMSA 1978 provides that the lien of a mortgage “shall not exceed at any one time the maximum stated in the mortgage.” The Mortgage is subject to New Mexico statutes governing mortgages and therefore the Lien cannot exceed the maximum stated in the Mortgage.

L. Section 39-5-19 NMSA 1978 provides that parties to a mortgage or deed of any such instrument may, by its terms, shorten the redemption period after a judicial foreclosure sale

Ormat Nevada, Inc.

November 21, 2011

from the nine-month period provided for in Section 39-5-18 NMSA 1978 to not less than one month; however a court may, upon a sufficient showing before judgment that redemption will be effected, increase such period of redemption not to exceed nine months, notwithstanding the terms of the instrument creating the mortgage. Any purported waiver by a Borrower in the Opinion Documents, prior to default, of a right to redeem any of the real property that is subject to Section 39-5-19 NMSA 1978 is not effective.

M. Any purported waiver by a Borrower in the Opinion Documents, prior to default, of a right to redeem any of the collateral that is subject to the terms of Article 9 of the Uniform Commercial Code is not effective. Section 55-9-624(c) NMSA 1978.

N. A court which has heard and adjudicated a condemnation proceeding has the power over condemnee’s compensation to “make orders as the court deems necessary with respect to encumbrances, liens, rents, insurance and other just and equitable charges.” Section 42A-1-24(C) NMSA 1978.

O. Under Rule 1-066 of the Rules of Civil Procedure for the District Courts of the State of New Mexico, no receiver may be appointed without notice to the opposite party and without the applicant’s giving of security in an amount as the court deems proper for the payment of any costs and damages as may be incurred or suffered by any party whose property has been wrongfully placed in the hands of a receiver so appointed, provided however, that for good cause shown, the court may waive the furnishing of security.

P. A court may modify or limit contractual awards of attorneys’ fees.

Q. A New Mexico court may decline to enforce Choice of Law Provisions to the extent that the application of New York law offends the public policy of New Mexico which has a materially greater interest than the State of New York in the determination of the issue(s) that are subject of such action or proceeding and whose law would apply in the absence of such choice of law.

R. An obligee under a document may be deemed to have waived its right to accelerate the payment of amounts owing under the document if such obligee refuses to accept a tender by the obligor under the document of the full amount of any payment not paid when due before such obligee has notified the obligor that the obligee elects to accelerate payment of the amounts owed under such Document. Comer v. Harerave, 93 N.M. 170, 598 P.2d 213 (1979).

S. In making the opinion I also have assumed that the Opinion Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and the obligations of the parties thereunder. The New Mexico courts have established case law providing for a “contextual approach” to document interpretation. (See C.R. Anthony Co. v. Loretto Mall Partners, 112 N.M. 504, 817 P.2d 238 (1991) and Mark V. Inc. v. Mellekas, 114 N.M. 778, 845 P.2d 1232 (1993)). Under this

Ormat Nevada, Inc.

November 21, 2011

approach, the court is to determine if a document is ambiguous by reviewing, among other things, the intent of the parties.

T. I make no opinion as to any document that is referenced in the Financing Documents other than the Financing Documents themselves.

U. My opinions relating to perfection of the security interests are subject to federal bankruptcy law and federal and state insolvency, reorganization, avoidable transfers, moratorium and other laws affecting the validity or enforcement of creditors’ rights generally.

V. With respect to the enforceability of security interests that are subject to Article 9 of the New Mexico Uniform Commercial Code, my opinions expressed herein are limited to those security interests that become enforceable solely by authenticating a security agreement pursuant to Section 9-203(b)(3)(A) of the Code.

This opinion letter deals only with the specific legal issues expressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter stated in this opinion letter. This opinion letter is rendered to you and speaks only as of the date hereof, and I do not undertake to advise you or any other Person with regard to any change after the date hereof in the circumstances or law that may bear on the matters set forth herein or which may bear on the conclusions and other matters expressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the above matter. This opinion letter may not be relied upon for any other purpose or relied upon by any other Person without my prior written consent.

Very truly yours,

MICHELLE HENRIE, LLC

By:
Michelle Henrie, Esq.

February 1, 2012

Ormat Nevada Inc.

6255 Neil Road

Reno, Nevada 89511-1136

Re:	Lightning Dock Geothermal No. 1 Project Financing

Ladies and Gentlemen:

We have acted as special counsel to Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company (the “Borrower”) in connection with the Credit Agreement, dated as of November 21, 2011 (the “Credit Agreement”), between the Borrower and Ormat Nevada Inc., a Delaware corporation (“Ormat”). At the request of the Borrower, this opinion is provided in accordance with Section 4.02(n) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

For purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Accounts Agreement, dated as of January 19, 2012 (the “Accounts Agreement”), among the Borrower, Ormat and Wells Fargo, National Association (the “Depositary”);

(ii)	the certificate of formation of the Borrower, certified by the Secretary of State of the State of Delaware, and the second amended and restated operating agreement of the Borrower as presently in effect as certified by an officer of the Borrower (the “Borrower Charter Documents”); and

(iii)	resolutions adopted by the managers (and consented to by the member) of the Borrower, certified by an officer of the Borrower, relating to the execution, delivery and performance by the Borrower of Financing Documents to which it is a party.

Unless otherwise specified, terms which are defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “New York UCC”) are used in this opinion letter with the same meaning as in the New York UCC. As used in this letter, “Federal” refers to the federal government of the United States of America.

In such examination and in rendering the opinions expressed below, we have assumed, without any independent investigation or inquiry: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to authentic original documents of all documents submitted to us as copies; (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures; and (v) except as expressly stated in our opinions below with respect to the Borrower, with respect to each Person expressed to be a party to the documents submitted to us, that (A) such Person is validly existing and in good standing under the laws of the jurisdiction in which it was formed or incorporated and is qualified to engage in business and in good standing in all other jurisdictions in which such qualification is necessary, (B) such Person has or had at all relevant times all necessary power and authority to execute, deliver and perform its obligations under such documents, (C) the execution and delivery of, and performance of its obligations under, such documents have been duly authorized by all necessary action on the part of such Person, and (D) such documents have been duly executed and delivered by or on behalf of such Person and constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms.

In addition, we have made such investigations of law as we have deemed relevant and necessary as a basis for the opinions expressed below. As to matters of fact relevant to the opinions expressed in this letter, we have relied, without any independent investigation or inquiry, upon certificates and similar documents of governmental authorities, upon certificates of officers and representatives of the Borrower and upon the representations and warranties of the Borrower and other Persons contained in the Accounts Agreement.

Statements in this opinion which are qualified by the expression “to our knowledge”, “of which we have knowledge”, “known to us” or other expressions of like import are limited solely to the current actual knowledge of the individual attorneys in this firm who have devoted substantive attention to the representation of the Borrower in connection with the negotiation, execution and delivery of the Accounts Agreement. We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

We express no opinion in this letter regarding the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, in each case as in effect on the date hereof, and, to the extent that our opinions in paragraph 1 below relate to matters of Delaware law, the Delaware Limited Liability Company Act, as more fully described below. We are not admitted to practice in the State of Delaware and have not obtained opinions

2

of counsel admitted in such jurisdiction with respect to matters addressed in opinion paragraph 1. For purposes of such opinion paragraph, we have, with your permission, examined the applicable provisions of the Delaware Limited Liability Company Act, as those provisions appear in a current, standard compilation thereof, and our opinions expressed in opinion paragraph 1 below, to the extent such opinions involve conclusions as to matters of Delaware law, are based solely upon such review. We have made no investigation and we express no opinion herein concerning any laws of any other jurisdiction, any laws of the State of Delaware other than those specifically described above or any city, county, municipal or other local laws within any state or the effect thereof.

Based upon and subject to the foregoing, and subject to the other assumptions, qualifications and exceptions set forth in this letter, we are of the following opinion:

1. The Borrower has the necessary limited liability company power to execute, deliver and perform its obligations under the Accounts Agreement. The execution, delivery and performance by the Borrower of the Accounts Agreement have been duly authorized by all necessary limited liability company action of the Borrower.

2. The Accounts Agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

3. (a) Assuming (i) the Depositary is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the New York UCC with respect to the Collateral Accounts (as defined in the Accounts Agreement), and (ii) each Collateral Account is a “securities account” within the meaning of Section 8-501 of the New York UCC, then the provisions of the Accounts Agreement are sufficient to perfect the security interest of Ormat in the Collateral Accounts, and in all security entitlements (as defined in Section 8-102(a)(17) of the New York UCC) with respect to financial assets (as defined in Section 8-102(a)(9) of the New York UCC) credited to the Collateral Accounts from time to time, under the New York UCC.

(b) Assuming (i) the Depositary is a “bank” within the meaning of Section 9-102(a)(8) of the New York UCC, and (ii) each Collateral Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the New York UCC and is maintained in the name of the Borrower as the Depositary’s “customer” (within the meaning of Section 4-104 of the New York UCC) with respect to such Collateral Accounts, then the provisions of the Accounts Agreement are sufficient to perfect the security interest of Ormat in the Collateral Accounts under the New York UCC.

4. The execution and delivery by the Borrower of the Accounts Agreement, and the performance by the Borrower of its obligations thereunder in accordance with the terms

3

thereof, does not (a) violate any provisions of the Borrower Charter Documents, or (b) cause the Borrower to violate any Federal or New York state law, rule or regulation applicable to the Borrower or any order, judgment or decree of any Federal or New York state court or governmental authority which by its terms names and is applicable to the Borrower and which is known to us.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

A. In rendering our opinion set forth in opinion paragraph 1 above with respect to the entity power and authority of the Borrower, we are relying on the Borrower Charter Documents and authorizing resolutions certified by officers of the Borrower pursuant to certificates delivered to Ormat in connection with the Credit Agreement and the Delaware Limited Liability Company Act.

B. In rendering our opinion set forth in opinion paragraph 2 above with respect to the clue execution and delivery of the Accounts Agreement by the Borrower, we are relying upon our examination of originals or copies, certified or otherwise identified to our satisfaction, of such Accounts Agreement and upon the incumbency and signature certificates of officers and representatives of the Borrower delivered to Ormat in connection with the Credit Agreement.

C. The validity, binding effect and enforceability of the Accounts Agreement and the security interests afforded thereby are subject to and may be limited by the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally, (ii) principles of equity (whether considered in a proceeding in equity or at law), and (iii) public policy considerations and concepts of materiality, unconscionability, reasonableness, good faith and fair dealing.

D. We express no opinion with respect to: (i) any provisions of the Accounts Agreement providing for indemnification, release or contribution for claims, losses or liabilities in an unreasonable amount, for claims, losses or liabilities attributable to the indemnified person’s negligence or misconduct, or to the extent enforceability of such indemnification, release or contribution may be barred or limited by Federal or state securities laws or considerations of public policy; (ii) any provision contained in the Accounts Agreement allowing any party to exercise remedial rights without notice to the Borrower and opportunity for hearing or correction or any provision allowing any party to exercise self-help or summary remedies without judicial process; (iii) any waiver of any rights or procedural protections or any defense or claim which as a matter of law or public policy cannot be waived; (iv) any provision contained in the Accounts Agreement purporting to establish evidentiary standards or to authorize or validate discretionary or conclusive determinations by a party; (v) any provision of the Accounts Agreement which purports to entitle any Person to specific performance of any provision thereof, injunctive relief or other equitable relief or remedies; (vi) provisions of the

4

Accounts Agreement providing for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (vii) any provision of the Accounts Agreement providing that invalid or unenforceable provisions thereof may be severed from the Accounts Agreement without affecting the validity or enforceability of the remaining provisions thereof; (viii) any provision of the Accounts Agreement which requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person; (ix) any provision of the Accounts Agreement providing for the effectiveness of service of process by mail or otherwise than in the manner provided by applicable law; (x) any provision of the Accounts Agreement that requires waivers or amendments to be in writing; (xi) any provision of the Accounts Agreement that states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (xii) any provision of the Accounts Agreement that purports to limit the liability of any party thereto to third parties; (xiii) any waiver of objection to venue, claim of inconvenient forum or right to a jury trial in a judicial proceeding; (xiv) any grant of set-off rights, the right to appointment of a receiver or the appointment of any Person as an attorney-in-fact for another Person; or (xv) any waiver or limitation concerning mitigation of damages.

E. We express no opinion with respect to (i) any remedies or other provisions of the Accounts Agreement to the extent such provisions are inconsistent with the requirements of the New York UCC or, to the extent applicable thereto, the UCC as in effect in any other jurisdiction, or (ii) any provision contained in the Accounts Agreement purporting to prohibit, restrict or condition the assignment of any agreement to the extent such provision is rendered ineffective by Sections 9-406 through 9-409 of the UCC as in effect in a relevant jurisdiction.

F. No opinion is expressed herein with respect to the validity or enforceability of any provision of the Accounts Agreement insofar as it purports to effect a choice of governing law, submission to jurisdiction of any court or choice of forum for the adjudication of disputes, other than (i) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Accounts Agreement (subject, however, to the extent limited by the Constitution of the United States and by Section 1-105(2) of the New York UCC), and (ii) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Accounts Agreement.

G. Our opinions are based on those statutes and regulations of the State of New York and the Federal laws of the United States of America which in our experience are normally applicable to transactions of the type provided for in the Accounts Agreement and, to the extent that our opinions in paragraph 1 relates to matters of Delaware law, for purposes of such opinion

5

paragraph, the applicable provisions of the Delaware Limited Liability Company Act as those provisions appear in a current, standard compilation thereof. Without limiting any other qualification or limitation set forth in this letter, we express no opinion with respect to (i) tax laws, (ii) securities regulation or antifraud laws, (iii) antitrust, competition or trade regulation laws, (iv) bankruptcy, insolvency or fraudulent transfer laws, (v) pension or employee benefit laws, (vi) environmental or health and safety laws, (vii) energy or utility regulation, (viii) real property, land use or siting laws, (ix) construction or building codes, (x) patent, copyright, trademark, trade secrets or other intellectual property laws, (xi) laws relating to national security, public safety or anti-terrorism, or (xii) criminal law or enforcement.

H. Our opinions in paragraph 4 above relating to the Borrower Charter Documents, and the Accounts Agreement are based solely upon the plain meaning of the language of such agreements without regard to any interpretation or construction of such agreements that might be indicated by the laws (other than the laws of the State of New York) governing those agreements or any extrinsic evidence as to the meaning or intent of the terms thereof. We express no opinion in paragraph 4 with respect to any (i) financial covenants or provisions contained in any agreements requiring financial or mathematical calculations or accounting determinations to ascertain whether there is any breach of or default under such provisions, or (ii) provisions in any agreement that result in a breach or default of such agreement upon the occurrence of a “material adverse effect” (or words of similar import) or other contingency.

I. We express no opinion as to the effect on our opinions arising out of the status or activities of, or laws applicable to, any party to the Accounts Agreement (other than the Borrower) or the affiliates of any party to the Accounts Agreement, and, without limiting the foregoing, we are not expressing any opinion as to the effect of compliance or non-compliance by such parties with any state or Federal laws or regulations applicable to the transactions contemplated by the Accounts Agreement because of the nature of any of their or their affiliates’ businesses.

J. We express no opinion with respect to (i) the right, title or interest of the Borrower or any other Person in or to any property, tangible or intangible, (ii) except as set forth in opinion paragraph 3 above, the creation, attachment, enforceability or perfection of any security interest in any property, or (iii) the priority of any security interest.

K. The opinions set forth in opinion paragraph 3 above are subject to the following additional assumptions, qualifications and exceptions:

(i) We express no opinion in opinion paragraph 3 above with respect to any law other than Article 9 of the New York UCC and, to the extent applicable, Article 8 of the New York UCC. Without limiting the generality of the foregoing, we express no opinion as to the validity, perfection or enforceability of a security interest arising out of any transaction or in any Collateral not subject to Article 9 of the New York UCC,

6

including those described in Sections 9-109(c) and (d), of the New York UCC, and to the extent relevant to the attachment, perfection or priority of, or remedies with respect to, the security interest of Ormat in the Collateral, the UCC in any other relevant jurisdiction.

(ii) We have assumed that (a) value has been given within the meaning of Section 9-203(b)(l) of the New York UCC, and (b) the Opinion Parties have rights in their respective Collateral or the power to transfer rights in their respective Collateral to a secured party within the meaning of Section 9-203(b)(2) of the New York UCC.

(iii) We have assumed that each Collateral Account has been established and will at all times be maintained by the Depositary in the State of New York pursuant to and in accordance with the terms of the Accounts Agreement and the New York UCC. We express no opinion with respect to whether any Collateral Account constitutes or would be deemed to constitute a securities account or a deposit account. We express no opinion with respect to the nature or extent of the Depositary’s rights in, or title to, the securities or other financial assets underlying any security entitlement now or hereafter credited to a securities account. We have assumed that the Depositary is not a “clearing corporation” as defined in Section 8-102(a)(5) of the New York UCC

(iv) Under Section 9-315 of the UCC, the continuation of perfection of a security interest in proceeds is limited to the extent set forth in such section.

(v) Under Section 9-316 of the UCC, the continuation of perfection of a security interest following a change in the jurisdiction, the laws of which govern perfection, the effect of perfection and non-perfection and priority, is limited to the extent set forth in such section.

(vi) In the case of property that becomes Collateral after the date hereof, Section 552 of the Federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such a case.

(vii) We express no opinion with respect to matters as to which compliance with any statute, regulation or treaty of the United States, including the Federal Assignment of Claims Act and Federal patent, copyright and trademark laws, may be required in addition to or instead of compliance with the New York UCC for the creation, attachment or perfection of any security interest.

(viii) We express no opinion regarding any security interest, or the perfection thereof, purported to be granted in any rights (including rights of payment) or security entitlements in, to or under any account or other obligation on which the United States

7

government or any other Federal, state, local, foreign or other government or any agency thereof is an obligor (a “Governmental Obligation”). We call to your attention that the creation, attachment and perfection of a security interest in certain Governmental Obligations or security entitlements with respect thereto may require compliance with Federal or other applicable statutes and regulations in addition to or instead of compliance with the New York UCC, including without limitation Federal Department of Treasury regulations governing the transfer and pledge of marketable Treasury Securities as set forth at 31 C.F.R. Part 357.

This opinion letter deals only with the specific legal issues expressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter stated in this opinion letter. This opinion letter is rendered to you and speaks only as of the date hereof, and we do not undertake to advise you or any other Person with regard to any change after the date hereof in the circumstances or law that may bear on the matters set forth herein or which may bear on the conclusions and other matters expressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the above matter. This opinion letter may not be relied upon for any other purpose or relied upon by any other Person without our prior written consent.

Very truly yours,

07877/07960

8

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NY 10166-0005
TEL 212 • 309 • 1000
FAX 212 • 309 • 1100

November 22, 2011

Ormat Nevada, Inc.

6255 Neil Road

Reno, Nevada 89511-1136

Re:	Lightning Dock Geothermal No. 1 Project Financing

Ladies and Gentlemen:

We have acted as special Federal bankruptcy counsel to Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company (the “Borrower”) in connection with the Credit Agreement, dated as of November 21, 2011 (the “Credit Agreement”), between the Borrower and Ormat Nevada, Inc., a Delaware corporation (“Ormat”). We also acted as Federal bankruptcy counsel to the debtors in the Raser Technologies, Inc. jointly administered Chapter 11 bankruptcy cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 11-11315 (KJC) (the “Bankruptcy Cases”). At the request of the Borrower, this opinion is provided in accordance with Section 4.01(f)(iii) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

I.     FACTUAL BACKGROUND

For purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Credit Agreement;

(ii)	the Security Agreement, dated as of November 21, 2011 (the “Security Agreement”), between the Borrower and Ormat;

(iii)	the Pledge Agreement, dated as of November 21, 2011 (the “Pledge Agreement”), between Los Lobos Renewable Power, LLC, a Delaware limited liability company (the “Pledgor”), and Ormat;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

www.hunton.com

Ormat Nevada, Inc.

November 22, 2011

(iv)	the Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of November 21, 2011, by the Borrower in favor of Ormat;

(v)	the Engineering, Procurement and Construction Contract, dated as of November 21, 2011, between the Borrower and Ormat (the “EPC Contract”); and

(vi)	the documents filed on the docket in the Bankruptcy Cases as of the date hereof.

The documents specified in items (i) through (v) above are referred to herein as the “Opinion Documents”. The Borrower and the Pledgor are referred to herein as the “Opinion Parties”. As used in this letter, “Federal” refers to the federal government of the United States of America.

II.     ASSUMPTIONS

In such examination and in rendering the opinions expressed below, we have assumed, without any independent investigation or inquiry: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to authentic original documents of all documents submitted to us as copies; (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures; and (v) with respect to each Person expressed to be a party to the documents submitted to us, that (A) such Person is validly existing and in good standing under the laws of the jurisdiction in which it was formed or incorporated and is qualified to engage in business and in good standing in all other jurisdictions in which such qualification is necessary, (B) such Person has or had at all relevant times all necessary power and authority to execute, deliver and perform its obligations under such documents, (C) the execution and delivery of, and performance of its obligations under, such documents have been duly authorized by all necessary action on the part of such Person, and (D) such documents have been duly executed and delivered by or on behalf of such Person and constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms.

In addition, we have made such investigations of law as we have deemed relevant and necessary as a basis for the opinions expressed below. As to matters of fact relevant to the opinions expressed in this letter, we have relied, without any independent investigation or inquiry, upon certificates and similar documents of governmental authorities, upon certificates of

Ormat Nevada, Inc.

November 22, 2011

officers and representatives of the Borrower and Pledgor and upon the representations and warranties of the Borrower, Pledgor and other Persons contained in the Opinion Documents.

Statements in this opinion which are qualified by the expression “to our knowledge”, “of which we have knowledge”, “known to us” or other expressions of like import are limited solely to the current actual knowledge of the individual attorneys in this firm who have devoted substantive attention to the representation of the Borrower in connection with the negotiation, execution and delivery of the Opinion Documents. We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

We express no opinion in this letter regarding the laws of any jurisdiction other than the Federal bankruptcy laws of the United States of America (Title 11 of the United States Code) as in effect on the date hereof (the “Federal Bankruptcy Laws”). We have made no investigation and we express no opinion herein concerning any other laws of any jurisdiction, including, without limitation, of any state, city, county, municipal or other local laws within any state or the effect thereof.

III.     OPINIONS

Based upon and subject to the foregoing, and subject to the other assumptions, qualifications and exceptions set forth in this letter, we are of the following opinion:

1. Borrower and Pledgor each was a debtor in the Bankruptcy Cases.

2. On August 30, 2011, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Third Amended Plan of Reorganization of Raser Technologies and its Affiliated Debtors (the “Plan”).

3. The Confirmation Order is final and non-appealable.

4. The Plan became effective on September 9, 2011 (the “Effective Date”).

5. Pursuant to the Plan and the Confirmation Order, as of the Effective Date, all Assets (as defined in the Plan) of the Borrower and the Pledgor were vested in the Borrower and the Pledgor, respectively, in each case free and clear of all Liens except as otherwise specifically provided in Section 6.4 of the Plan or in Section 48 of the Confirmation Order.

Ormat Nevada, Inc.

November 22, 2011

6. The execution, delivery and performance by each Opinion Party of the Opinion Documents to which it is a party do not require any prior approval by the Bankruptcy Court.

7. The execution and delivery by each of the Opinion Parties of the Opinion Documents to which it is a party do not violate the Confirmation Order or any other order of the Bankruptcy Court entered in the Bankruptcy Cases and known to us.

IV.     QUALIFICATIONS

We do not purport to express any opinion herein other than the opinions expressly set forth in Section III above, nor do we purport to express an opinion herein on any laws other than the Federal Bankruptcy Laws. We express no opinion herein with respect to the right, title or interest of the Borrower, Pledgor or any other Person in or to any property, tangible or intangible.

This opinion letter deals only with the specific legal issues expressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter stated in this opinion letter. This opinion letter is rendered to you and speaks only as of the date hereof, and we do not undertake to advise you or any other Person with regard to any change after the date hereof in the circumstances or law that may bear on the matters set forth herein or which may bear on the conclusions and other matters expressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the above matter. This opinion letter may not be relied upon for any other purpose or relied upon by any other Person without our prior written consent.

Very truly yours,

07908/09010

SCHEDULE 4.01(h) – Title Matters

1. [To be Executed] Grant of Easement from Rosette, Inc., to Lightning Dock Geothermal HI-01, LLC providing for certain easements for construction, operating and maintenance of certain geothermal well drill pads.

2. [To be Executed] Grant of Floating Easements from Rosette, Inc. to Lightning Dock Geothermal HI-01, LLC providing for certain floating easements for construction, operation and maintenance of certain potential, new geothermal well pads, access roads, etc.

3. [To be Executed] Real Estate Purchase Agreement between Lightning Dock Geothermal HI-01, LLC and the seller thereunder covering “Parcel A” on which power plant will be constructed.

4. [To be Executed] Right of First Refusal between Lightning Dock Geothermal HI-01, LLC and Rosette, Inc. covering certain acreage pertaining to the greenhouse area.

5. [To be Executed] Right of Way Easement for the construction of an electric transmission line granted by Cash and Kanzas Massey to Lightning Dock Geothermal HI-01, LLC.

Schedule 4.01(h)	Page 1

SCHEDULE 4.02(i) – Project Documents Requiring Consent to

Assignments from the Applicable Counterparty

1. Power Purchase Agreement (when designated by the Company)

2. Interconnection Agreement

3. BLM Leases

4. Real Estate Documents relating to leasehold or other Property rights that, in Ormat’s reasonable opinion, are necessary or advisable for the operation of the Project

5. O&M Agreement

Schedule 4.02(i)	Page 1

SCHEDULE 5.22 – Wellfield

Schedule 5.22	Page 1